Filed pursuant to Rule 424(b)(1)

Registration No. 333-143650

HUMAN BIOSYSTEMS

20,000,000 SHARES

COMMON STOCK

__________________________________________________

This prospectus relates to the resale of up to 20,000,000 shares of the common stock of Human BioSystems, a California corporation (“HBS” or the “Company”) by Dutchess Private Equities Fund Ltd., a Cayman Island exempted company ("Dutchess"), a selling shareholder pursuant to a "put right" under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Dutchess.  That Investment Agreement permits us to "put" up to $5.0 million in shares of our common stock to Dutchess.   We will not receive any proceeds from the sale of these shares of common stock offered by Dutchess.  However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right.  We will bear all costs associated with this registration.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board under the symbol "HBSC.OB." On June 26, 2007, the closing sale price of our common stock was $0.054 per share.

Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with the resale of our common stock under the Equity Line of Credit.  Dutchess will pay us 95% of the lowest closing "best bid" price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

___________________________________

THE DATE OF THIS PROSPECTUS IS JULY 11, 2007

 ______________________________________________________________________________________

TABLE OF CONTENTS

Page

        Prospectus Summary

3

        Risk Factors

6

        Use of Proceeds

17

        Market for Common Equity and Related Shareholder Matters

18

        Capitalization

19

        Selected Financial Data

20

        Management’s Discussion and Analysis or Plan of Operation

21

        Business

33

        Management

47

        Executive Compensation

49

        Certain Relationships and Related Party Transactions

53

        Principal Shareholders

54

        Selling Shareholder

55

        Description of Capital Stock

56

        Shares Eligible for Future Sale

57

        Plan of Distribution

57

        Legal Matters

59

        Experts

59

        Where You Can Find Additional Information

59

        Index to Financial Statements

61

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling shareholders are offering to sell and seeking offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.  In this prospectus, "Human BioSystems," the "Company," "HBS," "we," "us" and "our" refer to Human BioSystems, a California corporation.

All trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information described more fully elsewhere in this prospectus.  You should read the entire prospectus carefully.

HUMAN BIOSYSTEMS

Our Business:  We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and issue preservation systems and methods for preserving blood platelets.  In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  HBS Bio intends to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.

Our principal executive offices are located at 1127 Harker Avenue, Palo Alto, California 94301, and our telephone number is (650) 323-0943.  The address of our website is www.humanbiosystems.com.  Information on our website is not part of this prospectus.

THE OFFERING

This prospectus relates to the resale of up to 20,000,000 shares of our common stock by Dutchess.  Dutchess will obtain our common stock pursuant to an Investment Agreement entered into with us.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 20,000,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more or less than 20,000,000, depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 20,000,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the SEC and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement with Dutchess provides that following notice to Dutchess, we may put to Dutchess up to $5,000,000 in shares of our common stock for a purchase price equal to 95% of the lowest closing "best bid" price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000. Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions.

Dutchess will only purchase shares when we meet the following conditions:

- a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

- our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

- we have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

- no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

- we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

- Dutchess has purchased an aggregate of $5,000,000 of our common stock;

- a period of thirty-six months has passed since the SEC has declared effective the registration statement of which this prospectus forms a part;

- we file or otherwise enter an order for relief in bankruptcy; or

- our common stock ceases to be registered under the Securities Exchange Act of 1934 (the "Exchange Act").

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Dutchess.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

Common stock offered:

Up to 20,000,000 shares of common stock, no par value, to

be offered for resale by Dutchess.

Common stock to be outstanding after this Offering:

111,712,500 shares, excluding an aggregate of 2,076,000

shares reserved for issuance upon the exercise of

outstanding stock options and warrants.

Use of proceeds:

We will not receive any proceeds from the sale of the

shares of common stock offered by Dutchess.  However,

we will receive proceeds from the Equity Line of Credit.

 See “Use of Proceeds”.

Risk factors:

An investment in our common stock involves a high

degree of risk.  See “Risk Factors” beginning on page 5

of this prospectus.

NASD OTC Bulletin Board symbol:

          “HBSC.OB”

SUMMARY FINANCIAL DATA

Three Months Ended March 31,

     Years Ended December 31,

   2007

2006

2006

 2005

----------

------

---------

 -----------

Statements of Operations Data:

Revenue

$          --

          $             --          $           --                          $        --

Operating expenses:

 General and administrative:

   Stock based compensation

       11,600

                 21,900

   127,500

   546,400

   Public relations

     125,600

               327,100

1,059,900

4,080,200

   Other general and administrative

    expenses

     277,600

               291,100

1,103,300

1,066,700

--------------

             -----------

 -------------

 -----------

  Total general and administrative

     414,800

               640,100

2,290,700

5,693,300

 Research and development

       70,600

                 42,000

   165,700

   182,900

 Ethanol development

     440,100

    --

   210,000

            --

 Sales and marketing

               --

                        --

            --

     25,400

-------------

             -----------

------------

-----------

  Total operating expenses

    925,500

               682,100

2,666,400

5,901,600

-------------

             -----------

-------------

 -----------

Loss from operations

  (925,500)

             (682,100)           (2,666,400)

                  (5,901,600)

Other income (expense):

   Loss on investment in

    marketable securities

      (7,600)

    --

             --

             --

   Forgiveness of debt

          100

                  6,600

       8,000

    97,500

   Interest income

       4,300

    --

         900

            --

   Interest expense

  (111,200)

                 (2,100)

     (94,400)

       (800)

------------

              ----------

-------------

------------

Loss before provision for income taxes

(1,039,900)

             (677,600)

(2,751,900)

                 (5,804,900)

Provision for income taxes

             --

   --

            800

      1,600

------------

              ----------

-------------

------------

Net loss

(1,039,900)

             (677,600)

(2,752,700)

                 (5,806,500)

Other comprehensive loss, net of tax:

   Unrealized loss on investment

    in marketable securities

              --                 (3,200)

     30,400

   (20,600)

------------

              ----------

--------------

------------

Total comprehensive loss

                  $(1,039,900)

           $(680,800)        $(2,722,300)                    $(5,827,100)

========

           =======          ==========                ==========

Basic and diluted loss per share

     $ (0.01)

                 $(0.01)

 $   (0.04)

$   (0.07)

========

           =======          ==========               ==========

Basic and diluted weighted-average

 common shares outstanding

87,710,034

         67,364,626             73,364,483

                  79,883,573

========

         ========          =========

             ==========

           March 31,                  December 31,

               2007

           2006

-------------------------

 ------------------------

Balance Sheet Data:

Cash

                $  494,600

      $    613,600

Working capital (deficit)

                $ (622,600)

      $  (538,600)

Total stockholders' deficit

              $(1,031,500)

      $  (462,600)

RISK FACTORS

Investing in our shares is very risky.  You should be able to bear a complete loss of your investment.  In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-KSB, and the other documents incorporated by reference into this prospectus:

RISK FACTORS RELATED TO OUR COMPANY

WE HAVE A HISTORY OF LOSSES, AND OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS HAVE RAISED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Since our inception in 1998, we have incurred substantial losses from operations, resulting primarily from costs related to research and development and building our infrastructure.  Because of our status as a development stage company and the need to conduct additional research and development prior to introducing products and services to the market, we expect to incur net losses for the foreseeable future.  If our growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater.  We may never achieve profitability.  Primarily as a result of these recurring losses, our independent certified public accountants have modified their report on our December 31, 2006 financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

We are in the tenth year of research and development, with an accumulated loss during the development stage (through March 31, 2007) of $24,257,700.  We currently do not know when our organ and biomaterials preservation research and development will be completed, or if a product will ever result from this research and development activity.  We anticipate that the funds spent on these research and development activities will need to increase significantly prior to completion of research and development and commercialization of a product.  In addition, we anticipate that we will need substantial additional funding to acquire real property and develop ethanol and biodiesel production facilities.  We may not be able to secure funding in the future necessary to complete our intended preservation research and development activities or our ethanol and biodiesel production activities.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our securities, as may be required, and ultimately to attain profitability.

WE REQUIRE IMMEDIATE ADDITIONAL CAPITAL.

Our operating plan for 2007 is focused on development of our products. It is our estimate that approximately $4 million in cash is required to support this plan for the next twelve months.  During the three-month period ended March 31, 2007, we received an aggregate of $241,100 from the issuance of common stock, compared to an aggregate of $272,300 received from the issuance of common stock and $75,000 in proceeds from borrowing on notes payable in the three-month period ended March 31, 2006.  We also received a $1,000,000 loan from Dutchess in November 2006.  We are actively seeking additional funding.  There can be no assurance that the required additional financing will be available on terms favorable to us or at all.  Although we have entered into certain agreements with Dutchess and other prospective funding resources, there can be no assurance that we will be successful in raising any capital pursuant to the Dutchess agreement or these other agreements.

Obtaining capital will be challenging in a difficult environment, due to the slow recovery from the downturn in the United States economy and current world instability. We currently have no commitments for funding and there can be no assurance that we will be able to obtain additional funding in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If our human infusion studies are successful, we believe that we will be able to obtain additional funding through a license agreement with one or more of the potential strategic partners with whom we have had discussions to date, thereby satisfying our financial needs for at least 2007; however, we currently do not have the capital to complete our infusion studies and there can be no assurance that we will achieve successful results in our human infusion studies or that we can enter into a license agreement or agreements providing adequate financing for 2007 and beyond.

If adequate funds are not available or are not available on acceptable terms when required, we may be required to significantly curtail our operations or may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution, and such securities may have rights, preferences and privileges senior to those of our common stock.

WE AND OUR CHIEF EXECUTIVE OFFICER ARE THE SUBJECT OF SEC AND JUSTICE DEPARTMENT PROCEEDINGS FOR SECURITIES FRAUD.

On August 7, 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission announced that they were bringing securities fraud charges against Harry Masuda, our Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in September 1999 and February 2000 private placements. The allegations generally charge Mr. Masuda with the failure to adequately disclose to investors in this private placement a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company. The SEC also brought securities fraud charges against us for the same transactions, and these charges are still pending.

In June 2000, we undertook a rescission offer to those shareholders who had purchased an aggregate of 427,300 shares of common stock and warrants in the private placements for aggregate proceeds of $640,950. Holders of 222,900 shares of common stock accepted the rescission offer. The other shareholders elected not to rescind their stock purchases.  We paid an aggregate of approximately $300,000 in cash to rescinding shareholders, but could not afford to pay the balance of the rescission offer in cash. Instead, we issued promissory notes, with interest at the rate of 10% per annum, payable upon the earlier of (i) one year from the date of the note or (ii) our receipt of funding sufficient to permit repayment of the principal and interest on the notes.  In 2000 and 2001, holders of $67,500 in principal and interest in the above-referenced promissory notes elected to convert their notes to an aggregate of 206,700 shares of our common stock. The other rescinding holders were paid in full in cash prior to December 31, 2002. As all of the shareholders electing to rescind have now been paid in full (whether in cash or in shares of common stock), we believe that the issues raised by the alleged failure to disclose have been fully resolved. Although we believe that the charges are unwarranted there can be no assurance that Mr. Masuda will be able to continue to serve as our Chief Executive Officer in the event that the Securities and Exchange Commission receives the remedies that it seeks. In January 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda following an 18-month deferred prosecution term, which ended in July 2006.  The civil case against us has been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term.

WE ARE A DEVELOPMENT STAGE COMPANY, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

We are a development stage company, and have yet to produce or sell any products or services.  We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from our products and services.  You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

We have a very limited operating history, and have no revenue to date. We cannot forecast with any degree of certainty whether any of our products or services will ever generate revenue or the amount of revenue to be generated by any of our products or services. In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

-  our ability to attract new and repeat customers;

-  our ability to keep current with the evolving requirements of our target market;

-  our ability to protect our proprietary technology;

-  the ability of our  competitors to offer new or enhanced products or  services; and

-  unanticipated delays or cost  increases with respect to research and development.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance.  If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

ACTS OF TERRORISM, RESPONSES TO ACTS OF TERRORISM AND ACTS OF WAR MAY IMPACT OUR BUSINESS AND OUR ABILITY TO RAISE CAPITAL.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as Russia where we currently maintain a branch office.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

WE MAY FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business. Our inability to enter into new distribution relationships or strategic alliances could have a material and adverse effect on our business.

RISK FACTORS RELATED TO OUR PLATELET AND ORGAN PRESERVATION BUSINESS

ESTABLISHING OUR REVENUES AND ACHIEVING PROFITABILITY WILL DEPEND ON OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

Much of our ability to establish revenues and to achieve profitability and positive cash flows from operations will depend on the successful introduction of our products in development.  Products based on our technologies will represent new methods of treatment and preservation. Our prospective customers, including blood banks, hospitals and clinics, will not use our products unless they determine that the benefits provided by these products are greater than those available from competing products.  Even if the advantage from our planned products is clinically established, prospective customers may not elect to use such products for a variety of reasons.

We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. The completion of the development and commercialization of any of our products under development remains subject to all of the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or other problems, manufacturing difficulties and the possible insufficiency of the funds allocated for the completion of such development.

WE MAY FAIL TO OBTAIN GOVERNMENT APPROVAL OF OUR PROCESSES.

The FDA regulates the commercial distribution and marketability of medical solutions and equipment.  In the event that we determine that these regulations apply to our proposed tissue preservation products, we will need to obtain FDA approval for such distribution.  The process of obtaining FDA approval may be expensive, lengthy and unpredictable.  We have not developed our products to the level where these approval processes can be started.  We do not know if such approval could be obtained in a timely fashion, if at all.  In the event that we do not receive any required FDA approval for certain products, we would not be able to sell such products in the United States.

The regulation of our processes and products outside the United States will vary by country. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources.  Those companies include DuPont and Baxter, among others.  Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus for viral inactivation of platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. These companies are active in research and development of biological material preservation.  We have limited funds with which to develop products and services.  These companies are active in research and development of biological material preservation, and we do not know the current status of their development efforts.  We have limited funds with which to develop products and services, and most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

RISK FACTORS RELATED TO OUR PLANNED ETHANOL PRODUCTION BUSINESS

WE HAVE NO PRIOR EXPERIENCE IN THE DEVELOPMENT OR OPERATION OF ETHANOL PRODUCTION FACILITIES.

Effective September 1, 2006, we entered into the alternative energy market through our agreement with EXL.  Prior to that time, we had not been involved in any aspect of the alternative energy or ethanol production industries.  Although we have retained the services of EXL pursuant to the Consulting Services Agreement, EXL has only participated in the development of one ethanol production facility (which development has not yet been completed).  There can be no assurance that we will be successful in developing any ethanol production facilities or operate them profitably.  We have not generated revenues since our inception and we may never achieve profitability.

THE COST OF DEVELOPING OUR ETHANOL PRODUCTION FACILITIES COULD INCREASE SIGNIFICANTLY, REQUIRING ADDITIONAL CAPITAL.  WE MAY NOT BE ABLE TO RAISE ALL OF THE CAPITAL REQUIRED TO FUND THE DEVELOPMENT OF ETHANOL PRODUCTION FACILITIES.

We have estimated the initial cost of developing two ethanol production facilities at approximately $2,000,000 each, based on a budget provided by EXL. Development costs include the securing of appropriate sites through an option or conditional sales contract on each property, permits necessary to construct an ethanol facility, engineering drawing and the necessary conditions required by long term debt and equity funding sources to proceed with construction.  The development budget does not include construction of ethanol production facilities.  We currently estimate that a typical ethanol production plant will cost between $200 million and $250 million to complete construction.  There can be no assurance that the final cost of the facilities will not be higher.   Certain events and conditions, such as delays, change orders and site conditions that may differ from what we expect could lead to significant increases in our project costs.  Delays and changes are not uncommon in construction projects.  We may modify or change the location of the ethanol facilities if we run into problems or delays at our planned sites.  Increases in the estimated costs of our ethanol production facilities would require us to obtain additional financing, which may be difficult to obtain on favorable terms, if at all.  See “We Require Immediate Additional Capital” above.

DELAYS IN CONSTRUCTING OUR ETHANOL PRODUCTION FACILITIES MAY HINDER OUR ABILITY TO TIMELY COMMENCE OPERATIONS.

Delays in completing the construction of our ethanol production facilities could occur because of, among other things, acts of God, defects in material or workmanship, labor or material shortages, permitting or zoning delays, failure to locate or reach acceptable agreements for the real property upon which our facilities will be built, changes in the location of our proposed facilities for a variety of reasons, or the need to obtain additional capital.  We have developed what we believe to be a reasonable timetable for completing the facilities.  Our schedule depends on the accuracy of the assumptions underlying our plan of operations, and these assumptions are based upon agreements and plans that we have not yet begun to negotiate or are not yet final or executed.  These include, among others, our construction schedule, obtaining appropriate sites on acceptable terms, our ability to obtain necessary permits, and our ability to secure third party purchasers or marketers for our products before the ethanol plant is completed.   There can be no assurance that we can reach acceptable terms for any of these agreements, or that the plans will materialize according to our assumptions.  Any of these could delay completion of the ethanol production facilities.  Delays will hinder our ability to timely commence operations and generate revenue.

WE WILL DEPEND ON CONTRACTORS AND OTHERS TO CONSTRUCT OUR ETHANOL PRODUCTION FACILITIES, AND ANY DEFECTS IN MATERIAL, WORKMANSHIP OR DESIGN WILL HINDER OUR ABILITY TO OPERATE THE FACILITIES.

We will depend on the services of third party contractors and others to design and build our ethanol production facilities.  We have not entered into any agreements with such contractors or third parties, and there can be no assurance that we will reach agreements with any of them.  We anticipate that these contractors and third parties will be involved with other ethanol projects.  Such involvement may take time and attention away from our project, which could delay the completion and start-up operation of our ethanol production facilities.  Defects in material, workmanship or design are not uncommon in construction projects such as ours.  We will rely on our contractors and third party service providers to address any such deficiencies.  Any such failures could cause a delay or halt in operations, which could damage our ability to generate revenues from ethanol production.

IF THE EXPECTED INCREASE IN ETHANOL DEMAND DOES NOT OCCUR, OR IF THE DEMAND FOR ETHANOL DECREASES, THERE MAY BE EXCESS CAPACITY IN OUR INDUSTRY.

Domestic ethanol production capacity has increased steadily from 1.7 billion gallons per year in January of 1999 to 4.8 billion gallons per year at June 2006 according to the Renewable Fuels Association, or RFA. In addition, there is a significant amount of capacity being added to our industry. We believe that approximately 2.0 billion gallons per year of production capacity is currently under construction. This capacity is being added to address anticipated increases in demand. Moreover, under the United States Department of Agriculture’s CCC Bioenergy Program, which expired September 30, 2006 but is currently subject to a proposal for extension, the federal government would make payments of up to $300 million annually to ethanol producers that increase their production. While there can be no assurance that the CCC Bioenergy Program will be extended, such extension could create an additional incentive to develop excess capacity. However, demand for ethanol may not increase as quickly as expected, or at all. If the ethanol industry has excess capacity, a fall in prices will likely occur which will have an adverse impact on our results of operations, cash flows and financial condition. Excess capacity may result from the increases in capacity coupled with insufficient demand. Demand could be impaired due to a number of factors, including regulatory developments and reduced United States gasoline consumption. Reduced gasoline consumption could occur as a result of increased gasoline or oil prices. For example, price increases could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage capabilities.

CORN PRICES WILL FLUCTUATE AND COULD INCREASE SIGNIFICANTLY IN THE FUTURE, WHICH WILL INCREASE OUR OPERATING RESULTS IF WE CANNOT PASS ON ANY OF THE INCREASED COSTS TO OUR CUSTOMERS.

We will require significant amounts of corn to produce ethanol.  The price of corn, as with most other crops, is affected by weather, disease, changes in government incentives, demand and other factors.  A significant reduction in the supply of corn, or an increase in the demand for corn, could result in higher corn prices.  There is little correlation between the price of corn and the price of ethanol, and therefore increases in corn prices would most likely reduce our profit margin.  Substantial increases in the price of corn in 1996 caused some ethanol plants to temporarily cease production or operate at a loss.  The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future.  If corn prices increase, our production costs will increase and our profit margins will decrease because we may not be able to pass any of the increased costs on to our customers.

THE ETHANOL AND ALTERNATIVE FUEL INDUSTRIES ARE EXTREMELY COMPETITIVE, AND WE MAY NOT HAVE SUFFICIENT RESOURCES TO COMPETE.

Competition in the ethanol industry is intense.  We will face competition from other companies seeking to develop large-scale ethanol facilities.  Many of these developers have significantly more experience and financial and other resources than us.  In addition, our ethanol production facilities will compete with those of other ethanol producers, many of whom are more experienced and have access to greater financial resources.  Some of these producers will be capable of producing a significantly greater amount of ethanol and will compete with us for corn and product markets.  Nationally, the ethanol industry may become more competitive given the substantial amount of construction and expansion that is occurring in the industry.  We may also compete with ethanol that is produced or processed in certain countries in Central America and the Caribbean, Brazil and other countries.  Although tariffs presently impede large imports of Brazilian ethanol into the United States, low production costs, other factors or tariff reductions could make ethanol imports from various countries a major competitive factor in the United States.

In addition, we will compete against producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether or MTBE.  Many major oil companies produce MTBE and strongly support its use because it is petroleum-based.  These major oil companies have substantial resources to market MTBE, to develop alternative products and to influence legislation and the public’s perception about the relative benefits of MTBE and ethanol.  These companies also have resources to build plants and begin producing ethanol should they choose to do so.  We may not have sufficient resources to compete against the ethanol and other fuel additive producers in the industry.

TECHNOLOGICAL ADVANCES COULD SIGNIFICATLY DECREASE THE COST OF PRODUCING ETHANOL OR RESULT IN THE PRODUCTION OF HIGHER QUALITY ETHANOL, AND IF WE ARE UNABLE TO ADOPT OR INCORPORATE TECHNOLOGICAL ADVANCES INTO OUR OPERATIONS, OUR PROPOSED ETHANOL PLANT COULD BECOME NONCOMPETITIVE OR OBSOLETE.

We anticipate that technological advances in the processes and procedures for producing ethanol will continue to occur.  It is possible that those advances could decrease the cost of producing ethanol or result in the production of higher quality ethanol.  If we are unable to adopt or incorporate these technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our ethanol plant to become uncompetitive.  In addition, alternative fuels, additives and oxygenates are continually under development.  Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol.  It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol.  Any of these factors could have a material adverse effect on our business or financial condition.

WE MAY EXPERIENCE PROBLEMS IN SELLING OUR ETHANOL.

We do not intend to hire a sales staff to market our ethanol.  We expect to enter into agreements with third party distributors to market and sell our ethanol; however, we have not yet reached any such agreements or understandings.  If we are unable to secure the services of third party distributors, we will not have any readily available means to sell our ethanol.

COMPETITION FOR QUALIFIED PERSONNEL IN THE ETHANOL INDUSTRY IS INTENSE, AND WE MAY NOT BE ABLE TO HIRE OR RETAIN QUALIFIED MANAGERS OR EMPLOYEES.

When our ethanol production facilities near completion, we will need a significant number of employees to operate the facilities.  Our success will depend in part upon our ability to attract and retain qualified personnel to a rural community.  Competition for employees in the ethanol industry is intense.  We cannot assure you that we will be able to attract and retain qualified personnel.

THE ETHANOL INDUSTRY IS HIGHLY DEPENDENT UPON A MYRIAD OF FEDERAL AND STATE LEGISLATION AND REGULATION AND ANY CHANGES IN SUCH LEGISLATION OR REGULATION COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The elimination or significant reduction in the Federal Excise Tax Credit could have a material adverse effect on our results of operations.

The production of ethanol is made significantly more competitive by federal tax incentives. The Federal Excise Tax Credit, or FETC, program, which is scheduled to expire on December 31, 2010, allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell regardless of the blend rate. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.51 tax credit for each gallon of ethanol used in the mixture. The FETC may not be renewed prior to its expiration in 2010, or if renewed, it may be renewed on terms significantly less favorable than current tax incentives. The elimination or significant reduction in the FETC could have a material adverse effect on our results of operations.

Waivers of the Renewable Fuels Standard minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations.

Under the Energy Policy Act of 2005, the Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the Renewable Fuels Standard, or RFS, mandate with respect to one or more states if the Administrator determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the United States, or that there is inadequate supply to meet the requirement. In addition, the Department of Energy was directed under the Energy Policy Act of 2005 to conduct a study by January 2006 to determine if the RFS will have a severe adverse impact on consumers in 2006 on a national, regional or state basis. Based on the results of the study, the Secretary of Energy must make a recommendation to the EPA as to whether the RFS should be waived for 2006. Any waiver of the RFS with respect to one or more states or with respect to 2006 would adversely offset demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

While the Energy Policy Act of 2005 imposes the RFS, it does not mandate the use of ethanol and eliminates the oxygenate requirement for reformulated gasoline in the Reformulated Gasoline Program included in the Clean Air Act.

The Reformulated Gasoline, or RFG, program’s oxygenate requirements contained in the Clean Air Act, which, according to the RFA, accounted for approximately 2.0 billion gallons of ethanol use in 2004, was completely eliminated on May 5, 2006 by the Energy Policy Act of 2005. While the RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the RFS, the RFS is not limited to ethanol and also includes biodiesel and any other liquid fuel produced from biomass or biogas. The elimination of the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act may result in a decline in ethanol consumption in favor of other alternative fuels, which in turn could have a material adverse effect on our results of operations and financial condition.

WE MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL, HEALTH AND SAFETY LAWS, REGULATIONS AND LIABILITIES.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, we expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We may be liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under certain environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial position.

The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE ETHANOL PRODUCTION AND MARKETING INDUSTRY.

The ethanol production and marketing industry is extremely competitive. Many of our significant competitors in the ethanol production and marketing industry, such as Archer Daniels Midland Company, or ADM, Cargill, Inc., VeraSun Energy Corporation, Aventine Renewable Energy, Inc., and Abengoa Bioenergy Corp., have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, we are not currently producing any ethanol that we sell and therefore are unable to capture the higher gross profit margins generally associated with production activities. As a result, our competitors, who are presently producing ethanol, may have greater relative advantages resulting from greater capital resources due to higher gross profit margins. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we could. Our lack of resources relative to many of our significant competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

RISK FACTORS RELATED TO OUR STOCK PRICE AND THE EQUITY LINE OF CREDIT

WE ARE REGISTERING 20,000,000 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE EQUITY LINE OF CREDIT.  THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering 20,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit.  The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of March 31, 2007, there were 91,712,500 shares of our common stock issued and outstanding.

ASSUMING WE UTILIZE THE MAXIMUM AMOUNT AVAILABLE UNDER THE EQUITY LINE OF CREDIT, EXISTING SHAREHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION UPON THE ISSUANCE OF COMMON STOCK.

Our Equity Line of Credit with Dutchess contemplates the potential future issuance and sale of up to $5,000,000 of our common stock to Dutchess subject to certain restrictions and obligations.  The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit.  These examples assume issuances at a market price of $0.08 per share and at 10%, 25% and 50% below $0.08 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below current market price	Price per share (1)	Number of shares issuable (2)	Shares outstanding (3)	Percent of outstanding shares (4)
0%	$0.0760	65,789,474	157,501,974	41.8%
10%	$0.0684	73,099,415	164,811,915	44.4%
25%	$0.0570	87,719,298	179,431,798	48.9%
50%	$0.0380	131,578,947	223,291,447	58.9%

(1)

Represents purchase prices equal to 95% of $0.08, the closing price of our common stock on May 25, 2007, and potential reductions thereof of 10%, 25% and 50%.

(2)

Represents the number of shares issuable if the entire $5,000,000 commitment under the Equity Line of Credit were drawn down at the indicated purchase prices.

(3)

Based on 91,712,500 shares of common stock issued and outstanding at March 31, 2007.

(4)

Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 5% discount to the lowest closing "best bid" price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.  Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Dutchess sells the shares, the price of our common stock could decrease.  If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

THERE MAY NOT BE SUFFICIENT TRADING VOLUME IN OUR COMMON STOCK TO PERMIT US TO GENERATE ADEQUATE FUNDS FROM THE EXERCISE OF OUR PUT.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  The average daily trading volume in our common stock for the three-month period ended May 30, 2007 was approximately 215,000 shares, but there have also been many days when fewer shares were traded.  Based on the formula in the Investment Agreement, it is possible that we would only be permitted to exercise a put for $10,000, which would not provide adequate funding for our planned operations.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT SHAREHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

To date, we have had a very limited trading volume in our common stock.  As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE; OUR COMMON STOCK IS PENNY STOCK.

The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile.  The trading prices of many technology companies' stocks have recently been highly volatile and have recorded lows well below historical highs.

Factors that could cause such volatility in our common stock may include, among other things:

 -  actual or anticipated fluctuations in our quarterly operating results;

 -  announcements of  technological  innovations;

 -  changes in financial estimates by securities analysts;

 -  conditions or trends in our industry;  and

 -  changes in the market valuations of other comparable companies.

In addition, our stock is currently traded on the NASD OTC Bulletin Board and it is uncertain that we will be able to successfully apply for listing on the AMEX or the NASDAQ Capital Market in the foreseeable future due to the trading price of our common stock, our working capital and revenue history.  Failure to list our shares on the AMEX or the NASDAQ Capital Market will impair the liquidity of our common stock.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any security that 1) is priced under five dollars, 2) is not traded on a national stock exchange or on NASDAQ, 3) may be listed in the "pink sheets" or the NASD OTC Bulletin Board, and 4) is issued by a company that has less than $5 million in net tangible assets and has been in business less than three years, or by a company that has under $2 million in net tangible assets and has been in business for at least three years, or by a company that has revenues of less than $6 million for three years.

Penny stocks can be very risky, as they are low-priced shares of small companies not traded on an exchange or quoted on NASDAQ.  Prices often are not available. Investors in penny stocks are often unable to sell stock back to the dealer that sold them the stock.  Thus, an investor may lose his/her investment.  Our common stock is a penny stock and thus is subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the common stock is listed on NASDAQ. Consequently, the penny stock rules may restrict the ability of broker/dealers to sell our securities, and may adversely affect the ability of holders of our common stock to resell their shares in the secondary market.

SOME OF THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words.  You should read statements that contain these words carefully because they:

 -     discuss our expectations about our future performance;

 -     contain projections of our future operating results or of our future financial condition; or

 -     state other "forward-looking" information.

We believe it is important to communicate our expectations to our shareholders.  There may be events in the future, however, that we are not able to predict accurately or over which we have no control.  The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Dutchess.   However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement.

The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used for working capital and general corporate expenses.

We propose to expend these proceeds as follows:

Proceeds                Proceeds

if 100%, or             if 50%, or

20,000,000             10,000,000

shares sold             shares sold

-------------               ------------

Gross proceeds

$1,520,000              $  760,000

Estimated accounting, legal and

  other expenses of offering

       25,000                    25,000

 -------------              -------------

Net proceeds

$1,495,000              $  735,000

========              ========

Capital equipment

$   149,500              $    73,500

Working capital and general

  1,345,500                  661,500

  corporate expenses

 -----------                -----------

Total use of funds

$1,495,000              $  735,000

                                     ========    ========

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock has been traded on the OTCBB since May 18, 1999.  Prior to that date, our common stock was not actively traded in the public market.  Our common stock is listed on the OTCBB under the symbol "HBSC.OB".   Since October 2001, our common stock has also been traded on the Frankfurt Stock Exchange under the symbol "HYT".  The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers.  The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Period

Low Bid        High Bid

-------

-------            --------

2007

Second Quarter (through May

  25, 2007)

$ 0.07

   $ 0.13

First Quarter

$ 0.07

   $ 0.19

2006

Fourth Quarter

$ 0.09

   $ 0.16

Third Quarter

$ 0.12

   $ 0.24

Second Quarter

$ 0.13

   $ 0.44

First Quarter

$ 0.25

   $ 0.61

2005

Fourth Quarter                                  $ 0.33             $ 0.83

Third Quarter

$ 0.51            $ 1.03

Second Quarter                                 $ 0.27            $ 0.59

First Quarter

$ 0.05            $ 0.28

On May 25, 2007, the high and low bid prices of our common stock on the OTCBB were $0.08 and $0.08 per share, respectively, and there were approximately 245 holders of record of our common stock.

To date, we have never declared or paid any cash dividends on our capital stock.  We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth, as of March 31, 2007, our capitalization on an actual basis as adjusted to reflect the issuance of common stock offered by this prospectus.  This information should be read in conjunction with our Financial Statements and the related Notes appearing elsewhere in this prospectus.

     March 31, 2007

 -------------------------

Actual

As Adjusted (1)

-------------      ----------------

Stockholders' (deficit) equity:

  Preferred stock; no par or stated value;

    5,000,000 shares authorized, no shares

    issued or outstanding

                  $

             --    $               --

  Common stock, no par or stated value;

    145,000,000 shares authorized; 92,379,200

    shares issued and 91,712,500 shares outstanding;

    112,379,200 shares issued and 111,712,500 shares

    outstanding as adjusted

 23,258,700     24,753,700

  Loan fees paid in common stock

      (32,500)         (32,500)

  Accumulated deficit during development

    stage

(24,257,700)  (24,257,700)

    ------------      ------------

     Total stockholders' (deficit) equity

  (1,031,500)        463,500

   -------------      ------------

     Total capitalization

                  $ (1,031,500)   $    463,000

__________________________

==========  ========

(1) Reflects the sale of the 20,000,000 shares of common stock included in this prospectus, at a price of $0.076 per share.

SELECTED FINANCIAL DATA

The following selected financial data as of December 31, 2006 and for the years ended December 31, 2006 and 2005, are derived from our financial statements, which have been audited by L.L. Bradford & Company, LLC, independent registered public accounting firm, and are included elsewhere in this prospectus.  The following selected financial data as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006, are derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for these periods. Operating results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007. The data set forth below should be read in conjunction with our Financial Statements and Notes thereto included elsewhere in this prospectus and with “Management’s Discussion and Analysis or Plan of Operation.”

Three Months Ended March 31,

     Years Ended December 31,

   2007

2006

2006

 2005

----------

------

---------

 -----------

Statements of Operations Data:

Revenue

$          --

          $             --          $           --                          $        --

Operating expenses:

 General and administrative:

   Stock based compensation

       11,600

                 21,900

   127,500

   546,400

   Public relations

     125,600

               327,100

1,059,900

4,080,200

   Other general and administrative

    expenses

     277,600

               291,100

1,103,300

1,066,700

--------------

             -----------

 -------------

 -----------

  Total general and administrative

     414,800

               640,100

2,290,700

5,693,300

 Research and development

       70,600

                 42,000

   165,700

   182,900

 Ethanol development

     440,100

    --

   210,000

            --

 Sales and marketing

               --

                        --

            --

     25,400

-------------

             -----------

------------

-----------

  Total operating expenses

    925,500

               682,100

2,666,400

5,901,600

-------------

             -----------

-------------

 -----------

Loss from operations

  (925,500)

             (682,100)           (2,666,400)

                  (5,901,600)

Other income (expense):

   Loss on investment in

    marketable securities

      (7,600)

    --

             --

             --

   Forgiveness of debt

          100

                  6,600

        8,000

    97,500

   Interest income

       4,300

    --

           900

            --

   Interest expense

  (111,200)

                 (2,100)

     (94,400)

       (800)

------------

              ----------

-------------

------------

Loss before provision for income taxes

(1,039,900)

             (677,600)

(2,751,900)

                 (5,804,900)

Provision for income taxes

             --

   --

            800

      1,600

------------

              ----------

-------------

------------

Net loss

(1,039,900)

             (677,600)

(2,752,700)

                 (5,806,500)

Other comprehensive loss, net of tax:

   Unrealized loss on investment

    in marketable securities

              --                 (3,200)

    30,400

   (20,600)

------------

              ----------

--------------

------------

Total comprehensive loss

                  $(1,039,900)

           $(680,800)        $(2,722,300)                    $(5,827,100)

========

           =======          ==========                ==========

Basic and diluted loss per share

     $ (0.01)

                 $(0.01)

 $   (0.04)

$   (0.07)

========

           =======          ==========               ==========

Basic and diluted weighted-average

 common shares outstanding

87,710,034

         67,364,626             73,364,483

                  79,883,573

========

         ========          =========

             ==========

           March 31,                  December 31,

               2007

           2006

-------------------------

 ------------------------

Balance Sheet Data:

Cash

                $  494,600

      $    613,600

Working capital (deficit)

                $ (622,600)

      $  (538,600)

Total stockholders' deficit

              $(1,031,500)

      $  (462,600)

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS," "ANTICIPATES," "INTENDS," "BELIEVES" OR SIMILAR LANGUAGE.  THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS.  ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF.  THE FACTORS DISCUSSED ABOVE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS ARE AMONG THOSE FACTORS THAT IN SOME CASES HAVE AFFECTED OUR RESULTS AND COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

The following discussion should be read in conjunction with the Financial Statements and Notes thereto.

Overview

We are a developmental stage company, and have a very limited operating history and no revenue to date.  Our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development involving new technologies and overcoming regulatory approval process requirements before any revenue is possible.

We have experienced operating losses since our inception.  These losses have resulted from the significant costs incurred in the development of our technology and the establishment of our research and development facility. Expenditures will increase in all areas in order to execute our business plan, particularly in research and development and in gaining regulatory approval to market our products in the U.S. and abroad.

From time to time since 2003, we have experienced increased difficulty in raising outside capital.  Although research continued in organ preservation, we were forced to suspend animal testing and human infusion testing in late 2003 due to a lack of funds.  Our employees accepted a temporary 50% salary reduction in January 2004 to conserve cash, and several of these employees as well as certain of our outside consultants elected to convert a portion of their deferred compensation to shares of our common stock.  On September 1, 2004, we restored all employee salaries; however, employees received 50% of their salaries in cash and 50% in shares of restricted common stock.  In February 2005, we changed our overall compensation structure to reduce recurring payroll expenses in non-critical areas in order to provide additional resources for the completion of our scientific objectives.   In March 2005, we made the decision to pay all of the accrued salaries in cash rather than in stock.

During the year ended December 31, 2005, we pursued various alternatives for raising capital, including but not limited to transactions with Dutchess Private Equities Fund II, L.P. (“Dutchess”), Langley Park Investments PLC (“Langley”) and Pini Ben David (“Ben David”).  In October 2005, we entered into an agreement with Ascendiant Capital to assist in the capital-raising process, and in March 2006, we entered into a loan transaction and received approximately $71,000 in net proceeds.  In November 2006, we received a $1,000,000 loan from Dutchess to provide capital for the development of several ethanol production facilities (see "Liquidity and Capital Resources" below for detailed descriptions of all of the above transactions).  We also raised funds through the sales of our capital stock through Regulation S under the Securities Act.  To date, we continue to seek alternative sources for capital.

We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and tissue preservation systems and methods for preserving blood platelets.  We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge.  We had originally contemplated submitting our findings to the FDA in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings. We believe that we have now satisfactorily resolved all issues raised by these findings, and resumed our human infusion tests in February 2005.  Some delays have been encountered at the centers conducting the tests, as it was necessary for the centers to repeat our in-vitro (test tube) tests prior to proceeding to the actual human tests. Internal approval for starting the pre-human infusion studies had to be secured, which is now in place.  We have completed in-vitro tests at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests.  Additional approvals to commence human in-vivo studies will be required from the test center’s internal review board and from the FDA.  We are now in the process of obtaining such approvals and have submitted data to the FDA.  The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation.  We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities.  We successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees Centigrade for three months in our patent-pending HBS sub-zero solution. In October 2005, we successfully completed the initial phase of our survival studies of animals with transplanted kidneys preserved using our HBS organ preservation solution, and were able to preserve a rat's kidney at negative 196 degrees Centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures.  We believe that the extended shelf life should enable better matching of donor kidneys to recipients. In the third quarter of 2005, we also purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade.  Recent survival studies on animals with kidneys stored in the HBS-AZ solution for 14 days showed an 83% survival rate versus 42% and 10% for the respective UW and HTK (European) solutions. Further recent studies using biochemical test markers have corroborated these studies.  In 2007, we intend to seek opportunities to license our organ preservation technology for storage at temperatures above zero degrees Centigrade.

In July 2002, we received our first patent on our technology and methodology for preserving blood platelets.  We filed a provisional patent application in June 2001 to cover our improved platelet preservation methods.   In August 2003, we filed another patent application covering improved platelet preservation methods. In May 2006, the U.S. Patent Office approved our patent for organ preservation entitled “Methods and Solutions for Storing Donor Organs”, U.S. Patent No. 7/029,839.  We will seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

We also entered the alternative energy market through our wholly-owned subsidiary, HBS Bio.  HBS Bio intends to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.  We believe the ethanol industry has substantial potential for growth, and as such entered into agreements with EXL to develop several ethanol production facilities.

We entered into an Asset Purchase Agreement with EXL effective September 1, 2006.  Pursuant to the Asset Purchase Agreement, EXL agreed to sell certain options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.  In consideration for the options, HBS Bio issued 50,000 shares of our common stock to EXL and reimbursed EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects, discussed further below.

Also effective September 1, 2006, we entered into a Consulting Services Agreement with EXL.  That Agreement provides that EXL will supervise, manage and coordinate the development, construction and operation of up to three ethanol facilities.  The Consulting Services Agreement also provides that EXL’s President, Claude Luster, III, will have the title of President of HBS Bio during the term of the Agreement, and will report to HBS Bio’s Chief Executive Officer.  The term of the Agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.  In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to receive up to 3,450,000 shares of HBS common stock.  The stock will be placed in escrow, and to that end, HBS Bio, EXL, and Silicon Valley Law Group as escrow agent entered into an Escrow Agreement.  The Escrow Agreement provides that 1,000,000 shares of the Company’s common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

Under the Consulting Services Agreement, the facilities will be funded by us according to a schedule, with $300,000 due upon closing of the Asset Purchase Agreement and additional amounts upon completion of certain milestones thereafter.  We will contribute $150,000 upon completing the following milestones: (1) raw product supply agreement for the first plant; (2) environmental services agreement for the first plant; (3) risk management agreement for the first plant; and (4) distilled grain marketing agreement for the first plant.  We will contribute an additional $150,000 upon completing the following milestones: (1) ethanol off take agreement for the first plant; (2) preliminary engineering study for the first plant; (3) land use permit submittal for the first plant; (4) environmental permits submittal for the first plant; (5) financial advisory services agreement or letter of interest from financial entity; (6) land option agreement for the second plant; and (7) fuel supply agreement for the first plant.  We will contribute an additional $400,000 upon reaching the following milestones: (1) utility services agreement for the first plant; (2) Phase I engineering and environmental for the first plant; (3) raw product supply agreement for the second plant; (4) environmental services agreement for the second plant; (5) risk management agreement for the second plant; and (6) distilled grain marketing agreement for the second plant.  We will contribute an additional $450,000 upon reaching the following milestones: (1) EPC Agreement and Phase II engineering for the first plant; (2) fuel supply agreement for the second plant; (3) utility services agreement for the second plant; (4) ethanol off take agreement for the second plant; (5) environmental permits submittal for the second plant; (6) preliminary engineering study for the second plant; (7) land use permit submittal for the second plant; (8) Phase I engineering and environmental studies for the second plant; (9) long term equity commitment for first plant (10) long term debt commitment for the first plant; (11) issuance of authority to construct permits for the first plant; and (12) final funding documentation for the first plant.  Finally, we will contribute $400,000 upon completing the following milestones: (1) EPC Agreement and Phase II engineering for the second plant; (2) long term equity commitment for the second plant; (3) long term debt commitment for the second plant; (4) final environmental permits for the second plant; (5) authority to construct permits for the second plant; and (6) final funding documentation for the second plant.

During April 2007, HBS Bio entered into a lease for approximately 90 acres of property in Morrow County, Oregon for a period of 20 years, with the option to renew the lease for 10 consecutive terms of five years each. HBS Bio paid $15,000 upon execution of the lease for a three month review period. HBS Bio may extend the review period for an additional three months upon payment of an additional $15,000, and may terminate the lease at any time during the review periods. During the original 20 year term of the lease after the review periods the base rent will be $27,000 per month.

In February 2007, HBS Bio formed a joint venture with Visalia-based Dairy Development Group and Agrimass Enviro-Energy to build an energy park in the San Joaquin Valley of California.   Pursuant to this joint venture, the parties have formed HBS BioEnergy DDG Corcoran, LLC (HBS Corcoran), a California limited liability company.  HBS Bio will provide all development capital for the energy park pursuant to an agreed-upon budget, while the other parties will provide all management and other services as well as technology required for the energy park

During April 2007, HBS Corcoran entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million. HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007. The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement. HBS Corcoran will have 18 months to review the suitability of the property for its planned uses. The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first.

There is no guarantee that we will be able to complete the purchase of any real property or the development of any of the proposed ethanol facilities.  The acquisition of real property and the development of the ethanol facilities will require additional capital.  If we are able to complete one or more of the proposed facilities, there is no guarantee that the facility will be able to generate sufficient revenue to fund our research and development activities, or any revenue at all.  At this time, we do not have an estimate of the time or the amount of funds that will be required to complete the development of the ethanol facilities, but we believe it will cost at least $1,890,000, including our funding obligation under the Consulting Services Agreement and reimbursement to EXL under the Asset Purchase Agreement.  Development costs include the securing of appropriate sites through an option or conditional sales contract on each property, permits necessary to construct an ethanol facility, engineering drawing and the necessary conditions required by long term debt and equity funding sources to proceed with construction.  The development budget does not include construction of ethanol production facilities.  We currently estimate that a typical ethanol production plant will cost between $200 million and $250 million to complete construction.  There will be additional costs, including but not limited to EXL’s consulting fee, which will differ depending on when certain facilities are funded and how long the project takes.   Some projects may exceed the original budget and will be considered on a case by case basis.

Results of Operations

Three Months Ended March 31, 2007 Compared With Three Months Ended March 31, 2006

Revenues.  We did not generate any revenue in either of the three-month periods ended March 31, 2007 or 2006, and we have not generated revenues since our inception in February 1998, as our focus to date has been on the research and development of products.  We are a development stage company in the tenth year of research and development activities, and do not anticipate receiving revenue until we complete product development and clinical testing.

General and Administrative Expenses.   Total general and administrative expenses in the three months ended March 31, 2007 were $414,800, a decrease from $640,100 for the three months ended March 31, 2006.  The decrease was due primarily to a significant decrease in public relations expenses to $125,600 for the three months ended March 31, 2007, from $327,100 for the three months ended March 31, 2006.  This decrease is primarily due to the expiration and non-renewal of a public relations agreement with Abernathy Mendelson & Associates (“Abernathy”) pursuant to which we provided shares of common stock as payment for advertising and promotional services (see below for additional information).

We experienced a decrease in stock-based compensation in the three months ended March 31, 2007 to $11,600, from $21,900 for the three months ended March 31, 2006.  From time to time, our staff has worked for under market rate compensation or has had to accrue pay for extended periods of time when financing was not available.  We have granted stock options to certain employees in partial consideration for salary reductions, and certain employees have elected to receive stock in lieu of compensation.

We experienced a slight decrease in other general and administrative expenses to $277,600 for the three months ended March 31, 2007 from $291,100 for the comparable period in 2006.  This decrease was due to somewhat reduced legal and professional fees and other expenses due to the obligation of being a public company.

Due to the recent initiation and planned development of our alternative energy and ethanol business, we anticipate that general and administrative expenses will experience a significant increase in fiscal 2007.  The increase will be incurred in several categories of general and administrative expenses, as we expect to hire additional personnel, retain specialized counsel and other consultants and utilize stock-based compensation to a greater extent than in fiscal 2006.

Research and Development.  Our research and development expenses were $70,600 for the three months ended March 31, 2007, an increase from $42,000 for the comparable period in 2006.    This increase was primarily due to our decision to ramp up our research and development spending in platelet and organ preservation.

Sales and Marketing Expenses.  We had no sales and marketing expenses for either of the three months ended March 31, 2007 or 2006.  We eliminated payroll in the sales and marketing area in order to give priority to the completion of our scientific objectives – to complete human infusion studies for platelets and move closer to human testing utilizing our organ preservation technology.

Ethanol Development.  We expended $440,100 for the development of our ethanol business in the three months ended March 31, 2007.  No such expenditures were made during the three months ended March 31, 2006, as we commenced our alternative energy operations in the third quarter of 2006.  We anticipate significant additional expenditures for ethanol development in fiscal 2007.

Other Income and Expense.  We incurred interest expense of $111,200 during the three months ended March 31, 2007, due primarily to interest on certain debt.  We incurred minimal interest expense of $2,100 during the three months ended March 31, 2006.  We also recognized $100 in the three months ended March 31, 2007 from the forgiveness of debt on an account payable converted to stock, as compared to $6,600 for the same period in 2006.  During the three months ended March 31, 2007, we had a loss on investment in marketable securities of $7,600 from the sale of the remaining Langley securities (see below).  We had interest income of $4,300 in the three months ended March 31, 2007; no interest income was realized in the comparable period in 2006.

Net Loss.  As a result of the foregoing factors, our net loss increased to $1,039,900 for the three months ended March 31, 2007, from a net loss of $677,600 for the three months ended March 31, 2006. We had an unrealized loss of $3,200 on our investment in Langley securities during the three months ended March 31, 2007, resulting in a total comprehensive loss of $680,800 for the period.  Our net loss per share was $0.01 for each of the respective three months ended March 31, 2007 and 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues.  We did not generate any revenue in the years ended December 31, 2006 and 2005, and have not generated revenues since our inception in February 1998, as our focus to date has been on the research and development of products.  We are a development stage company in the ninth year of research and development activities, and do not anticipate receiving revenue until we complete product development and clinical testing.

General and Administrative Expenses.  Total general and administrative expenses in the year ended December 31, 2006 were $2,290,700, a decrease from $5,693,300 for the year ended December 31, 2005.  The decrease was due primarily to a significant decrease in public relations expenses to $1,059,900 for the year ended December 31, 2006, from $4,080,200 for the year ended December 31, 2005.  This decrease is primarily due to the expiration and non-renewal of one large investor awareness program that was active during fiscal 2005 (see below).

We experienced a decrease in stock-based compensation in the year ended December 31, 2006 to $127,500, from $546,400 for the year ended December 31, 2005.  From time to time, our staff has worked for under market rate compensation or has had to accrue pay for extended periods of time when financing was not available.  We have granted stock options to certain employees in partial consideration for salary reductions, and certain employees have elected to receive stock in lieu of compensation.  Our employees accepted a temporary 50% salary reduction in January 2004 to conserve cash, and several of these employees as well as certain of our outside consultants elected to convert a portion of their deferred compensation to shares of our common stock.  On September 1, 2004, we restored all employee salaries; however, employees received 50% of their salaries in cash and 50% in shares of restricted common stock.  In February 2005, we changed our overall compensation structure to reduce recurring payroll expenses in non-critical areas in order to provide additional resources for the completion of our scientific objectives.  In March 2005, we made the decision to pay all of the accrued salaries in cash rather than in stock.

We experienced a slight increase in other general and administrative expenses to $1,103,300 for the year ended December 31, 2006 from $1,066,700 for the comparable period in 2005.  This increase was due to increases in legal and professional fees and other expenses due to the obligation of being a public company.

Due to the recent initiation and planned development of our alternative energy and ethanol business, we anticipate that general and administrative expenses will experience a significant increase in fiscal 2007.  The increase will be incurred in several categories of general and administrative expenses, as we expect to hire additional personnel, retain specialized counsel and other consultants and utilize stock-based compensation to a greater extent than in fiscal 2006.

Research and Development.  Our research and development expenses were $165,700 for the year ended December 31, 2006, a slight decrease from $182,900 for the comparable period in 2005.  This decrease was primarily due to our attempts to moderate research and development spending.  In the fourth quarter of 2003, due to a funding shortfall, we suspended human infusion studies and animal testing pending receipt of funding, and this suspension remained in place for all of 2004 and the first half of the first quarter of 2005.  In February 2005, however, we resumed our infusion studies and organ preservation research and in the near future plan to double the number of animal organ preservation experiments as compared to the current schedule.  We believe that recent payroll reductions should allow us to maintain and possibly accelerate our scientific program.

Ethanol Development.  We expended $210,000 for the development of our ethanol business in the year ended December 31, 2006.  No such expenditures were made in the year ended December 31, 2005, as we commenced our alternative energy operations in the third quarter of 2006.  We anticipate significant additional expenditures for ethanol development in fiscal 2007.

Sales and Marketing Expenses.  We had no sales and marketing expenses for the year ended December 31, 2006, a decrease from $25,400 for the comparable period in 2005.  We recently eliminated payroll in the sales and marketing area in order to give priority to the completion of our scientific objectives – to complete human infusion studies for platelets and move closer to human testing utilizing our organ preservation technology.

Other Income and Expense.  We incurred interest expense of $94,400 during the year ended December 31, 2006, due primarily to interest on certain debt.  We incurred minimal interest expense of $800 during the year ended December 31, 2005.  We also recognized $8,000 in the year ended December 31, 2006 from the forgiveness of debt on an account payable converted to stock, as compared to $97,500 for the same period in 2005.  We had interest income of $900 in 2006; no interest income was realized in 2005.

Net Loss.  As a result of the foregoing factors, our net loss decreased to $2,752,700 for the year ended December 31, 2006, from a net loss of $5,806,500 for the year ended December 31, 2005.  We had an unrealized gain of $30,400 on our investment in Langley securities during the year ended December 31, 2006, resulting in a total comprehensive loss of $2,722,300 for the period; in 2005 we had an unrealized loss of $20,600 on such investment, resulting in a total comprehensive loss of $5,827,100 for the period.

Liquidity and Capital Resources

Our operating plan for 2007 is focused on development of our products. It is our estimate that a cash requirement of $4 million is required to support this plan for the next twelve months.  During the three months ended March 31, 2007, we received an aggregate of $241,100 from the issuance of common stock, including $117,400 from our agreement with Dutchess, compared to aggregate proceeds of $272,300 during the comparable period in 2006, including $222,300 from Dutchess, and $75,000 from borrowings on notes payable.  We are actively seeking additional funding.  Once we receive the required additional financing, we anticipate continued growth in our operations and a corresponding growth in our operating expenses and capital expenditures.  We do not anticipate any revenue from operations for the next two or three years. Therefore, our success will be dependent on funding from private placements of equity securities.  Although we have entered into certain agreements with Dutchess, Ascendiant and La Jolla Cove (see below), there can be no assurance that we will be successful in raising significant capital pursuant to any of these agreements.  At the present time, we have no other agreements or arrangements for any private placements.

In 2003, we experienced increased difficulty in raising outside capital.  This difficulty continued through the third quarter of 2004.  Although research continued in organ preservation, we were forced to suspend animal testing and human infusion testing due to a lack of funds.  Our employees accepted a temporary 50% salary reduction in January 2004 to conserve cash, and several of these employees as well as certain of our outside consultants elected to convert a portion of their deferred compensation to shares of our common stock.  On September 1, 2004, we restored all employee salaries; however, employees received 50% of their salaries in stock and 50% in shares or restricted common stock.  In February 2005, we changed our overall compensation structure to reduce recurring payroll expenses in non-critical areas in order to provide additional resources for the completion of our scientific objectives.  In March 2005, we made the decision to pay all of the accrued salaries in cash rather than in stock.

We are in the tenth year of research and development, with an accumulated loss during the development stage (through March 31, 2007) of $24,257,700.  As of March 31, 2007, we are uncertain as to the completion date of our research and development, or if products will ever be completed as a result of this research and development activity.    We anticipate that the funds spent on research and development activities will need to increase prior to completion of a product.  Additionally, we may not be able to secure funding in the future necessary to complete our intended research and development activities.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our common stock, as may be required, and ultimately to attain profitability.  The report of our independent certified public accountants, included in our Annual Report on Form 10-KSB for the year ended December 31, 2006, contains a paragraph regarding our ability to continue as a going concern.

During the three months ended March 31, 2007, we continued to spend cash to fund our operations.  Cash used by operating activities for the three months ended March 31, 2007 equaled $575,300, and consisted principally of our net loss of $1,039,900, plus a change in prepaid expenses of $17,700, offset by $197,600 in public relations expenses paid or to be paid in common stock, $11,600 provided by stock-based compensation, a change in accounts payable of $149,300, a loss on investments of $7,600, amortization and accretion of loan fees and discounts of $105,600, an increase in accrued liabilities of $7,400, a loss of $7,600 on an investment in marketable securities and $3,200 in depreciation.  For the comparable period in 2006, cash used by operating activities equaled $207,600, and consisted principally of our net loss of $677,600 plus decreases of $5,600 in prepaid expenses and $3,700 in other assets, offset by increases of $298,100 in public relations expenses paid or to be paid in common stock, $21,900 provided by stock-based compensation, $125,000 in other liabilities, $9,400 in accrued liabilities, $1,000 in amortization of discount and loan fees on notes payable, and $700 in depreciation.

Cash flow from investing activities produced a net increase of $88,700 during the three months ended March 31, 2007.   Of this amount, $44,400 was utilized for purchasing fixed assets, consisting of equipment, furnishings and fixtures for our new research facilities in Michigan, offset by $133,100 from the sale of investments.  We did not utilize any cash for investing activities during the three months ended March 31, 2006.

Cash flow from financing activities for the three months ended March 31, 2007 produced a net increase in cash of $367,600, consisting of an increase of $498,400 in amounts due to stockholders and $241,100 from the issuance of common stock, offset by $360,000 in principal payments on notes payable, and $11,900 in principal payments on a note payable for directors’ and officers’ liability insurance.  Cash flows from financing activities for the three-month period ended March 31, 2006 produced a net increase in cash of $321,700, consisting of $272,300 from the issuance of common stock and $75,000 from borrowing on notes payable, offset by $21,100 of principal payments on a note payable for directors and officers insurance and a decrease of $4,500 in amounts due to shareholders.

As of March 31, 2007, we had cash and cash equivalents amounting to $494,600, a decrease from the balance of $613,600 at December 31, 2006.  Our working capital deficit increased to $622,600 at March 31, 2007, from $538,600 at December 31, 2006.  At March 31, 2007, we had no capital commitments.

From 2004 through 2006, we pursued various alternatives for raising capital.  We entered into the Investment Agreement with Dutchess effective June 28, 2004.  Pursuant to the terms of the Investment Agreement, we may offer, through a series of puts, and Dutchess must purchase from time to time, up to a maximum of 38,000,000 shares of our common stock, provided that Dutchess shall not be required to purchase shares of our stock with an aggregate purchase price in excess of $5,000,000.  The purchase price of shares purchased under the Investment Agreement shall be equal to 95% of the lowest closing "best bid" price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  No single put can exceed $1,000,000.  We filed a registration statement on Form SB-2 in July 2004 to register for resale an aggregate of 38,000,000 shares of common stock issuable under the Investment Agreement; this registration statement was declared effective on August 23, 2004.  During the year ended December 31, 2006, we issued an aggregate of 3,880,019 shares of common stock to Dutchess, for aggregate net proceeds of $643,700.  We intend to exercise additional puts under the Investment Agreement in 2007 to provide funding for our operations.

In July 2004, we entered into the Stock Purchase Agreement, whereby we would sell shares of our restricted common stock for shares in Langley, a London-based institutional investment trust.  Langley was formed in February 2004 to invest in a diverse portfolio of U.S. small-cap companies (defined by Langley management as those public companies having a market capitalization of less than U.K. $100 million).  Although Langley's investments are not limited to specific sectors, it has concentrated on mining, oil and gas, energy-related and technology companies since it commenced operations in February 2004.  Langley's stated investment objective is to achieve long-term capital growth.  The Langley ordinary shares are registered as a unit investment trust on the London Stock Exchange ("LSE").  The trading symbol for the ordinary shares is LSE:LPI.  The Langley Investment Trust consists of a portfolio of the common stock of 23 U.S. publicly traded small cap companies.

Langley purchased 7,000,000 shares of our restricted stock at a price of $910,000, or approximately $0.13 per share.  The shares issued to Langley constituted 17.9% of our outstanding common stock at July 31, 2004.  In lieu of cash, Langley issued to us an aggregate of 512,665 Langley ordinary shares at a price of U.K. $1.00 per share (one British Pound Sterling = US $1.8160 on July 30, 2004).  The Langley ordinary shares issued to us constituted less than one percent of Langley's issued and outstanding ordinary shares at September 30, 2004.  The total sales price of $910,000 was determined by multiplying the 7,000,000 shares by the average of the closing bid price of our common stock during the ten trading days preceding the date of the Agreement.  The 512,665 shares in Langley received as consideration was calculated by dividing the total sales price by the conversion rate of the British Pound Sterling to the U.S. dollar as of the close of business on July 26, 2004.  Upon the closing of this transaction, Langley and we were required to issue our respective shares into an escrow account, whereby we could immediately liquidate up to 50% of the Langley shares.  We and the other portfolio companies have received one-half of the free-trading Langley ordinary shares sold to us under the Stock Purchase Agreement.  The remaining 50% of the free-trading Langley ordinary shares will be held in escrow for two years as a downside price protection against our shares issued to Langley.  In the event of a decline in the market price of our common stock at the end of two years, we will be required to sell to Langley the amount of our Langley shares equal to (i) the original number of Langley shares issued as consideration under the Stock Purchase Agreement multiplied by (ii) the percentage decrease in the market price of our common stock.  If at the end of the two-year period the trading price of our common stock falls below $0.065, we will have to sell back to Langley all the escrowed Langley shares.  If at the end of the trading period the trading price of our common stock is more than $0.065 but less than $0.13, we will need to sell back to Langley only a proportionate amount of our Langley ordinary shares.  We have no obligation to register for resale our shares that are held by Langley.     In January 2007, we sold the Langley ordinary shares at a loss of $7,600 from the fair value of said shares at December 31, 2006.

Effective October 28, 2004, we entered into the Loan Agreement with Ben David.  Ben David is not, and has not been during the past two years, an affiliate of us or any of our current or former affiliates.  The Loan Agreement called for Ben David to loan us an aggregate of 2,300,000 euros (the "Loan").  The Loan was to bear interest at the rate of three percent per annum, with payments of interest due monthly and all principal plus accrued but unpaid interest due and payable on November 1, 2007.  Repayment of the Loan was secured by 23,000,000 shares of our common stock (the "Shares") issuable pursuant to Regulation S under the Securities Act.  Pursuant to the Loan Agreement and an Escrow Agreement between Ben David and us, a certificate representing the Shares (the "Certificates"), containing a legend restricting transfer, was w delivered to Ben David to hold until funds for repayment of the Loan were delivered to the escrow agent.  We believe that the parties intended that when the loan funds were delivered by Ben David to the escrow agent, Ben David would also deliver the stock certificate to the escrow agent, who would disburse the funds and certificates to the appropriate parities.  The Loan Agreement provided that it would terminate, and the Shares immediately returned to us, in the event that the Loan funds were not delivered to us by the 15th calendar day following the date of the Loan Agreement (November 13, 2004). Pursuant to Ben David's request, we extended the date for receipt of Loan funds to December 23, 2004 and exchanged the certificate for three certificates (one to Ben David and one to each of two affiliates); however, no Loan funds were received by that date.  On January 11, 2005, we instructed our transfer agent to cancel the Certificates, and notified Ben David that the Loan Agreement was cancelled and of no further force or effect.  We did not incur any early termination penalties in connection with the cancellation of the Loan Agreement.

In the second quarter of 2005, it came to our attention that shares of our common stock (the “Reg S Stock”) may have been sold in Germany without our authorization, possibly in connection with the canceled Ben David certificates.  In order to halt these unauthorized issuances, we commenced an exchange offer (the “Offer”) in July 2005 to exchange one share of our common stock (the “New Stock”) for each share of Reg S Stock outstanding before or upon the delisting date (the “Record Date”) when the Reg S Stock is no longer tradable.  The offer covers 10,000,000 shares of our common stock, and is intended to reduce potential liability for the unauthorized issuances.  The Offer was scheduled to expire on December 29, 2005.  However, on January 11, 2006, we extended the Offer deadline to January 31, 2006, due to delays encountered in the early confusion regarding procedures and subsequent changes to those procedures.  Any shares of Reg S Stock not tendered for exchange by January 31, 2006, will no longer be exchangeable for New Stock and will no longer be tradable on any German stock exchange.  To date, holders of an aggregate of 9,591,592 shares of the Reg S Stock have forwarded certificates and required documents, leaving an aggregate of 408,408 shares outstanding.  On June 15, 2006, the registration statement for these shares of New Stock was declared effective by the Securities and Exchange Commission.

In March 2005, we entered into an agreement with Abernathy (which was subsequently amended in April 2005).  The Abernathy agreement provided that Abernathy would promote us to the investment community and the general public through press releases and other communications, all of which we must approve in advance.  The term of the Abernathy agreement was six months, subject to prior termination.  In consideration for the public relations services, we were required to issue compensation shares to Abernathy equal to 30% of the increase in buy volume of our common stock that was directly attributable to Abernathy. In addition, we were required to issue bonus shares to Abernathy equal to 10% of the increase in buy volume in the event that the sales price of our common stock as quoted on the OTC Bulletin Board equaled or exceeded $0.25 per share.  We were required to place an aggregate of 3,000,000 free trading shares of common stock in escrow in advance of the services under the Abernathy agreement. As of December 31, 2005, we had issued all of these shares of common stock to Abernathy.

In June 2005, we entered into a second agreement with Abernathy for additional public relations consulting services and issued an additional 750,000 shares of free trading shares of common stock for these services. We also became obligated to issue an additional 899,500 shares to Abernathy as a bonus under this second agreement.  These shares will be issued at a future date.

In November 2005, we entered into a third public relations consulting agreement with Abernathy for a term of three months and issued an additional 500,000 shares of free trading common stock in consideration of these services.  The services were valued at $345,000.   In addition, we are required to issue bonus shares to Abernathy equal to 20% of the increase in trade volume in excess of 100,000 shares (exclusive of shares traded on any exchange other than the OTCBB) after the initial five days of the agreement.  Through December 31, 2005, we released 4,963,600 shares of common stock totaling $3,125,200 in consideration of these agreements.  Additionally, we recorded a public relations payable for approximately 219,400 additional compensation and bonus shares to be released at a future date, valued at $187,900.   During the year ended December 31, 2006, there were no shares issued pursuant to this potential bonus because the agreement had lapsed and the milestone to achieve that bonus was not met.

In October 2005, we entered into an agreement with Ascendiant Securities, LLC ("Ascendiant") providing that Ascendiant would act on a best-efforts basis as our financial advisor and non-exclusive placement agent in connection with the structuring, issuance and sale of our debt and equity securities for financing purposes.  The agreement, which has a term of six months, requires us to pay Ascendiant a cash success fee and warrants for completed transactions that we approve.  The success fee is equal to ten percent of the gross proceeds from the sale of our securities; in addition, for transactions generating gross proceeds of $2,000,000 or more, we must issue Ascendiant 175,000 shares of our restricted common stock.  To date, no transactions have been presented to us by Ascendiant.

In March 2006, we entered into a loan agreement with an independent lender.  The lender agreed to loan us an amount based on 50% of the value of a portfolio of 500,000 shares of our common stock (approximately $90,000).  These shares are held as collateral only.  The lender will receive a loan fee equal to five percent of the gross loan proceeds.  We received net funds of $71,250 from this loan, which was based on a formula and pricing period following the agreement date.  The agreement calls for interest at the annual rate of 4.99% of the loan amount, payable quarterly, for a period of three years.  At maturity, we have the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions, renew the loan under certain conditions, or forfeit the shares and not repay the loan.

In March 2006, we entered into a Securities Purchase Agreement (the “Agreement”) with La Jolla Cove.  Pursuant to the Agreement, La Jolla Cove agreed to purchase from the Company a 6¾% Convertible Debenture in the aggregate principal amount of $30,000 (the “Debenture”).  Pursuant to the terms of the Agreement, we received the sum of $30,000, the purchase price of the Debenture.  In connection with the Debenture, we also issued to La Jolla Cove a Warrant to Purchase Common Stock (the “Warrant”), dated as of March 7, 2006, to purchase an aggregate of 3,000,000 shares of our common stock.  Pursuant to the terms of the Warrant, we received $95,000 as a prepayment towards the future exercise of the Warrant.

In May 2006, we returned to La Jolla Cove the aggregate advances of $125,000.  Management believed that due to substantially modified terms proposed for the transaction by La Jolla Cove, the parties failed to agree on the material terms and conditions of this proposed transaction.  We and La Jolla Cove subsequently mutually agreed not to pursue this transaction.

On November 6, 2006, we entered into a loan transaction with Dutchess, and issued to Dutchess a promissory note (the “Note”) with a face value of $1,200,000.  The net proceeds from this transaction, approximately $1,000,000, will be used for working capital.  The Note matures on August 31, 2007.  Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from puts under the Investment Agreement (discussed above).  The first payment on the Note is due on December 6, 2006, and subsequent payments are due every 30 days thereafter.  There is no prepayment penalty.  If the face value of the Note is not paid in full by the maturity date or if any other event of default (as defined in the Note) occurs, the face value of the Note will be increased by 10% as an initial penalty, and we will pay an additional 2.5% per month on the face value, compounded daily, until paid off.  If we raise financing of more than $2,000,000, Dutchess may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Note.  We have also issued to Dutchess 500,000 Holder Shares, which will carry piggyback registration rights and be included in our next registration statement.  In the event we do not register the Holder Shares at the next eligible registration, we must issue to Dutchess an additional 500,000 shares of common stock for each time a registration statement is filed and such Holder Shares are not included.

During April 2007, HBS Bio entered into an agreement for consulting services relating to raising capital for HBS Bio. Under the agreement HBS Bio will pay the consultant a consulting/finder’s fee of 4% of the units of the venture funded as a result of the consultant’s efforts and $500,000 with regard to the first $20 million or pro-rata amount thereof invested or loaned by a party introduced by the consultant and the lesser of 2.5% or $100,000 with regard to each subsequent $10 million invested or loaned by a party introduced by the consultant.

We have also registered 20,000,000 shares of our common stock for use in raising capital.  Through March 31, 2007, we have issued an aggregate of 12,914,153 of these shares.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported. Note 1 of Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes.  These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

In preparing our financial statements to conform to accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. These estimates include useful lives for fixed assets for depreciation calculations and assumptions for valuing options and warrants. Actual results could differ from these estimates.

We consider that the following are critical accounting policies:

Research and Development Expenses

All research and development costs are expensed as incurred. The value of acquired in-process research and development is charged to expense on the date of acquisition. Research and development expenses include, but are not limited to, payroll and personnel expense, lab supplies, preclinical studies, raw materials to manufacture our solution, manufacturing costs, consulting, legal fees and research-related overhead. Accrued liabilities for raw materials to manufacture our solution, manufacturing costs and patent legal fees are included in accrued liabilities and included in research and development expenses.

Stock Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring us to recognize expense related to the fair value of its employee stock option awards.  We recognize the cost of all share-based awards on a graded vested basis over the vesting period of the award.

Prior to January 1, 2006, we accounted for our stock option plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.”  Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective-transition method.  Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions on SFAS No. 123(R).  Results for prior periods have not been restated.

Determining the appropriate fair value model and calculating the fair value of stock-based awards at the date of grant requires judgment.  We use a modified Black-Scholes option pricing model to estimate the fair value of employee stock options under our stock option plans, consistent with the provisions of SFAS No. 123(R).  Option pricing models, including the modified Black-Scholes model, also require the use of input assumptions, including expected stock price volatility, expected life, expected dividend rate and expected risk-free rate of return.  Expected stock price volatility is based on the historical volatility of our common stock. We use historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We will continue to review our input assumptions and make changes as deemed appropriate depending on new information that becomes available.  Higher volatility and expected lives will result in a proportional increase to stock-based compensation determined at the date of grant.  The expected dividend rate and expected risk-free rate of return would not have as significant an effect on the calculation of fair value.

In addition, SFAS No. 123(R) requires us to develop an estimate of the number of stock-based awards which will be forfeited due to employee turnover.  Quarterly changes in the estimated forfeiture rate have an effect on reported stock-based compensation, as the effect of adjusting the rate for all expense amortization after April 1, 2006 is recognized in the period the forfeiture estimate is changed.  If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment will be made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the consolidated financial statements.  The effect of forfeiture adjustments in fiscal 2006 was insignificant.  The expense we recognize in future periods could also differ significantly from the current period and/or our forecasts due to adjustments in the assumed forfeiture rates.

BUSINESS

Overview

Human BioSystems was incorporated on February 26, 1998, in the State of California under the name "HyperBaric Systems."  In November of 2002, we changed our name to Human BioSystems. We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and issue preservation systems and methods for preserving blood platelets.  We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge.  We had originally contemplated submitting our findings to the U.S. Food and Drug Administration ("FDA") in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings.  In addition, delays have been encountered at the centers conducting the tests, as it was necessary for the centers to repeat our in-vitro (test tube) tests prior to proceeding to the actual human tests.  Internal approval for starting the pre-human infusion studies had to be secured, which is now in place.  We have completed in-vitro tests at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests.  Additional approvals to commence human in-vivo studies will be required from the test center’s internal review board and from the FDA.  We are now in the process of obtaining such approvals and have submitted data to the FDA.  The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation.  We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

Our potential customers include blood banks, hospitals, clinics, and similar organizations.  We have no revenue from product sales or services to date. Our development efforts and operations have been funded through equity infusions from investors and loans from shareholders and institutions.

In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  HBS Bio intends to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.

From time to time since 2003, we have experienced increased difficulty in raising outside capital.  Although research continued in organ preservation, we were forced to suspend animal testing and human infusion testing in late 2003 due to a lack of funds.  Our employees accepted a temporary 50% salary reduction in January 2004 to conserve cash, and several of these employees as well as certain of our outside consultants elected to convert a portion of their deferred compensation to shares of our common stock.  On September 1, 2004, we restored all employee salaries; however, employees received 50% of their salaries in cash and 50% in shares of restricted common stock.  In February 2005, we changed our overall compensation structure to reduce recurring payroll expenses in non-critical areas in order to provide additional resources for the completion of our scientific objectives.  In March 2005, we made the decision to pay all of these accrued salaries in cash.

During the fiscal years ended December 31, 2004, 2005 and 2006, we pursued various alternatives for raising capital, including but not limited to transactions with Dutchess, Langley, Ben David and Ascendiant Capital.  In November 2006, we received a $1,000,000 loan from Dutchess to provide capital for the development of several ethanol production facilities (see “Management’s Discussion and Analysis or Plan of Operation – Liquidity and Capital Resources” below for detailed descriptions of all of these transactions).  We have continued to raise funds through the sales of our capital stock through Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  We have also registered 20,000,000 shares of our common stock for use in raising capital.  Through December 31, 2006, we have issued an aggregate of 6,474,873 of these shares.    To date, we continue to seek alternative sources of capital.

In addition to our attempts to raise outside capital, we have pursued opportunities to acquire existing products and businesses that currently produce, or have the potential to produce, revenue while our blood platelet preservation technology is awaiting commercialization.  For example, in 1998 we purchased the patents for a vaginal disease test product titled Phemtest, and in September 2003 we signed a binding letter of intent to acquire all rights to a cream product with potential skin healing and antibacterial properties.  There is no guarantee that we will be able to develop a marketable product based on either the test product or the cream.  Development of either product will require additional research and development as well as additional capital.  At this time, we do not have an estimate of the time or the amount of funds that would be required to produce and market either product.  We have decided for now to allocate our resources to the development of our preservation systems for donor organs and platelets, and to fund HBS Bio’s operations.

Our Platelet and Organ Preservation Business

The HBS System for Preservation of Platelets

Blood platelets are a component of whole blood that is responsible for the clotting process of blood and used by the body when a person has an open wound from injury or surgery. The majority of platelets, however, are required by cancer patients who have undergone chemotherapy treatments, a process that destroys platelets. In order to restore the platelets, continuous transfusions are given to patients until the body is able to restore normal platelet counts. It is therefore desirable to have platelets that circulate for more than a few hours after transfusion. Current blood platelet storage practices used in blood banks promote bacteria growth and the quality degrades over time because platelets are stored at room temperature.  Using these practices, platelets can be preserved for only five days.

One test marker used to predict platelet survival after infusion is the morphology or the platelet shape.  Platelets that maintain their discoid shape are more likely to survive longer after transfusion than platelets that change their shape.  Historically, platelets stored at refrigerated temperatures for more than a few hours change their shape from discoid to spherical. It has been found that such platelets are removed from circulation by the body within hours after a transfusion and thus are not acceptable for cancer patients who have undergone chemotherapy.  Other test markers have been employed in in-vitro tests conducted in 2006 to further predict survival after transfusion.

We are developing a process whereby platelets are refrigerated at slightly above the freezing point of water and stored there until needed. Recent tests show that up to 68% of the starting population of platelets remain discs after 24 hours of refrigeration.  We have successfully stored blood platelets for ten days under refrigeration while maintaining cell structure and some morphology, which has never been done before to our knowledge.  We had originally contemplated submitting our findings to the FDA in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings.  In addition, delays have been encountered at the centers conducting the tests, as it was necessary for the centers to repeat our in-vitro (test tube) tests prior to proceeding to the actual human tests.  Internal approval for starting the pre-human infusion studies had to be secured, which is now in place.  We have completed in-vitro tests at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests.  Additional approvals to commence human in-vivo studies will be required from the test center’s internal review board and from the FDA.  We are now in the process of obtaining such approvals and have submitted our test data to the FDA.  The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation.  We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

Using our Platelet Preservation System, blood platelet preservation is achieved by storing the platelets under refrigeration utilizing a proprietary process and solution to maintain cell function viability and morphology. The objective of our technology is to maintain high quality platelets for a longer period of time than is currently possible using conventional methods to decrease outdating and improve availability of product to a broad geographic area.

In July 2002, we received our first patent on the technology and methodology for preserving blood platelets.  We filed a provisional patent application in June 2001 to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods.  In May 2006, the U.S. Patent Office approved our patent for organ preservation entitled “Methods and Solutions for Storing Donor Organs”, U.S. Patent No. 7/029,839.  As of March 2007, the U.S. Patent Office has granted us five patents for our organ, cell and platelet preservation technologies.  We anticipate filing additional patent applications relating to platelet preservation in the future, as soon as we have the capital to do so.  We believe that these additional patent applications, if and when filed, should strengthen our competitive position in the platelet preservation marketplace.  We will also seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

We intend to continue the development of our Platelet Preservation System, a proprietary technology that extends the shelf life of blood platelets beyond the current five-day period. It is our goal to increase this time from five to seven or nine days and longer while preserving platelet quality and keeping bacterial growth to a minimum.  Although we believe that even longer platelet storage periods could be achieved using hydrostatic pressure to prevent platelets from freezing under sub-zero temperatures, we have decided to focus on the refrigeration of platelets because blood centers typically are limited in space and budget, and our market studies show that most platelets used commercially would be consumed within the limits of our refrigeration preservation technology.

The HBS System for Preservation of Organs

Although we believe that our basic approach used to store platelets could also be applied to the preservation of organs such as the kidney, heart and liver, we have developed a new approach to preserving donor organs independent of our platelet preservation technology.  We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities. In our most recent preliminary tests, we successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees centigrade for three months in our patent-pending HBS sub-zero solution.  In October 2005, we successfully completed the initial phase of our survival study of animals with transplanted kidneys using our HBS organ preservation solution, and were able to preserve a rat's kidney at negative 196 degrees centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures.  We believe that the extended shelf life should enable better matching of donor kidneys to recipients. In the third quarter of 2005, we purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade.  Recent survival studies on animals with kidneys stored in the HBS-AZ solution for 14 days showed an 83% survival rate versus 42% and 10% for the respective UW and HTK (European) solutions. Further recent studies using biochemical test markers have corroborated these studies.  In 2007, we intend to seek opportunities to license our organ preservation technology for storage at temperatures above zero degrees Centigrade and continue freezing experiments on organs and islet cells.

Our Renewable Energy Business

In 2006, we entered the renewable energy business through our wholly-owned subsidiary, HBS Bio.   HBS Bio intends to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.

We have assembled a highly qualified team with extensive experience in the ethanol and biodiesel industry for the purpose of locating, constructing and operating United States-based biofuel facilities using cutting edge technologies with a risk-mitigated business model.  This model addresses an established, rapidly growing market partially driven by substantial governmental incentives with a large and growing disparity between supply and demand.  We use industry professionals with strong track records in all strategic and tactical aspects such as facility location and logistics, plant construction and operations, raw material and energy procurement, and biofuel sales.  We have identified properties that we believe are excellent sites for ethanol and/or biodiesel plant locations and are seeking financing to stage these properties sufficiently to obtain financing for the construction and operations of the biofuel facilities.

Strategy

Our strategy is first to seek initial capital to secure rights to selected properties, prepare plant construction specifications and lock in raw material acquisition and biofuel sales access prior to committing significant additional capital.  We believe this provides risk mitigation by helping insure that key financing variables are substantially determined and that the requisite return on investment can reasonably be met prior to plant construction.  We will then raise sufficient capital of approximately $200 million to $250 per plant project to complete construction, commercialize the biofuel production and provide a path to profitability.

Market Opportunity/Demand

The use of ethanol and biodiesel produced in the U.S. fuel marketplace helps lower gasoline and diesel prices by expanding supplies and reducing the need for importing expensive, high-octane, petroleum-based gasoline components or more crude oil from unstable parts of the world.  Ethanol is also currently the only oxygenate that can reduce emissions sufficiently to meet EPA clean air standards.  Since ethanol helps in meeting EPA regulations and is the only environmentally friendly and readily available renewable fuel, we believe the outlook for continued growth in demand is likely.

In 2006, an estimated 5.0 billion gallons of ethanol were produced in the US, up from 3.9 billion gallons the previous year.  In his January 2007 State of the Union speech, the President mandated minimum alternative and renewable fuel usage of seven times the current consumption, which projects to approximately 35 billion gallons per year, be achieved within the next ten years.   If the industry continues with its current ethanol production trend, by 2017 it will be producing less than half the minimum level required.

The proposed Biofuels Security Act of 2007 provided:

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An amplified Renewable Fuels Standard (RFS) with aggressive, yet attainable new benchmarks for ethanol and biodiesel use: 30 billion gallons per year by 2020 and 60 billion gallons per year by 2030.

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A requirement to increase the availability of Flexible Fuel Vehicles (FFVs) by ten percent annually beginning this year, with a target of having all U.S. automobiles E85-compatible (gasoline mixture containing 85% ethanol) by 2017.

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A requirement to increase the availability of E85 ethanol fuel each year, resulting in the major oil companies carrying E85 at half of their gas stations by 2017.

In the first quarter of 2007, HBS Bio formed a joint venture with Dairy Development Group to convert waste to power for a proposed ethanol plant.

Operations and Facilities

Platelet and Organ Preservation

During the initial months following our incorporation, we recruited key members of the management and technical team, conducted market research and established our basic infrastructure and operating plan.

In August 1998, we established a branch office in Krasnoyarsk, Russia, where we conduct research and development for platelet preservation.   Krasnoyarsk was chosen to take advantage of the availability of low cost technical expertise and materials such as titanium, and also because two members of our team, Dr. Vladimir Serebrennikov, Director of Research and Mr. Leonid Babak, Branch Chief of Russian Operations, reside there.

The Russian government has placed no restrictions on our ability to operate our business, hire employees in Russia, and freely transport our assets from Russia to the U.S. without any assessment or payments to the Russian Federation. There are no material restrictions or regulations to which we are subject in Russia as a result of our activities there.  Conducting operations in Russia does not affect FDA approval or our proposed business activities in the United States, because no clinical trials are or will be conducted there.

When we enter the human infusion test phase in the United States, the priorities at our Russian branch may be shifted from research to supporting other lab operations and possibly to addressing other business opportunities where our presence in Russia would be considered an advantage.

While limited platelet experiments have been conducted under contract at the Sacramento Blood Foundation in California in prior years, we accelerated testing efforts in 2001 to validate the results obtained at our Russian facility.  In September 2002, Puget Sound Blood Center agreed to conduct human blood platelet research studies utilizing our platelet preservation technologies.  The preliminary studies leading to human infusion began in October of 2002, but were suspended in the fourth quarter of 2003 due to a funding shortfall.  We have made certain changes in our solution in order to prepare for human infusion, and resumed testing in February 2005.  In-vitro test results obtained in September 2005, as part of the human infusion studies, supported our earlier test results which we view as positive.  Test results obtained at a second independent laboratory in 2006 were consistent with results of the first study.  The next step requires the infusion of platelets into human test subjects, which may require an FDA license in addition to internal approvals.  See "Business - Test Results" for more information.

Renewable Energy Business

We have assembled a team of industry professionals with strong track records in all strategic and tactical aspects such as facility location and logistics, plant construction and operations, raw material and energy procurement, and biofuel sales.  This team is in the process of identifying properties for potential plants; however, to date we have not entered into any agreements or understandings for the acquisition of a particular property.

Research and Development

Platelet and Organ Preservation Business

We have developed a research and development strategy that considers the FDA and international approval processes and their impact on bringing a product to market.  Based on these constraints, we have developed a research and development plan that requires multiple developments being conducted at the same time.  In the year ended December 31, 2006, we spent $165,700 on research and development, compared to expenditures of $182,900 for the year ended December 31, 2005.  None of these costs were born directly by customers.

We have previously developed a three-phase strategy, with estimated time requirements for the research and development and market introduction of products, but have now compressed that into two phases.  The first phase starts with the creation of a platelet preservation product that will store platelets under refrigeration for seven to nine days using our proprietary solution by itself.   The second phase is the market introduction of our Platelet Preservation System utilizing our freezing technology being developed for the preservation of organs and cells now being tested at our Michigan research facility.    We are currently in the first phase of our strategy for platelets and the second phase for donor organs.   The anticipated time spent in this phase has been extended by our need for additional capital.  We are now proceeding with organ preservation research concurrently with platelet studies.

Governmental approval for human testing will be required for each of these phases of development.  Our plan is to obtain the necessary approvals for each phase.

Platelet Preservation - Refrigeration

Our platelet preservation plan starts with a platelet preservation product using our solution by itself.  We have been able to successfully store platelets for ten days at refrigerated temperatures, which is considered to be a major milestone in the cold storage of platelets.  Our technology has been validated by an independent test facility in the U.S., and we began the process leading to testing of human infusion in September 2002.  Currently the industry stores platelets at ambient temperature for a maximum of five days, an FDA-imposed limit due to historic bacterial infection of the platelets.   In July 2002, we entered into a development and supply contract with MMR Technologies of Mountain View, California, to build a computerized blood platelet cooling instrument.  In October 2002, we began preliminary tests of a prototype of this device, which is designed to cool the platelets prior to storage to help extend the shelf life of platelets for blood banks and hospitals.  The prototype unit was delivered to us in January 2003.  Preliminary tests were conducted, and required modifications to the systems have been noted.   We have subsequently determined that this unit may not be critical for platelet survival, and therefore have not conducted further testing or development.  We made the decision to use a standard cooling unit with customized fixtures that are appropriate for platelet bags.

Platelet Preservation - Sub-Zero Storage

This development is intended to result in longer storage times for platelets, combining the use of proprietary solutions, sub-zero temperatures and high pressure.  It is our goal to develop a storage method that will preserve the viability of platelets with little or no bacterial growth for a period greater than 13 days.  This will provide the medical community with a new and economical method for long-term platelet storage, thereby reducing the current loss of product.  The successful implementation of refrigerated platelets at nine days or beyond may eliminate the need for sub-zero stored platelets for most commercial blood banking applications.

Organ Preservation

This effort will incorporate storage of organs involving experiments with animal organs to demonstrate our ability to harvest, store and transplant organs that have been preserved at various temperatures ranging from plus 4 degrees Centigrade to sub-zero temperatures. The goal is to achieve a level of physical condition and viability of these organs that is equal to or superior to present storage methods and storage times.  In addition, we plan to develop a process that will reduce the need for anti-rejection drugs after transplantation.  The development process will include the development of proprietary solutions, cooling methods to protect organs from freezing at sub-zero storage temperatures.

Test Results

Non-clinical experiments and tests of platelet preservation and other research and development activities were conducted in Russia and Vicksburg, Michigan until the third quarter of 2003, when we developed a funding shortage.   We resumed testing in February 2005, and will continue to conduct experiments to find the optimal conditions of storage at refrigerated temperatures.  We have been able to achieve up to 24 hours of refrigerated storage of platelets with up to 68% retaining their original disc shape.  Up to 13% of the platelets remain discs after five days of storage.  Subsequent tests indicated very little disc loss after the first 24 hours of storage, where disc percentage remained essentially constant for 72 hours, which was the limit of these particular tests.  We subsequently demonstrated that platelets stored using our technology under refrigeration for ten days still remain functional, with a platelet survival rate of up to 78% and 20% maintaining full functionality.

Our most recent test efforts were directed toward the refinement of our platelet preservation technology before we commenced human studies and an application for approval from the FDA.  In October 2002, we began the preliminary studies leading to human infusion.  The preliminary studies were required to assure all steps in the process are compatible with human infusion, including sterility and safety.

We originally contemplated submission of our findings to the FDA in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings.  First, changes to our solution were required before commencing human infusion tests.  These changes included the need to sterilize our preservation solution using approved methods acceptable for human infusion, and the removal of suspended particulants from our preservation solution.  The sterilization issue has been resolved.  We were also successful in the removal of particulants from our preservation solution after procedures were implemented at another blood center in California used by us for such experiments.  We developed a new solution that appears to have improved results over past formulations without the need to clarify the solution for particulants.  We have also determined that the special cooling unit originally designed to facilitate the storage process at refrigerated temperatures may not be critical for platelet survival.  In addition, tests conducted in the United States during 2002 were not able to verify results obtained at our Russian research facilities.  In the first half of 2003, however, we were able to correlate the test results from our Russian research facilities with tests conducted by United States research facilities.

We believe that we have now satisfactorily resolved all issues raised by these findings, and resumed our human infusion tests in February 2005. In vitro-test results obtained in September 2005, as part of the human infusion studies, supported our earlier test results which we view as positive. In 2006, we completed the pre-human infusion tests at the second independent laboratory with consistent and encouraging results.  The next step requires the infusion of platelets into human test subjects, which may require an FDA license in addition to internal approvals. We are now in the process of obtaining such approvals and have submitted our test data to the FDA.    The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation.  We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities. We successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees centigrade for three months in our patent-pending HBS sub-zero solution.  In October 2005, we successfully completed the initial phase of our survival study of animals with transplanted kidneys using our HBS organ preservation solution, and we were able to preserve a rat's kidney at negative 196 degrees Centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures. We believe that the extended shelf life should enable better matching of donor kidneys to recipients. In 2003, we suspended this animal testing pending receipt of funding; however, we recently resumed our organ preservation research and accelerated the number of animal organ preservation experiments as compared to the prior schedule. We also purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade. Recent survival studies on animals with kidneys stored in the HBS-AZ solution showed an 80% survival rate versus 10% for the HTK (European solution). Further recent studies using biochemical test markers have corroborated these studies.  We moved into our new research facility in March 2007 and have acquired more space and specialized equipment to conduct freezing tests on organs and islet cells.

Renewable Energy Business

We intend to utilize the latest production methodologies which also process multiple feed stocks.  This includes process technology that will produce higher value byproducts suitable for the human market.  We are also exploring non-grain crops.  Our processes, which include a novel gasification system, are capable of producing lower cost, higher yield biofuel products.

Product Development

Platelet and Organ Preservation Business

We have engaged Quintiles, Inc., an international regulatory consulting firm, to assist with planning and managing the regulatory approval process.  This firm specializes in the design and implementation of regulatory strategies, including experiment design and monitoring.  We have used their services from time to time, but thus far we have used Quintiles only on a limited basis, as we have not yet started clinical trials.  We anticipate that Quintiles' participation will increase as we meet with the FDA to proceed with clinical trials.

As an overall strategy, we intend to apply for approval for our products while limiting the system claims for our Platelet Preservation System and to progressively expand them as FDA and/or EU approval is granted for each succeeding claim.  Our intention is to apply for approval in the U.S., Western European countries and Japan as the primary markets for our platelet preservation product.  However, we believe that our first product sales efforts will be directed towards countries in South America, Mexico and other countries that have fewer regulatory restrictions than the U.S, so as to provide a shorter time to market.

Renewable Energy Business

HBS Bio is currently seeking financing to stage approximately ten biofuel plant projects.  Such staging includes securing property rights, determining the availability of requisite natural gas and electrical energy sources, obtaining ready access to biofuel shipping and feedstock, insuring that there are no regulatory, jurisdictional or other constraints, and preparing complete engineering specifications.  We currently estimate that this will cost approximately $2 million per biofuel plant project.  Once a project is properly staged, we believe that we will be able to obtain construction financing on a plant by plant basis.  We currently estimate that each plant will require between $200 million to $250 million dollars.

Distribution, Sales and Customers

Platelet and Organ Preservation Business

It is our intent to market our platelet preservation products to blood centers and hospitals through established medical specialty dealers and distributors or strategic partners who manufacture and market products to blood centers and hospitals. Similar strategies will be employed for other future preservation products.  As we are in the development stage of operations, we currently have no customers and dependency on particular customers cannot be anticipated at this time.

Renewable Energy Business

We intend to market our biofuels to customers in major metropolitan and rural areas in the United States.   As we move closer to the production phase for our biofuel plants, we will develop more detailed distribution and sales plans.

Sources and Availability of Raw Materials

Platelet and Organ Preservation Business

Since we are in the development stage, we have not yet begun to manufacture our products.  Our products, as manufactured, should not use any exotic or hard to find raw materials and we believe that suppliers can be identified.  We are constantly reviewing the materials used in the development process, with particular attention to availability and future cost.  We cannot currently anticipate what the availability of materials and suppliers will be at the time our products enter production.

Renewable Energy Business

Corn has been the primary feedstock for ethanol production.  Corn supply has limitations based on limited committed acreage due to higher sales prices for alternative farm products such as soy beans.  With either limited acreage or upward price pressure on corn stock, new production facilities will need to be able to process other feedstock to meet ethanol production targets within reasonable cost ranges.  Our facilities will be designed with the capability of utilizing more than one grain base commodity and be upgradeable to biomass or non-grain conversion technology with minimal capital expenditures.

Competition

Platelet and Organ Preservation Business

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources.  Those companies include DuPont and Baxter, among others.  Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus Corporation for viral inactivation for platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. We believe that these companies are active in research and development of biological material preservation; however, we do not know the current status of their development efforts. Most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

LifeCell Corporation has developed technology for preserving a variety of cell types including platelets and red blood cells, and is attempting to obtain FDA approval for extending the storage time of blood platelets using cryo- preservatives.  Cerus Corporation has developed a viral inactivation product for platelets that is intended to eliminate or reduce viral testing requirements.  To our knowledge, this product is no longer being pursued as a platelet product in the U.S.   These products if approved could have a material adverse impact on the market for extending platelet storage times using our technology.  We believe that most, if not all, of our competitors use toxic chemicals such as Dimethyl Sulfoxide (DMSO) to preserve platelets, and store organs and other biologic material.  It is our intent to achieve longer preservation of such material and provide higher quality material by using non-toxic solutions and by storing the biologic material at refrigerated temperatures for moderate storage times and below the freezing point of water, without destroying the cellular integrity of the material, for longer storage times.  We also believe that our approach will be inexpensive in comparison to alternative preservation methods because the toxic solutions used by our competition must be removed from the material before use in most cases.  The solution we use for platelet preservation is intended to be directly usable.

Solutions used for storing organs such as the HTK and UW have long been established in Europe and the U.S. Although we believe that our directly competitive solution, the HBS-AZ has shown better results using animals as test subjects, we cannot be assured of the same results in humans. However we have good initial success with our freezing technology, which has not been duplicated to our knowledge.

Renewable Energy Business

MTBE was ethanol’s primary competition.  However, due to health care risks, it is being eliminated from the market. The California, New York and Connecticut MTBE bans have resulted in unprecedented growth trends for ethanol usage in those states.  Currently there are 113 ethanol production facilities in the U.S. and 71 more under construction.  Dozens more are in various stages of planning.  According to the FTC, 90 different firms were operating ethanol biorefineries by mid-October 2006.  That is an increase of 15 firms from a year ago. The FTC goes on to estimate that 110 firms will be operating facilities by the end of 2007.

Intellectual Property

Platelet and Organ Preservation Business

We consider our intellectual property to be a key cornerstone and asset of our business.  As such, the intellectual property, which consists of patents, patent applications, trade secrets, copyrights and know-how, will be both developed and protected.  We plan to gain wide protection for our intellectual property worldwide by patent and trademark filings in major foreign markets as well as the careful protection of trade secrets through contracts and procedures.

Prior to the formation of our company, Vladimir Serebrennikov, our Technical Director of Research and Development, conducted independent research over a ten-year period, involving research concerning the preservation of biologic material using high pressure.  After we were formed on February 26, 1998, the knowledge he gained was applied to the preservation of blood platelets, our primary market focus. New methods were developed in the container hardware design, processes and solutions for platelets, which continue to evolve as we continue our research and development efforts.

On June 1, 1998, we were assigned the entire worldwide right, title and interest in a preservation technology applicable to, but not limited to platelets (a blood component), red blood cells, heart valves, tissue and organs. This technology concerned all of the discoveries, concepts and ideas whether patentable or not, invented and developed by Messrs. Leonid Babak and Vladimir Serebrennikov.  The assignment was in exchange for our issuance of 877,500 shares of common stock to each of Messrs. Babak and Serebrennikov, valued at the time of issuance at $0.0025 per share.

Since this assignment, we have been performing further research and development on the technology assigned, and have filed two patent applications, as described elsewhere herein.  We anticipate filing additional patents on other aspects of the technology assigned by Messrs. Babak and Serebrennikov as additional inventions are reduced to practice.

A patent covering the hardware design of the container, preservation methodologies and processes was filed by us on October 31, 1998 followed by a continuation-in-part (CIP), which was filed in February of 1999 covering our solutions and other preservation methodologies.   We filed an international application with the Patent Cooperation Treaty based on our U.S. patent application, designating all countries and regions, on October 12, 1999. In addition, in June 2001, we filed a provisional patent entitled "Preservation of Blood Platelets at Cold Temperatures" to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods.  We believe that the patent and its extensions will protect the current core technology and provide us with a long-term competitive advantage in the market.

In July 2002, we received our first patent on the technology and methodology for preserving blood platelets.  This patent, U.S. 6,413,713, B1, is titled "Method for Preserving Blood Platelets".  We expect that additional patents will follow for organ preservation and other biologic material as such systems are developed.

We filed an international application with the Patent Cooperation Treaty based on our U.S. patent application, designating all countries and regions, on October 12, 1999. In addition, in June 2001, we filed a provisional patent entitled "Preservation of Blood Platelets at Cold Temperatures" to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods.  We believe that the patent and its extensions will protect the current core technology and provide us with a long-term competitive advantage in the market.

Although we believe that our methods for preserving platelets are patentable, there can be no assurance that we will be granted a patent beyond the one granted in July 2002. If additional patents are not granted, this could have a material adverse effect on our ability to compete with other companies that have much greater financial and technical resources than we currently possess.

As of March 2007, the U.S. Patent Office has granted us five patents for our organ, cell and platelet preservation technologies.

We purchased the patents for a vaginal disease test product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998.  The patents "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990.  Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force.  We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for five years.  The first $16,000 in royalty payments, if any, are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, are to be paid in cash.  To date, no royalties have been earned or paid for Phemtest.  Our product development efforts remain focused on our Platelet Preservation System. Therefore we intend to find a suitable licensee who is capable of completing the steps necessary to manufacture and market the Phemtest product.  To date, we have not located such a licensee, and there can be no assurance that a licensee will be obtained, or that we can negotiate a license on favorable terms.  FDA approval of the Phemtest product will also be required; we have not commenced the testing process required for such approval.  As of December 31, 2006, we have not signed any agreement with any potential licensee, as our focus remains on our core businesses of preserving blood platelets and organs and ethanol and biodiesel fuel development and production.

Government Regulation

Platelet and Organ Preservation Business

The FDA and the European Union ("EU") have regulations governing the marketability of medical solutions and equipment. We have not developed our products to the level where these approval processes can be started.

We believe that all of the products currently in development will require FDA approval prior to marketing.  Our initial products are at the prototype development stage and preclinical testing.  We intend to submit our initial Investigational New Drug Exemption ("IND") and Investigational Device Exemption ("IDE") as soon as sufficient preclinical data is obtained.  Both of the IND and IDE must be filed with the FDA prior to conducting clinical trials on human subjects. The successful completion of clinical trials is the final step toward receiving FDA approval of our product for marketing.

Our anticipated first product is a set of solutions and process to be used by blood centers to store platelets at refrigerated temperatures.  As such, we must obtain regulatory approval from the FDA to market the solutions and process.  In addition, if a device is required in the processing or storage of platelets, we must obtain regulatory approval from the FDA to market the device and the platelet product to be stored in our device.

We intend to pursue 510(k) approval from the FDA for our storage device, although there is a possibility that the FDA could determine that an application for a new device may be required.  A 510(k) submission will require a showing of "substantial equivalence" to one or more legally marketed devices.  Regulatory review of a 510(k) application should take a few months less than that for a new device application.  We believe that in either case the data required would be approximately the same preclinical and clinical data demonstrating safety and efficacy.

In order for us to receive FDA 510(k) approval, we believe that we will need to show that platelets stored utilizing our device are equivalent to platelets stored using currently approved methods.  We would do this by utilizing laboratory tests of platelet function and results of a clinical trial.  If we determine that we will pursue new claims for platelets stored using our device, more extensive clinical trials would be necessary.  We do not expect to pursue new claims initially, even if we believe that some may be supported by our research.

We currently do not have an estimate of when we will file our initial IND/IDE. The filing date will depend on when we obtain the required approval to conduct our pre-clinical human studies, and whether such studies are successful. Depending on the outcome of clinical trials and the claims submitted for approval, we believe that it could take as long as two to four years to obtain needed data, submit requests for marketing approval, and obtain regulatory approval or denial.

Russian regulations governing patents and procedures for ownership of patents are similar to those in the U.S., as they state that any patentable products or ideas developed through the branch personnel will be our property as long as an agreement with employees and outside sub-contract personnel stipulates that such inventions shall be assigned to us. This is similar to U.S. law. It is our practice to require that all personnel and outside contractors sign such an agreement.

The assignment of products developed or patents granted prior to any payment by us for the development of a product would require approval by the Russian government. Even though Mr. Serebrennikov holds some patents individually which could relate to our technology, we have elected not to purchase these existing patents because they have become public domain outside of Russia, and because we do not feel that they are important to our business.

As an approved medical device, our storage product must be manufactured according to Quality Systems Regulations ("QSR") and Good Manufacturing Practices ("GMP").  We intend to be in compliance with these regulations during product development.  It is our plan to manufacture devices through contract manufacturers experienced in the FDA regulations and familiar with QSR requirements and whose facilities are in compliance with QSR.   We intend to audit all contract manufacturers to help assure proper compliance.  Components of our device are comprised of usual metals, plastics, and electronic parts and should generate no unusual disposal streams.

Renewable Energy Business

Our renewable energy business is subject to extensive and frequently changing federal, state and local laws and regulations relating to the protection of the environment.  These laws, their underlying regulatory requirements and their enforcement, some of which are described below, will impact our proposed business operations by imposing restrictions on such proposed operations, requiring us to obtain and comply with permits and authorizations, causing us to incur liability for exceeding applicable permit limits or legal requirements and imposing specifications for the biofuels we plan to produce.

In addition, some of the governmental regulations to which we are subject will be helpful to our proposed ethanol marketing and production business.  The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends in North America.  Some of the governmental regulations applicable to our ethanol marketing and production business are briefly described below.

Federal Excise Tax Exemption.  Ethanol blends have been either wholly or partially exempt from the federal excise tax on gasoline since 1978.  The exemption has ranged from $0.04 to $0.06 per gallon of gasoline during that period.  The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers.  If the fuel is blended with ethanol, the blender may claim a $0.51 per gallon tax credit for each gallon of ethanol used in the mixture.  The federal excise tax exemption was revised and its expiration date was extended for the sixth time since its inception as part of the American Jobs Creation Act of 2004.  The new expiration date of the federal excise tax exemption is December 31, 2010.  We believe that it is highly likely that this tax incentive will be extended beyond 2010 if Congress deems it necessary for the continued growth and prosperity of the ethanol industry.

Clean Air Act Amendments of 1990.  In November 1990, a comprehensive amendment to the Clean Air Act of 1977 established a series of requirements and restrictions for gasoline content designed to reduce air pollution in identified problem areas of the United States.  The two principal components affecting motor fuel content are the oxygenated fuels program, which is administered by states under federal guidelines, and a federally supervised reformulated gasoline, or RFG, program.  These programs have resulted in a variety of gasoline grades to meet different regional environmental requirements.

National Energy Legislation.  The Energy Policy Act of 2005 substituted the then-existing oxygenation program in the RFG program with the RFS.  The RFS sets a minimum amount of renewable fuels that must be used by fuel refiners.  Beginning in 2006, the minimum amount of renewable fuels that must be used by fuel refiners is 4.0 billion gallons, which increases progressively to 7.5 billion gallons in 2012.   We believe that the market for ethanol could experience fluctuations in demand depending on the preferences of petroleum refiners and state policies.

State Energy Legislation and Regulations.  State energy legislation and regulations may affect the demand for ethanol.  California recently passed legislation regulating the total emissions of CO2 from vehicles and other sources.  In 2006, the State of Washington passed a statewide renewable fuel standard effective December 1, 2008.  We believe other states may also enact their own renewable fuel standards.

Additional Environmental Regulations.  In addition to the governmental regulations applicable to the ethanol marketing and production businesses described above, our proposed renewable energy business will be subject to additional federal, state and local environmental regulations.  We cannot predict the manner or extent to which these regulations will harm or help our business or the ethanol production and marketing industry in general.

Our Disposable Phemtest Test System

On September 1, 1998, we entered into a purchase agreement with Paul Okimoto, one of our officers and directors, acquiring all patent rights owned by Mr. Okimoto to a disposable vaginal disease test device called Phemtest.  As consideration for the assignment of these patent rights, we paid $1,375 to a law firm as a patent maintenance fee to ensure that the patents would remain in force.  We also agreed to pay Mr. Okimoto royalties of 5% of gross sales of Phemtest for the next five years.  The first $16,000 in royalty payments are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, if any, are to be paid in cash.  To date, no royalties have been earned or paid for Phemtest.  Our product development efforts remain focused on our platelet and organ preservation systems. Therefore we intend to find a suitable licensee who is capable of completing the steps necessary to manufacture and market the Phemtest product.  To date, we have not located such a licensee, and there can be no assurance that a licensee will be obtained, or that we can negotiate a license on favorable terms.  FDA approval of the Phemtest product will also be required; we have not commenced the testing process required for such approval. As of December 31, 2006, we have not signed any agreement with any potential licensee, as our focus remains on our core businesses of preserving blood platelets and organs and the production of ethanol and biodiesel fuels.

Other Product Development Efforts

In addition to our attempts to raise outside capital, we have pursued opportunities to acquire existing products and businesses that currently produce, or have the potential to produce, revenue.  In September 2003 we signed a binding letter of intent to acquire all rights in a cream product with potential skin healing and antibacterial properties.  The purpose of the acquisition is to develop a product to generate revenues while our blood platelet preservation technology is undergoing human infusion tests.  During 2004, using minimal funding, we were able to reformulate the cream for better appearance and use.  We then tested the reformulated cream for safety at an independent laboratory, and received positive results.  We are now seeking a business partner to produce and market the cream.  There is no guarantee that we will be able to develop a marketable product based on the cream.  If we are able to develop a marketable product, it will require additional research and development as well as additional capital.  At this time, we do not have an estimate of the time or funding that will be required to produce and market such a product.

Employees

As of March 31, 2007, we had an aggregate of 12 employees and key consultants, of which four were engaged in research and development, eight in management, administration and finance and four in our Russian Branch.  Our employees are currently not represented by a collective bargaining agreement, and we believe that our relations with our employees are good.

Properties

We currently own no real property. Our principal address as reported herein is the residence of one of our employees.  We do not pay any rent for the use of our principal executive offices.  Although the real estate leasehold market in California is highly competitive, we believe that as we require facilities in California we will be able to find available facilities at a reasonable cost.

Our primary research and development effort, which has been conducted at our facility in Kransnoyark, Russia, has been transferred to the United States.  We currently continue to employ six people at that facility in Russia, including administration and support personnel.  We also have one employee and one consultant at our Michigan research facility, conducting organ preservation studies.   We signed a five year lease on a new facility in Michigan in the last quarter of 2006, and moved into the new space in March 2007, to accommodate needed equipment to conduct islet cell and organ freezing studies.  The monthly rent on this facility is $1,100.

Legal Proceedings

On December 10, 2001, we filed a complaint entitled HyperBaric v. John A. Mattera, in the United States District Court, Northern Division, Case No. C01-21142.   This is an action against John A. Mattera ("Mattera") for breach of contract; breach of the implied covenant of good faith and fair dealing; fraud; securities fraud; and constructive trust in connection with a stock purchase agreement that we entered into with Mattera in April 2001.  Pursuant to the agreement, Mattera was to wire transfer the sum of $104,000 within 72 hours of receipt of 400,000 free trading shares of our stock to be deposited with a clearing agent designated by Mattera.   Mattera failed to pay and refused to pay for the shares of stock; however, the shares were cleared and released to Mattera by the clearing agent without confirmation that payment had been received by us.  Thereafter, the transfer agent refused to cancel the transfer or return the shares without a court order.  We are seeking damages; interest allowable by law; rescission of the agreement and return of the shares; attorneys' fees and costs incurred for the suit; punitive damages; and a preliminary injunction preventing the transferring of the shares and/or disposal of the proceeds until termination of the litigation.   The complaint was served on Mattera in Florida on December 28, 2001, but to date no response has been filed.  A judgment was entered against Mattera in the amount of $117,447.28 on November 15, 2002, and we are attempting to execute on this judgment; however, there can be no assurance that we will be able to recover any of this amount.

On August 7, 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission announced that they were bringing securities fraud charges against Harry Masuda, our Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in a September 1999 and February 2000 private placement.  The allegations generally charge Mr. Masuda with the failure to adequately disclose to investors in this private placement a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company.  The SEC also brought fraud charges against us for the same transactions, and these charges are still pending.  In June 2000, we undertook a rescission offer to those shareholders who had purchased an aggregate of 427,300 shares of common stock and warrants in the private placements for aggregate proceeds of $640,950. Holders of 222,900 shares of common stock accepted the rescission offer. The other shareholders elected not to rescind their stock purchases. We paid an aggregate of approximately $300,000 in cash to rescinding shareholders, but could not afford to pay the balance of the rescission offer in cash. Instead, we issued promissory notes, with interest at the rate of 10% per annum, payable upon the earlier of (i) one year from the date of the note or (ii) our receipt of funding sufficient to permit repayment of the principal and interest on the notes.  In 2000 and 2001, holders of $67,500 in principal and interest in the above-referenced promissory notes elected to convert their notes to an aggregate of 206,700 shares of our common stock. The remainder of the rescinding holders was paid in full in cash prior to December 31, 2002.  As all of the shareholders electing to rescind have now been paid in full (whether in cash or in shares of common stock), we believe that the issues raised by the alleged failure to disclose have been fully resolved. Although we believe that the charges are unwarranted there can be no assurance that Mr. Masuda will be able to continue to serve as our Chief Executive Officer in the event that the Securities and Exchange Commission receives the remedies that it seeks. In January, 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda at the end of the 18-month deferred prosecution term, which ended in July 2006. The civil case against us has been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term.

MANAGEMENT

The following table sets forth the names and positions of our directors and executive officers and other key personnel as of March 31, 2007:

   Name

Age        Position

----------

----      --------------

 Harry Masuda

 63      Chief Executive Officer and a Director

 Dr. David Winter

 73       President

 Paul Okimoto

 72      Chairman of the Board, Secretary and Executive Vice President

 Dr. Luis Toledo

 63      Chief Medical Officer

 Dr. Larry McCleary

 57      Director

_______________________________

There is no family relationship between any of our directors and executive officers.

Each Director holds office until the next annual meeting of the shareholders or until his successor is elected and duly qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors.  The following sets forth biographical information concerning our directors, executive officers and key personnel for at least the past five years:

Harry Masuda has served since February 1998 as our Chief Executive Officer and a Director.  He also served as our President from February 1998 through August 2005.  Mr. Masuda is the former president of several high tech companies including Piiceon, Inc., a manufacturer of computer peripheral products for microcomputers. Mr. Masuda also founded HK Microwave; a manufacturer of high frequency phase locked oscillators used in cellular telephone base stations, later acquired by Dynatech Corporation. Mr. Masuda received his BSEE and MSEE from San Jose State University.  From October 1997 to February 1998, Mr. Masuda was a business consultant, and he served as President of International Web Exchange from July 1995 to October 1997.

David Winter, M.D. joined us in September 2005 as President. Dr. Winter has over 20 years' experience in the pharmaceutical industry. Since January 2004, he has served as CEO of TriMed Research, Inc., a joint venture of the University of Nebraska Medical Center, UNeMED Corporation and Tridelta Development, Ltd. formed to research and commercially develop therapeutic products related to TriMed's proprietary mammary gland protein. Since January 2002, he has also served as Medical Director of CTI, a contract research organization. From February 2001 to December 2003, he was President of Winter Consulting.  He served as President and Chief Operating Officer of SangStat Medical Corporation, a pharmaceutical company making drugs used in transplantation, from March 1995 to June 1998, and as President and Chief Executive Officer of Human Organ Sciences, Inc., a subsidiary of SangStat, from July 1998 to 2001.

Paul Okimoto joined us in February 1998 as Executive Vice President and a Director.  He became our Secretary in August of 2002.  Mr. Okimoto served as President of Sanhill Systems, a research and development company involved in the signal processing medical field, from 1991 to January 1998.

Luis Toledo, M.D., PhD. became our Chief Medical Officer in March 2000. Dr. Toledo is an internationally recognized authority on organ transplantation and preservation. He has authored 10 books on transplantation and related subjects, authored or co-authored 500 scientific publications, and contributed to chapters of 77 books. Dr. Toledo has held many medical staff positions including: Co- Chief, Transplantation and Director, Surgical Research at the Henry Ford Hospital and Chief, Transplantation and Director, Research at Mount Carmel Mercy Hospital. He is also currently the Director of Research at the Borgess Medical Center and is Director of the Michigan Transplant Institute. He also serves as Professor of Surgery and Director, Experimental Research Program at Michigan State University.

Larry McCleary, M.D. joined us in September 2005 as a Director.  Dr. McCleary filled the vacancy created by the resignation of George Tsukuda.  Dr. McCleary has spent the last seven years serving as Director of Human Research for Advanced Metabolic Research Group, LLC, headquartered in Henderson, Nevada.  Dr. McCleary served on our Advisory Board from 2002 until his appointment to our Board of Directors.

Committees of the Board of Directors

We do not currently have an Audit Committee, Compensation Committee or any other committee of the Board of Directors.  The responsibilities of these Committees are fulfilled by our Board of Directors.  In addition, we do not currently have an "audit committee financial expert" as such term is defined in the Securities Act, as our financial constraints have made it extremely difficult to attract and retain qualified outside Board members.  We hope to add qualified independent members of our Board of Directors later in 2007, depending upon our ability to reach and maintain financial stability.

Directors' Compensation

Directors who are also our employees receive no additional cash compensation for serving on the Board.  We have issued stock options to our Board members in the past, and will continue to do so for the foreseeable future.  We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and Directors, and persons who own more than ten percent of a class of our capital stock, to file reports of ownership and changes in their ownership with the Securities and Exchange Commission.  These persons are required to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms received by us, we believe that during the year ended December 31, 2006, Mr. Larry McCleary did not timely file certain Forms 4 (such Forms were subsequently filed).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Overall Objectives

We believe that the compensation program for our Chief Executive Officer, Chief Medical Officer and Chairman of the Board (collectively, the “Named Executive Officers”), should be designed to reward the achievement of specific annual, long-term and strategic goals, and should align executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The compensation program should also be sufficient to attract and retain highly qualified leaders who can create value for us, as well as provide meaningful incentives for superior performance.

Setting Executive Compensation

Due to the unique nature of each Named Executive Officer’s duties, our criteria for assessing executive performance and determining the compensation in any given year are inherently subjective and are not based upon specific formulas or weighting of factors.  We also use companies in similar industries as benchmarks when initially establishing Named Executive Officers’ compensation.  However, we are a development stage company, and has limited operating history and no revenue to date.  As a result, our compensation plan necessarily reflects our limitations in this respect.

Discussion of Specific Compensation Elements

Base Salary:  We determine the base salaries for all Named Executive Officers by reviewing company and individual performance, the value each Named Executive Officer brings to us, and general labor market conditions.  The base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria.  The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of our performance and of the individual Named Executive Officer’s performance for the period.  An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year.

Performance-Based Incentive Compensation:   We do not have a performance-based incentive compensation program at this time.

Long-Term Incentive Compensation:  We provide long-term incentive compensation through awards of stock options, restricted stock, and/or stock awards.  Our equity compensation program is intended to align the interests of the Named Executive Officers with those of our shareholders by creating an incentive for our officers to maximize shareholder value.  The equity compensation program also is designed to encourage officers to remain employed with us despite a competitive labor market, and the fact that we are a development stage company and have a limited operating history and no revenue to date, and may not necessarily be able to sustain a market rate base salary.  Stock options, stock grants, warrants and other incentives are based on combination of factors including the need and urgency for such an executive, the experience level of the executive and the balance of such incentives with a lower than market base salary or fees that is paid in cash. Employees and consultants are granted such incentives from time to time to maintain their continuing services, sometimes without increases in salaries or fees.  Stock options are granted through the Amended and Restated Human BioSystems 2001 Stock Option Plan.

Deferred Compensation Benefits:  We do not have a deferred compensation program at this time.

Retirement Benefits:  We do not have a 401(k) plan or other retirement program at this time.

Executive Perquisites and Generally Available Benefits:  We have no executive perquisite program at this time.

Tax and Accounting Implications

We review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  We believe that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes.

Role of Executive Officers in Compensation Decisions

Decisions as to the compensation of our executive officers are made by the Board of Directors.  The executive officers who are also Board members participate in the discussion and determination of their compensation.

The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the fiscal years ended December 31, 2006 and 2005 by our (i) Chief Executive Officer and (ii) executive officers, other than the Chief Executive Officer, whose salaries for the 2006 fiscal year as determined by Regulation S-B, Item 402, exceeded $100,000 (the individuals falling within categories (i) and (ii) are collectively referred to as the “Named Executive Officers”).

Summary Compensation Table
Annual Compensation
	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	Other	Total
H. Masuda, Chief Executive Officer	2006	$241,587	(1)	-	-	-	-	-	$3,100 (2)	$244,687
	2005	$215,625	(3)	-	-	-	-	-	-	$215,625
P. Okimoto, Chairman of the Board	2006	$ 94,640	(4)	-		-	-	-	-	$ 94,640
	2005	$114,125	(5)	-	-	-	-	-	-	$114,125
L. Toledo, Chief Medical Officer	2006	$134,198	(6)	-	-	-	-	-	-	$134,198
	2005	$139,125	(7)	-	-	-	-	-	-	$139,125

(1)  Includes accrued but unpaid salary of $52,500 for fiscal year 2005 and paid vacation of $9,087.

(2)  Represents corporate office allowance of $200 per month for use of home and facilities for Company business.  Includes $900 accrued but unpaid for fiscal year 2005.

(3)  Includes accrued but unpaid salary of $30,000 for fiscal year 2004.

(4)  Includes accrued but unpaid salary of $6,400 for fiscal year 2005 and paid vacation of $4,240.

(5)  Includes accrued but unpaid salary of $27,500 for fiscal year 2004.

(6)  Includes accrued but unpaid salary of $8,400 for fiscal year 2005 and paid vacation of $5,798.

(7)  Includes accrued but unpaid salary of $25,500 for fiscal year 2004.

Employment Agreements; Termination of Employment and Change of Control Arrangements

In March 2000, we entered into an employment agreement with Dr. Luis Toledo, employing him as our Chief Medical Officer for a minimum term of one year.  The agreement provides for a base salary of $6,000 per month, which may be adjusted based on our ability to raise defined amounts of capital. In addition, we granted to Dr. Toledo an option to purchase 75,000 shares of our common stock at an exercise price of $1.50 per share, and continued in effect options granted pursuant to a consulting agreement that we entered into in May 1998 with Dr. Toledo.  In June 2001, we granted Dr. Toledo options to purchase 75,000 shares of common stock at an exercise price of $0.28 per share.  In January 2002, we granted Dr. Toledo options to purchase 75,000 shares of common stock at an exercise price of $0.54 per share, and in February 2004, we granted Dr. Toledo options to purchase 150,000 shares of common stock at an exercise price of $0.11 per share.  This option vested with respect to 30% of the shares on the date of grant; an additional 30% one year after the date of grant, and the remainder will vest two years from the date of grant.  We entered into a new employment agreement with Dr. Toledo effective April 1, 2005, providing for a base salary of $10,000 per month (subject to adjustment based on our financial situation and performance).  On March 15, 2005, we granted Dr. Toledo options to purchase an additional 150,000 shares of common stock at an exercise price of $0.11 per share.  This option vested with respect to 30% of the shares on the date of grant; an additional 30% will vest one year after the date of grant, and the remainder will vest on two years from the date of grant.

In September 2006, we and our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio), entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”), a corporation controlled by Claude Luster III, the President of HBS Bio.  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.  In consideration for the options, HBS Bio issued fifty thousand (50,000) shares of the Company’s common stock to EXL, which were placed in escrow in October 2006, and reimbursed EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

We, with HBS Bio, also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  It further provided that Mr. Luster would act as President of HBS Bio.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to 3,450,000 shares of our common stock, which was placed in escrow in October 2006.  The Escrow Agreement provides that 1,000,000 shares of our common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

 On August 29, 2005, we entered into an Executive Consulting Agreement with Dr. David Winter.  Pursuant to the agreement, Dr. Winter will serve as our President.  In that capacity, he will oversee our platelet and organ development programs and supervise negotiations with potential alliance partners.  In consideration of these services, Dr. Winter will receive a monthly retainer of $3,000.  He will also receive options to purchase 96,000 shares of our common stock, at an exercise price of $0.73 per share. The options will vest over a 12- month period, at the rate of 8,000 shares per month.  During the term of the Agreement, Dr. Winter will also be eligible to receive a performance bonus in the maximum amount of 100,000 shares of our common stock, upon reaching certain performance targets established by our Board of Directors.  Either party may terminate the agreement prior to the end of the term with 30 days prior written notice.

In December 1, 2006, Dr. Winter joined the Company as an employee with a monthly compensation of $10,000 and a stock option to purchase 150,000 shares at $0.10 per share. The option vests as to 30% immediately, another 30% after one year and the balance of 40% after the second year from the date of the option.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables provide information on outstanding equity awards during the year ended December 31, 2006 to the Named Executive Officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
H. Masuda, Chief Executive Officer	-	-	-	-	-
P. Okimoto, Vice President	-	-	-	-	-
L. Toledo, Chief Medical Officer	-	-	-	-	-

Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Masuda, Chief Executive Officer	-	-	-	-
P. Okimoto, Vice President	-	-	-	-
L. Toledo, Chief Medical Officer	-	-	-	-

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation of the Company’s directors for the year ended December 31, 2006:

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Masuda	-	-	-	-	-	-	-
D. Winter	-	-	-	-	-	-	-
P. Okimoto	-	-	-	-	-	-	-
L. Toledo	-	-	-	-	-	-	-
L. McCleary	-	-	-	-	-	-	-

Limitation of Liability and Indemnification

Our Articles of Incorporation and By-laws provide for indemnification of our officers and directors to the fullest extent permissible under California law. Additionally, we have entered into indemnification agreements with each of our officers and Directors, and therefore purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.  These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

We have directors' and officers' liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers.

To the extent provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy and therefore are unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes transactions, in addition to the employment and consulting agreements described above, to which we were or are a party and in which any of our directors, officers, or significant stockholders, or members of the immediate family of any of the foregoing persons, had or has a direct or indirect material interest.

We purchased the patents for a disposable vaginal disease test product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998.  The patent "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and the patent "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990.  Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force.  We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for the next five years.  The first $16,000 in royalty payments are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, if any, are to be paid in cash.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2007, by each person or group of affiliated persons who we know beneficially owned 5% or more of our common stock, each of our directors, and all of our directors and executive officers as a group.  All of the share numbers are calculated to include the effect of a one to four stock split, effective July 21, 1998.  Unless set forth to the contrary below, the address for all persons is c/o Human BioSystems, 1127 Harker Avenue, Palo Alto, CA 94301.

Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own.  The amount of shares owned by each shareholder in the following table was calculated pursuant to Rule 13d-3(d) of the Exchange Act.  Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed.  The total number of outstanding shares of common stock at March 31, 2006, was 91,117,537.

Name and Address of

             Number of Shares Owned             Percent of Shares

Principal Shareholders

                 Outstanding

-----------------------

                --------------------------                  --------------------

Harry Masuda

 2,993,089 (1)

3.01%

Paul Okimoto

669 35th Street

Richmond, CA  94805

 1,809,699 (2)

1.82%

Dr. David Winter

 1,090,286 (3)

1.10%

Larry McCleary

418 Alpine Drive

Incline Valley, NV 89451

 7,324,799 (4)

7.38%

Claude Luster, III

      50,000

  (5)

   *

Meiswinkel Investment Group, L.P.

2060 Newcomb Avenue

San Francisco, CA 94124

 6,843,452

 6.90%

Langley Park Investments, PLC

One Great Cumberland Place

6th Floor

London, England W1H7AL

 7,000,000

 7.10%

All Officers and Directors as

a Group (six persons)

                 14,521,965   (1) - (5)

14.51%

____________________________________

(1) Includes options to purchase 200,000 shares of common stock exercisable within 60 days of March 15, 2007.

(2) Includes options to purchase 110,000 shares of common stock exercisable within 60 days of March 15, 2006.  Excludes an aggregate of 877,500 shares of common stock for which Mr. Okimoto acted as Trustee in receiving and forwarding such shares to YN Faarkaghyn Shiaght Lorne House Trust Limited, for the benefit of Mark Tameichi Okimoto, Michael Akira Okimoto, Eric Yoshiro Okimoto, Daryl Takashi Okimoto, Mary T. Hernandez and Betty Yamaguchi. The permanent Trustee is Ronald Buchanan of Lorne House Management Ltd.  Mr. Okimoto expressly disclaims beneficial ownership of said shares.

(3) Includes options to purchase 346,000 shares of common stock exercisable within 60 days of March 15, 2007.

(4) Includes options and warrants to purchase 80,000 shares of common stock exercisable within 60 days of March 15, 2007.

(5) Claude Luster, III, the President of HBS BioEnergy, the Company’s wholly-owned subsidiary, is the manager of EXL Group III Corporation (“EXL”).  The shares designated as beneficially owned by Mr. Luster represents 50,000 shares of common stock issued to EXL pursuant to the terms of that certain Asset Purchase Agreement by and among the Company, EXL and HBS BioEnergy, but excludes up to 3,450,000 shares of the Company’s common stock issuable to Mr. Luster upon the achievement of certain milestones set forth in that certain Consulting Services Agreement between the Company and EXL.

As indicated in the table above, our executive officers and directors beneficially own, in the aggregate, 14.51% of our outstanding common stock. As a result these shareholders may, as a practical matter, be able to influence all matters requiring shareholder approval including the election of directors, merger or consolidation and the sale of all or substantially all of our assets. This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

SELLING SHAREHOLDER

Based upon information available to us as of May 31, 2007, the following table sets forth the name of the selling stockholder, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares that the selling stockholder will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling stockholder.  The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.  As used in this prospectus, "selling stockholder" includes donees, pledges, transferees or other successors in interest selling shares of our common stock received from the named selling stockholder as a gift, pledge, distribution or other non sale-related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

We previously entered into an Investment Agreement, effective June 28, 2004, with an affiliate of the selling shareholder to raise up to $5,000,000 through an equity line of credit.  We registered an aggregate of 38,000,000 shares of common stock under a registration statement on Form SB-2 for issuance and sale under that equity line of credit.  Pursuant to the Investment Agreement, the affiliate acquired 137,500 shares of our common stock in exchange for approximately $47,300 during January 2006, 607,500 shares for approximately $175,000 during March 2006, 110,100 shares for approximately $32,900 during April 2006, 31,000 shares for $4,900 during June 2006, 284,400 shares for $50,000 during July 2006, 878,500 shares for $145,300 during August 2006, 188,000 shares for $25,000 during September 2006, 246,400 shares for $31,000 during October 2006, 388,800 shares for $42,000 during November 2006, and 1,007,800 shares for approximately $90,300 during December 2006.

In November 2006, we entered into a loan transaction with the above-referenced affiliate, and issued to such affiliate a Promissory Note (the “First Note”) with a face value of $1,200,000, with net proceeds to us from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%.  The First Note matures on August 31, 2007.  Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from puts issued by us as collateral.  Thirty such puts were issued and are to be used only in the case of a default under the terms of the loan agreement.  If the First Note’s face value is not paid off by maturity, we will be required to pay an additional 10% on the face value of the First Note, plus 2.5% per month, compounded daily, until the First Note is paid off.  We may be required to pay penalties if certain obligations under the First Note are not met.  If we raise financing of more than $2,000,000, the affiliate may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the First Note.  We issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement that we file.  We will be required to issue an additional 500,000 shares each time an eligible registration statement is filed and the Holder Shares are not included.

In May 2007, we entered into a loan transaction with the selling shareholder and issued a Promissory Note (the “Second Note”) with a face value of $462,000.  The net proceeds from the transaction, approximately $385,000, will be used for general working capital.  The Second Note matures on April 15, 2008.  Repayment of the Second Note will be made monthly in the amount of (i) 100% of any proceeds raised over $120,000 per month from puts made pursuant to the Investment Agreement or (ii) $51,333.00, whichever is greater.  The payment shall be made on the 15th of each month or upon immediately available funds exceeding the threshold amount of proceeds raised from puts.  If we raise financing of more than $2,000,000, the selling shareholder may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Second Note.   If the Second Note is not paid in full by the maturity date, the face value of the Second Note will be increased by 10% as an initial penalty, and we will pay an additional 2.5% per month on the face value, compounded daily, until paid in full.   Upon each and every event of default (as defined in the Second Note), the selling shareholder may elect to execute the puts in an amount that will repay it and fully enforce its rights under the Investment Agreement.  The selling shareholder may also increase the face value of the Second Note by 10% and an additional 2.5% per month, compounded daily until the default is cured or the Second Note is paid in full.  The selling shareholder may also elect to stop any further funding of us (excluding the Equity Line of Credit), or may switch any residual amount of the face value of the Second Note not paid at maturity into a three-year convertible debenture.  If the selling shareholder so chooses, we have 10 days to file a registration statement for the shares issuable upon conversion of the convertible debenture equal to 300% of the residual amount, plus interest and liquidated damages.  If we do not file the registration statement within 10 days, or the registration statement is not declared effective within 60 days, the residual amount will be increased by $5,000 per day.  Moreover, if we have an opportunity to accelerate the effectiveness of the registration statement but fails to do so, the residual amount will increase by $5,000 per day commencing the date the statement would have been declared effective.  The conversion rate will be the lesser of 50% of the lowest closing bid price for the previous 15 days or 100% of the lowest bid price for the preceding 20 days.  If the selling shareholder does not elect to convert the debenture into common stock prior to maturity, it will automatically be converted into shares upon maturity.  Finally, the selling shareholder may increase the monthly payment amount to fulfill the repayment of the residual amount.  If we do not cooperate, the selling shareholder may elect to increase the face value of the Note by 2.5% per day, compounded daily.

The Second Note also provides that we will not enter into any additional financing agreements without the selling shareholder’s express written consent.  We also may not file any registration statement which includes any of our common stock exceeding one million shares, including those on Form S-8 exceeding 800,000 shares, until the Second Note is paid in full or the selling shareholder gives written consent (the selling shareholder has agreed to allow one registration statement on Form SB-2 not to exceed 25,000,000 shares as a shelf registration).  If we issue any shares to a third party while the Second Note is outstanding under terms the selling shareholder deems more favorable to the third party, the selling shareholder may elect to modify the terms to conform to the more favorable term or terms of the third party financing.   We have issued to the selling shareholder 250,000 shares of unregistered restricted common stock as an incentive for entering into the Second Note, and have paid closing costs and related expenses of $35,000 associated with the transaction.

Except as described above, to our knowledge, the selling stockholder has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

             Beneficial Ownership

Number of Shares

Beneficial Ownership

             of Common Shares Prior

to be Sold Under

 of Common Shares

             to the Offering

This Prospectus

After the Offering

             ----------------------

  -----------------

  ---------------------

Selling          Number of   Percent

Number of    Percent

Shareholder     Shares       of Class

Shares (1)     of Class

-----------         ---------       ---------

 ---------          ---------

Dutchess

Private        20,000,000      21.8%

    20,000,000 (3)

     --                     --

Equities

Fund II, L.P.(2)

(1) These numbers assume the selling shareholder sells all of its shares prior to the completion of the offering.

(2) Dutchess is a private limited partnership whose business operations are conducted through its general partner, Dutchess Capital Management, LLC.  Michael Novielli and Douglas H. Leighton are managing memebers of Dutchess Capital Management, LLC, and have voting and dispositive power with respect to securities held by Dutchess Private Equities Fund II, LP.

(3) The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling shareholder.  We have assumed the sale of all of the common shares offered under this prospectus will be sold. However, as the selling shareholder can offer all, some or none of its common stock, no definitive estimate can be given as to the number of shares that the selling shareholder will offer or sell under this prospectus.

DESCRIPTION OF CAPITAL STOCK

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are descriptions of the material terms of our securities.  Our articles of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to this registration statement of which this prospectus forms a part.

Common Stock. Our authorized capital stock includes 300,000,000 shares of common stock, no par value per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution or winding up of the affairs of the Company; (iii) do not have preemptive subscription or conversion rights and there are no redemption rights applicable thereto; and (iv) are entitled to cumulative voting on all matters which shareholders may vote on at all meetings of shareholders.  The holders of shares of our common stock have cumulative voting rights pursuant to the California General Corporation Law. Upon the effective election of cumulative voting by any shareholder, each shareholder entitled to vote at any election of directors may cumulate such shareholder votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder sees fit.

To date, we have not paid or declared any dividends and we have no intention of declaring or paying any dividends in the foreseeable future. If we decide to pay dividends, that decision will be made by our Board of Directors, which will likely consider, among other things, our earnings, our capital requirements and our financial condition, as well as other relevant factors.

Preferred Stock.  Our authorized capital stock also includes 10,000,000 shares of preferred stock.  Our board of directors has the authority to determine the rights, preferences and privileges of any series or class of preferred stock. At this time, we have no shares of preferred stock issued and outstanding, and we have no plans to issue any preferred stock at this time.

Transfer Agent and Registrar

We have engaged the services of First American Stock Transfer as our transfer agent and registrar.

SHARES ELIGIBLE FOR FUTURE SALE

On March 31, 2007, 91,712,500 shares of our common stock were outstanding, and 2,076,000shares of common stock were subject to outstanding warrants and options granted under our Stock Option Plans and otherwise.  Of the outstanding shares, 11,758,472 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act.  All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed one percent of the then outstanding shares of our common stock, subject to various restrictions.  In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above.  To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholder to offer and sell up to an aggregate of 30,000,000 shares at such times and at such places as they choose.  The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the common stock by a selling shareholder may be effected from time to time in one or more transactions.  Any of the common stock my be offered for sale, from time to time, by a selling shareholder, or by permitted transferees or successors of the selling shareholder, on the OTCBB, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise.  The common stock may be sold by one or more of the following:

-

On the OTCBB or any other national common stock exchange or automated quotation system on which out common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

-

Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

o

Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

o

Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

o

Ordinary brokerage transactions.

o

Transactions in which the broker solicits purchasers

-

Directly to one or more purchasers.

-

A combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

In connection with the distribution of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker- dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also sell shares short and redeliver the shares to close out such short positions. A selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. A selling shareholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholders or their underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling shareholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Rule Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, a selling stockholder will not engage in any stabilization activity in connection with the Company's common stock, will furnish each broker or dealer engaged by a selling shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of the Company or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling shareholders. We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $25,000. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Silicon Valley Law Group, San Jose, California.

EXPERTS

The financial statements at December 31, 2006, and for the two years then ended, included in this prospectus have been audited by L.L. Bradford & Company, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2.  This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois  60661.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information on file at the public reference rooms.  You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.  We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

INDEX TO FINANCIAL STATEMENTS

============================================================================

PAGE

CONDENSED BALANCE SHEET (UNAUDITED) -- as of March 31, 2007…...................................F-2

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31, 2007 and 2006,

and the Period from February 26, 1998 (Inception) through March 31, 2007…..................................F-3

CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT (UNAUDITED)

For the Three Months Ended March 31, 2007….....................................................................................F-4

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31, 2007 and 2006,

and the Period from February 26, 1998 (Inception) through March 31, 2007…...…...........................F-5

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)..........................................F-6 - F-13

Report of Independent Registered Public Accounting Firm.................................................................F-14

Balance Sheet as of December 31, 2006....................................................................................................F-15

Statements of Operations for the years ended December 31, 2006 and 2005 and the period from

February 26, 1998 (Inception) through December 31, 2006………................................................……F-16

Statement of Stockholders' Deficit for the years ended December 31, 2006 and 2005 and the period from February 26, 1998 (Inception) through December 31, 2006...........................................................F-17

Statements of Cash Flows for the years ended December 31, 2006 and 2005 and the period from

February 26, 1998 (Inception) through December 31, 2006…………................................................…F-18

Notes to Financial Statements...................................................................................................................F-19 - 42

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2007
(UNAUDITED)

ASSETS

Current assets
Cash				$ 494,600
Prepaid expenses				87,400
Total current assets				582,000

Fixed assets, net				82,200
Other assets				34,900

Total assets				$ 699,100

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable				$ 389,700
Accrued liabilities				74,900
Due to stockholders				96,100
Note payable, net of discount				620,000
Note payable for D & O				23,900
Total current liabilities				1,204,600

Long term liabilities
Due to stockholder				500,000
Note payable, net of discount				26,000

Total liabilities				1,730,600

Commitments and contingencies

Stockholders' deficit
Preferred stock; no par or stated value; 5,000,000 shares
authorized, no shares issued or outstanding				-
Common stock; no par or stated value; 145,000,000 shares authorized,
92,379,200	shares issued and	91,712,500	shares outstanding	23,258,700
Loan fees paid in common stock				(32,500)
Accumulated deficit during development stage				(24,257,700)
Total stockholders' deficit				(1,031,500)

Total liabilities and stockholders' deficit				$ 699,100

	The accompanying notes are an integral part of these condensed financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months	Three months	February 26, 1998
	ended	ended	(Inception) Through
	March 31, 2007	March 31, 2006	March 31, 2007

Revenue	$ -	$ -	$ -

Operating expenses
General and administrative
Stock based compensation	11,600	21,900	4,359,300
Public relations	125,600	327,100	5,265,700
Other general and administrative expenses	277,600	291,100	8,017,200
Total general and administrative	414,800	640,100	17,642,200
Research and development	70,600	42,000	2,348,000
Ethanol development	440,100	-	650,100
Sales and marketing	-	-	820,800

Total operating expenses	925,500	682,100	21,461,100

Loss from operations	(925,500)	(682,100)	(21,461,100)

Other income (expense)
Loan fees	-	-	(750,000)
Bad debt related to other receivable	-	-	(502,300)
Loss on investment in marketable securities	(7,600)	-	(770,200)
Forgiveness of debt	100	6,600	105,600
Interest income	4,300	-	7,900
Interest expense	(111,200)	(2,100)	(879,600)

Loss before provision for income taxes	(1,039,900)	(677,600)	(24,249,700)

Provision for income taxes	-	-	8,000

Net loss	(1,039,900)	(677,600)	(24,257,700)

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on investment in
marketable securities	-	(3,200)	-

Total comprehensive loss	$ (1,039,900)	$ (680,800)	$ (24,257,700)

Basic and diluted loss per common share	$ (0.01)	$ (0.01)	$ (0.85)

Basic and diluted weighted average
common shares outstanding	87,710,034	67,364,626	28,428,837

 The accompanying notes are an integral part of these condensed financial statements

	Common Stock Shares	Common Stock Amount	Loan Fees Paid in Common Stock	Accumulated Deficit During Development Stage	Total Stockholders' Deficit
Balance December 31, 2006	82,510,200	$ 22,807,200	$ (52,000)	$ (23,217,800)	$ (462,600)
Issuance of common stock for cash (net of offering costs of $ 494,400), weighted average price of $0.03	5,726,300	123,700	--	--	123,700
Issuance of common stock for cash related to Investment Agreement, weighted average price of $0.08	1,523,800	117,380	--	--	117,380
Issuance of common stock for services, weighted average price of $0.10	1,942,600	197,600	--	--	197,600
Issuance of common stock in satisfaction of accounts payable, weighted average price of $0.13	9,600	1,200	--	--	1,200
Stock based compensation related to granting of options	--	11,600	--	--	11,600
Current period amortization of loan fees paid in common stock			19,500		19,500
Comprehensive loss, net of tax	--	--	--	(1,039,900)	(1,039,900)
Balance March 31, 2007	91,712,500	$ 23,258,680	$ (32,500)	$ (24,257,700)	$ (1,031,520)

 The accompanying notes are an integral part of these condensed financial statements

	Three months ended March 31, 2007	Three months ended March 31, 2006	February 26, 1998 (Inception) Through March 31, 2007
Cash flows from operating activities:			
Net loss	$ (1,039,900)	$ (677,600)	$ (24,257,700)
Adjustments to reconcile net loss to net			
Cash used by operating activities:			
Stock based compensation	11,600	21,900	4,352,700
Public relations - paid or to be paid in common stock	197,600	298,100	5,279,700
Depreciation	3,200	700	20,100
Deemed interest expense	-	-	92,800
Interest expense paid in common stock	-	-	487,800
Amortization and accretion of loan fees and discounts	105,600	1,000	967,200
Loss on investment in marketable securities	7,600	-	776,800
Bad debt related to other receivables	-	-	502,300
Changes in operating assets and liabilities:			
Change in prepaid expenses	(17,700)	(5,600)	31,700
Change in other assets	-	(3,700)	(68,800)
Change in accounts payable	149,300	23,200	520,200
Change in accrued liabilities	7,400	9,400	(3,600)
Change in other liabilities	-	125,000	226,100
Net cash used by operating activities	(575,300)	(207,600)	(11,072,700)
Cash flows from investing activities:			
Proceeds from sale of investments	133,100	-	133,100
Purchase of fixed assets	(44,400)	-	(102,300)
Net cash provided by investing activities	88,700	-	30,800
Cash flows from financing activities:			
Change in due to stockholders	498,400	(4,500)	1,458,000
Proceeds from issuance of common stock	241,100	272,300	9,444,500
Proceeds from borrowing on notes payable	-	75,000	1,398,100
Principal payments on notes payable	(360,000)	-	(577,400)
Principal payments on note payable for D&O	(11,900)	(21,100)	(95,200)
Principal payments on stock subject to rescission	-	-	(41,500)
Change in other receivables	-	-	(50,000)
Net cash provided by financing activities	367,600	321,700	11,536,500
Net increase (decrease) in cash	(119,000)	114,100	494,600
Cash, beginning of period	613,600	41,600	-
Cash, end of period	$ 494,600	$ 155,700	$ 494,600
Supplemental disclosure of cash flow information:			
Cash paid for income taxes	$ -	$ -	$ 7,200
Cash paid for interest	$ 200	$ -	$ 13,100
Schedule of non-cash financing activities:			
Issuance of common stock in satisfaction of accounts payable	$ 1,200	$ 15,800	$ 105,800

 The accompanying notes are an integral part of these condensed financial statements

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

 (UNAUDITED)

1. BASIS OF PRESENTATION

Human BioSystems (hereinafter referred to as the "Company") is a development stage company incorporated on February 26, 1998 under the laws of the State of California under the name "HyperBaric Systems."  In November of 2002, we changed our name to Human BioSystems. The business purpose of the Company is to develop the technology for preservation of certain biologic material, including platelets (a blood component), red blood cells, heart valves, tissue and organs. The Company is in the tenth year of its research and development activities. The Company's goal is to develop the technology to extend and maintain functionality of these materials for much longer periods of time than is currently possible.

In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  HBS Bio intends to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Company's Form 10-KSB for the year ended December 31, 2006.

The interim consolidated financial statements present the condensed balance sheet, statements of operations, stockholders' deficit and cash flows of Human BioSystems and its wholly owned subsidiary HBS Bio. All significant intercompany transactions and balances have been eliminated in consolidation.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position of the Company as of March 31, 2007 and the results of operations and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. STOCK COMPENSATION

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring the Company to recognize expense related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. Total stock compensation expense recognized by the Company during the three months ended March 31, 2007 and 2006 was $11,600 and $21,900, respectively.

The Company has estimated the fair value of its option awards granted after January 1, 2006 using a modified Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Modified Black-Scholes -Based Option Valuation Assumptions	2007	2006
Fair value of options granted during the period	$ -	$26,000
Expected term (in years)	-	3.2
Expected volatility	0.0% -	226%
Weighted average volatility	0.0%	226%
Expected dividend yield	0.0%	0.0%
Risk-free rate	0.0%	4.64%

The following table summarizes the stock option transactions for the three months ended March 31, 2007:

Stock Options	Shares	Weighted Average Price	Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,484,000	$0.33	$6,200
Granted	-	-	-
Exercised	-	-	-
Expired	218,000	$0.54	-

Outstanding at March 31, 2007	1,266,000	$0.29	$6,200

Exercisable at March 31, 2007	996,500	$0.29	$6,200

The aggregate intrinsic value of options exercised during the three months ended March 31, 2007 and 2006 was zero and zero, respectively.

3. INVESTMENT IN MARKETABLE SECURITIES

On July 29, 2004, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with Langley Park Investments, PLC ("Langley"), a London Investment Company, to issue 7,000,000 shares of the Company's common stock to Langley in return for 512,665 shares of Langley. The Company issued the 7,000,000 shares during August 2004. Fifty percent of Langley shares issued to the Company under this agreement will be held in escrow for two years as a downside price protection against 7,000,000 shares issued to Langley. In the event of a decline in the market price of the Company's common stock at the end of two years, the Company will be required to sell to Langley the amount of Langley shares held in escrow equal to (i) the original number of Langley shares issued as consideration under the Purchase Agreement multiplied by (ii) the percentage decrease in the market price of the Company's common stock. The Company's shares are to be held by Langley for a period of at least two years. The Purchase Agreement became effective during October 2004 when Langley was approved for trading by the UK Listing Authority and Langley shares began trading.  The holding period expired in October 2006 and Langley transferred the shares from escrow. A finder’s fee of 25,600 shares, valued at approximately $6,600.was paid for this transfer. As of December 31, 2006 the Company had a balance of 487,000 Langley shares, which were sold January 30, 2007 for $140,700 for a net loss on investment of $7,600.

4. FIXED ASSETS

A summary of fixed assets as of March 31, 2007 is as follows:

Equipment	$102,300
Less: accumulated depreciation	20,100
Fixed assets, net	$82,200
======

5. DUE TO STOCKHOLDERS

Stockholder payables consist of the following as of March 31, 2007:

Wages payable to stockholder employees	$102,100

Accrued interest on notes payable	3,000

Employee advances	(9,000)

Promissory note payable to stockholder and director of the Company, unsecured, bearing interest at 9.25% per annum, due March 21, 2009	500,000
Total	$596,100
======

In March 2007, the Company entered into a loan agreement with a director. The director agreed to loan the Company $500,000 for a term of 2 years from March 21, 2007, with a closing cost of $1,717.95 to be added into the first month’s interest payment. The loan is interest only for the term at 9.25%, with a balloon payment at the end of the term for the principle amount.

6. NOTES PAYABLE

In November 2006, the Company entered into a finance agreement for payment of its D&O insurance.  The total amount financed was $53,700 at an annual percentage rate of 9.29%. The agreement calls for monthly payments of approximately $6,200 per month through July 2007. The balance payable as of March 31, 2007 was $23,900. Prepaid expenses as of March 31, 2007 include $38,800 pertaining to the D&O insurance.

In March 2006, the Company entered into a loan agreement with an independent lender.  The lender agreed to loan the Company an amount based on 50% of the value of a portfolio of 500,000 shares of the Company’s common stock (approximately $75,000).  These shares are held as collateral only. The lender will receive a loan fee equal to five percent of the gross loan proceeds (approximately $3,700). The conversion feature related to the note payable was recorded as a discount of $75,000; $19,800 of this discount was accreted during the year ended December 31, 2006 and $6,200 was accreted during the three months ended March 31, 2007. The agreement calls for interest payment of 4.99% annual rate of the loan amount payable quarterly for period three years. At maturity, the Company has the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions or renew the loan under certain conditions, or forfeit the shares and not repay the loan. On January 23, 2007 an additional 166,666 shares of stock were issued for collateral.

7. COMMON STOCK

In January 2007, the Company issued 25,800 shares of restricted common stock and 25,800 shares of free trading common stock valued at $5,700 for services related to public relations.

In January 2007, the Company issued 500,000 shares of free trading common stock valued at $35,000 for services related to investor awareness.

In February 2007, the Company entered into an addendum to a consulting agreement with a consultant for the sale of common stock in Europe pursuant to a trustee arrangement.  The Company agreed to pay the consultant a commission equal to three percent of the proceeds from the sale of such shares. The Company issued 280,000 shares of free trading stock during the first quarter, which were valued at $30,900 and included in offering costs totaling $494,400.

In February 2007 the Company entered into an extension of an agreement signed in 2003 with the above-referenced consultant for services including the coordination of investor relations in Europe.  In consideration for such extension, the Company issued to the consultant an aggregate of 250,000 free trading shares of common stock valued at $30,000.

In February 2007, the Company issued 43,200 shares of restricted common stock and 43,100 shares of free trading common stock valued at $11,500 for services related to public relations.

In February 2007, the Company issued 1,000,000 shares of restricted common stock valued at $110,000 for services related to finalizing a HBS Bio project.

In February 2007, the Company issued 9,600 shares of restricted common stock in satisfaction of accounts payable, valued at $1,200.

In March 2007, the Company issued 27,300 shares of restricted common stock and 27,400 shares of free trading common stock valued at $5,400 for services related to public relations.

In March 2007, the Company issued 50,000 shares of restricted common stock for $5,400 cash.

In the first quarter of 2007, the Company issued 5,396,300 shares of free trading common stock in Europe for $119,800 cash (net of offering costs totaling $494,400).

8. INVESTMENT AGREEMENT

In June 2004, the Company entered into an Investment Agreement (the "Investment Agreement") with Dutchess Private Equities Fund II, LP ("Dutchess") effective June 28, 2004. Pursuant to the terms of the Investment Agreement, the Company may offer, through a series of puts, and Dutchess must purchase, up to 38,000,000 shares of the Company's common stock with an aggregate purchase price up to $5,000,000. The purchase price of the shares is equal to 95% of the lowest closing "best bid" price (the highest posted bid price) during the five trading days immediately following the date of put. The value that the Company will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of put multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.  Pursuant to the Investment Agreement, Dutchess acquired a total of 434,615 shares of the Company's common stock for approximately $297,500 during the year ended December 31, 2005, 3,880,000 shares for approximately $643,700 during the year ended December 31, 2006 and 1,041,100 shares of the Company's common stock in exchange for approximately $71,400 during January 2007, 292,000 shares for approximately $29,500 during February 2007 and 190,700 shares for approximately $16,500 during March 2007.

9. ETHANOL AGREEMENTS

In September 2006, the Company and its wholly owned subsidiary, HBS BioEnergy (“HBS Bio), entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”).  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.

 In consideration for the options, HBS Bio will issue fifty thousand (50,000) shares of the Company’s common stock to EXL, which were placed in escrow in October 2006, and reimburse EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

The Company and HBS Bio also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to 3,450,000 shares of the Company’s common stock, which was placed in escrow in October 2006.  The Escrow Agreement provides that 1,000,000 shares of HBS common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

Under the Consulting Services Agreement, the facilities will be funded by the Company according to a schedule, with $300,000 due upon closing of the Asset Purchase Agreement and additional amounts upon completion of certain milestones thereafter.  The Company will contribute $150,000 upon completing the following milestones: (1) raw product supply agreement for the first plant; (2) environmental services agreement for the first plant; (3) risk management agreement for the first plant; and (4) distilled grain marketing agreement for the first plant.  The Company will contribute an additional $150,000 upon completing the following milestones: (1) ethanol off take agreement for the first plant; (2) preliminary engineering study for the first plant; (3) land use permit submittal for the first plant; (4) environmental permits submittal for the first plant; (5) financial advisory services agreement or letter of interest from financial entity; (6) land option agreement for the second plant; and (7) fuel supply agreement for the first plant.  The Company will contribute an additional $400,000 upon reaching the following milestones: (1) utility services agreement for the first plant; (2) Phase I engineering and environmental for the first plant; (3) raw product supply agreement for the second plant; (4) environmental services agreement for the second plant; (5) risk management agreement for the second plant; and (6) distilled grain marketing agreement for the second plant.  The Company will contribute an additional $450,000 upon reaching the following milestones: (1) EPC Agreement and Phase II engineering for the first plant; (2) fuel supply agreement for the second plant; (3) utility services agreement for the second plant; (4) ethanol off take agreement for the second plant; (5) environmental permits submittal for the second plant; (6) preliminary engineering study for the second plant; (7) land use permit submittal for the second plant; (8) Phase I engineering and environmental studies for the second plant; (9) long term equity commitment for first plant (10) long term debt commitment for the first plant; (11) issuance of authority to construct permits for the first plant; and (12) final funding documentation for the first plant.  Finally, the Company will contribute $400,000 upon completing the following milestones: (1) EPC Agreement and Phase II engineering for the second plant; (2) long term equity commitment for the second plant; (3) long term debt commitment for the second plant; (4) final environmental permits for the second plant; (5) authority to construct permits for the second plant; and (6) final funding documentation for the second plant.

In February 2007, HBS Bio formed a joint venture with Visalia-based Dairy Development Group and Agrimass Enviro-Energy to build an energy park in the San Joaquin Valley of California.   Pursuant to this joint venture, the parties have formed HBS BioEnergy DDG Corcoran, LLC (HBS Corcoran), a California limited liability company.  HBS Bio will provide all development capital for the energy park pursuant to an agreed-upon budget, while the other parties will provide all management and other services as well as technology required for the energy park.

10. GOING CONCERN

Going concern - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $1,039,900 for the three months ended March 31, 2007. The Company is in the tenth year of research and development, with an accumulated loss during the development stage of approximately $24,249,700. As of March 31, 2007, management is uncertain as to the completion date of its preservation products or if the products will be completed at all.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management's plan, in this regard, is to raise financing of approximately $4,000,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.  In 2005, in furtherance of its capital raising goals, the Company entered into an agreement with a financial advisor and placement agent for assistance with structuring, issuance and sale of the Company’s securities.

11. SEGMENT INFORMATION

The Company operates in two reportable segments, the development of technology for preservation of certain biologic material and the development of a renewable energy market, as defined by Statement of Financial Accounting Standards (SFAS) No. 131. Prior to 2007, the Company operated in only one segment, and therefore did not report segment information for the period ended December 31, 2006.

Three month period ended March 31, 2007 (unaudited)

	BioMedical	BioEnergy	Total
Revenue	$-	$-	$-

Operating expenses
Stock Based Comp	11,600	-	11,600
Public relations	125,600	-	125,600
Other General and Administrative expenses	277,600	-	277,600
Total general and administrative	414,800	-	414,800
Research and development	70,600	440,100	510,700
Sales and marketing	-	-	-
Total operating expenses	485,400	440,100	925,500

Loss from operations	$(485,400)	$(440,100)	$(925,500)
	========	========	=========

12. SUBSEQUENT EVENTS

During April 2007, HBS Bio entered into a lease for approximately 90 acres of property in Morrow County, Oregon for a period of 20 years, with the option to renew the lease for 10 consecutive terms of five years each. HBS Bio paid $15,000 upon execution of the lease for a three month review period. HBS Bio may extend the review period for an additional three months upon payment of an additional $15,000, and may terminate the lease at any time during the review periods. During the original 20 year term of the lease after the review periods the base rent will be $27,000 per month.

During April 2007, HBS Corcoran, entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million. HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007. The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement. HBS Corcoran will have 18 months to review the suitability of the property for its planned uses. The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first.

During April 2007, HBS Bio entered into an agreement for consulting services relating to raising capital for HBS Bio. Under the agreement HBS Bio will pay the consultant a consulting/finder’s fee of 4% of the units of the venture funded as a result of the consultant’s efforts and $500,000 with regard to the first $20 million or pro-rata amount thereof invested or loaned by a party introduced by the consultant and the lesser of 2.5% or $100,000 with regard to each subsequent $10 million invested or loaned by a party introduced by the consultant.

During April 2007, the Company issued 675,000 shares of free trading common stock valued at $54,000 for investor awareness services.

During April 2007, the Company issued 350,000 shares of free trading common stock valued at $28,000 for investor awareness services.

During April 2007, the Company entered into an agreement for investor relations and awareness services under which the Company will make cash payments equal to 35% of the buy volume of the Company’s common stock attributable to the agreement during the six months commencing April 13, 2007.

During April 2007, the Company entered into an agreement for investor relations services for $11,000 in cash.

=======================================================================================================

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Human BioSystems

(A Development Stage Company)

Palo Alto, California

We have audited the accompanying consolidated balance sheet of Human BioSystems (A Development Stage Company) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2006 and 2005 and for the period from February 26, 1998 (Inception) through December 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Human BioSystems as of December 31, 2006, and the results of its activities and cash flows for the years ended December 31, 2006 and 2005 and for the period from February 26, 1998 (Inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and current liabilities exceed current assets, all of which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC

March 27, 2007

Las Vegas, Nevada

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

December 31, 2006

ASSETS

Current assets		
Cash	$	613,600
Prepaid expenses		69,700
Investment in marketable securities		140,700
Total current assets		824,000
Fixed assets, net		41,000
Other assets		54,800
Total assets	$	919,800

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities		
Accounts payable	$	241,600
Accrued liabilities		67,500
Due to stockholders		97,700
Note payable, net of discount		920,000
Note payable for D & O		35,800
Total current liabilities		1,362,600
Long term liabilities		
Note payable, net of discount		19,800
Total liabilities		1,382,400
Commitments and contingencies		
Stockholders' deficit		
Preferred stock; no par or stated value; 5,000,000 shares authorized, no shares issued or outstanding		-
Common stock; no par or stated value; 145,000,000 shares authorized, 89,476,500 shares issued and 82,510,200 shares outstanding		22,807,200
Loan fees paid in common stock		(52,000)
Accumulated deficit during development stage		(23,217,800)
Total stockholders' deficit		(462,600)
Total liabilities and stockholders' deficit	$	919,800

See accompanying notes to financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2006	Year ended December 31, 2005	February 26, 1998 (Inception) Through December 31, 2006
Revenue	$ -	$ -	$ -
Operating expenses			
General and administrative			
Stock based compensation	127,500	546,400	4,347,700
Public relations	1,059,900	4,080,200	5,140,100
Other general and administrative expenses	1,103,300	1,066,700	7,739,600
Total general and administrative	2,290,700	5,693,300	17,227,400
Research and development	165,700	182,900	2,277,400
Ethanol development	210,000	-	210,000
Sales and marketing	-	25,400	820,800
Total operating expenses	2,666,400	5,901,600	20,535,600
Loss from operations	(2,666,400)	(5,901,600)	(20,535,600)
Other income (expense)			
Loan fees	-	-	(750,000)
Bad debt related to other receivable	-	-	(502,300)
Loss on investment in marketable securities	-	-	(762,600)
Forgiveness of debt	8,000	97,500	105,500
Interest income	900	-	3,600
Interest expense	(94,400)	(800)	(768,400)
Loss before provision for income taxes	(2,751,900)	(5,804,900)	(23,209,800)
Provision for income taxes	800	1,600	8,000
Net loss	(2,752,700)	(5,806,500)	(23,217,800)
Other comprehensive income (loss), net of tax			
Unrealized gain (loss) on investment in marketable securities	30,400	(20,600)	-
Total comprehensive loss	$ (2,722,300)	$ (5,827,100)	$ (23,217,800)
Basic and diluted loss per common share	$ (0.04)	$ (0.07)	$ (0.88)
Basic and diluted weighted average common shares outstanding	73,364,483	79,883,573	26,280,271

See accompanying notes to financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31, 2006	Year ended December 31, 2005	February 26, 1998 (Inception) Through December 31, 2006
Cash flows from operating activities:			
Net loss	$ (2,752,700)	$ (5,806,500)	$ (23,217,800)
Adjustments to reconcile net loss to net			
Cash used by operating activities:			
Stock based compensation	120,900	546,400	4,341,100
Public relations - paid or to be paid in common stock	1,001,900	4,080,200	5,082,100
Depreciation	5,300	2,000	16,900
Deemed interest expense	-	-	92,800
Interest expense paid in common stock	-	-	487,800
Amortization of discount and loan fees on notes payable	86,800	-	861,600
Loss on investment in marketable securities	6,600	-	769,200
Bad debt related to other receivables	-	-	502,300
Changes in operating assets and liabilities:			
Change in prepaid expenses	72,100	(22,700)	49,400
Change in other assets	(68,800)	-	(68,800)
Change in accounts payable	93,900	(32,000)	370,900
Change in accrued liabilities	(185,600)	3,500	(11,000)
Change in other liabilities	-	226,100	226,100
Net cash used by operating activities	(1,619,600)	(1,003,000)	(10,497,400)
Cash flows from investing activities:			
Purchase of fixed assets	(37,100)	(11,000)	(57,900)
Net cash used by investing activities	(37,100)	(11,000)	(57,900)
Cash flows from financing activities:			
Change in due to stockholders	(68,400)	(208,900)	959,600
Proceeds from issuance of common stock	1,412,700	998,500	9,203,400
Proceeds from borrowing on notes payable	1,075,000	-	1,398,100
Principal payments on notes payable	(120,000)	-	(217,400)
Principal payments on note payable for D&O	(70,600)	(12,700)	(83,300)
Principal payments on stock subject to rescission	-	-	(41,500)
Change in other receivables	-	-	(50,000)
Net cash provided by financing activities	2,228,700	776,900	11,168,900
Net increase (decrease) in cash	572,000	(237,100)	613,600
Cash, beginning of period	41,600	278,700	-
Cash, end of period	$ 613,600	$ 41,600	$ 613,600
Supplemental disclosure of cash flow information:			
Cash paid for income taxes	$ -	$ 1,600	$ 7,200
Cash paid for interest	$ -	$ -	$ 12,900
Schedule of non-cash financing activities:			
Issuance of common stock in satisfaction of accounts payable	$ 42,600	$ 2,300	$ 104,600
Issuance of common stock in satisfaction of public relations payable	$ 144,200	$ -	$ 144,200
Issuance of common stock in satisfaction of other liabilities	$ -	$ -	$ -
Assumption of note payable for D&O insurance	$ 53,700	$ 65,400	$ 119,100

See accompanying notes to financial statements

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - Human BioSystems (hereinafter referred to as the "Company") is a development stage company incorporated on February 26, 1998 under the laws of the State of California. The business purpose of the Company is to develop the technology for preservation of certain biologic material, including platelets (a blood component), red blood cells, heart valves, tissue and organs. The Company is in the ninth year of its research and development activities. The Company's goal is to develop the technology to extend and maintain functionality of these materials for much longer periods of time than is currently possible. The Company's research facility is located in Krasnoyarsk, Russia.

During August 2006, the Company also entered the renewable energy market through the formation of its wholly owned subsidiary HBS BioEnergy. The purpose of this subsidiary will be to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing bio-fuels.

Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary HBS BioEnergy. All significant intercompany transactions and balances have been eliminated in consolidation.

Going concern - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $2,739,700 for the year ended December 31, 2006. The Company is in the ninth year of research and development, with an accumulated loss during the development stage of approximately $23,204,800. As of December 31, 2006, management is uncertain as to the completion date or if the product will be completed at all.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management's plan, in this regard, is to raise financing of approximately $2,500,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research and development of the Company’s preservation products for the next twelve months. A recently formed wholly owned subsidiary, HBS BioEnergy, will require approximately $7,000,000 in additional financing within the next twelve months to carry out its plans.  However, there is no assurance that the Company will be successful in raising such financing.

Stock split - On July 21, 1998, the Company completed a four for one stock split. All shares and per share data have been restated to reflect the stock split.

Amended Articles of Incorporation - In October 2002, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to Human BioSystems. The Certificate of Amendment to the Articles of Incorporation also changed the number of authorized shares of common stock from 50,000,000 to 45,000,000. Further, the Certificate of Amendment to the Articles of Incorporation authorized 5,000,000 shares of preferred stock, with preferences and rights to be set by the Board of Directors.

In October 2003, a Certificate of Amendment to the Articles of Incorporation changed the number of authorized shares of common stock from 45,000,000 to 145,000,000.

Ethanol development costs are business development expenditures incurred for professional fees for site location analysis, engineering analysis, financial studies, legal services, planning, zoning, permits, designs and other services that are expensed prior to the construction project reaching economic feasibility. Economic feasibility is determined by the progress of funding the project.  When the project is funded, these costs going forward are capitalized as the cost of the project. The Company incurred ethanol development costs of $210,000 for fiscal year ending December 31, 2006. – All development costs incurred by HBS BioEnergy that are paid by the Company will be handled as an intercompany loan and are eliminated in consolidation. The loan is to be repaid as funding is received by HBS BioEnergy through independent sources.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash – The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.  The Company places its cash with high quality institutions. Accounts at each institution are insured up to $100,000 by the Federal Deposit Insurance Corporation. As of December 31, 2006, the Company's uninsured cash balance totaled $521,000.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Marketable securities - The Company classifies marketable securities as "available for sale" which are carried on the financial statements at fair market value. Realized gains and losses are included in earnings while unrealized holding gains and losses are reported as a separate component of stockholders' deficit.

Research and development costs - Research and development expenditures are charged to expenses as incurred.

Advertising and marketing costs - The Company recognizes advertising and marketing costs in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communication advertising in the period in which the advertising space or airtime is used. Advertising costs of approximately $54,600 and $18,100 were incurred for the years ended December 31, 2006 and 2005, respectively.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 2006, the Company has available net operating loss carryforwards that will expire in various periods through 2026. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Foreign currency transactions - Gains or losses resulting from foreign currency transactions have been insignificant and are included in the statement of operations when incurred.

New accounting pronouncements - In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (SFAS 157). The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS 157 must be adopted prospectively as of the beginning of the year it is initially applied. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact this standard will have on its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (SAB 108). SAB 108 addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires an entity to quantify misstatements using a balance sheet and income-statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. The guidance is applicable for fiscal years ending after November 15, 2006. The Company currently does not believe that SAB 108 will have a material impact on its financial statements.

2. STOCK COMPENSATION

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring the Company to recognize expense related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. Total stock compensation expense recognized by the Company during the year ended December 31, 2006 was $85,200.

Prior to January 1, 2006, the Company accounted for its stock option plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.”  Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for prior periods have not been restated.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006, was $26,900 lower than if the Company had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $(0.04) if the Company had not adopted SFAS No. 123(R).

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Beginning on January 1, 2006 the Company changed its cash flow presentation in accordance with SFAS No. 123(R) which requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

The Company has estimated the fair value of its option awards granted after January 1, 2006 using a modified Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Modified Black-Scholes -Based Option Valuation Assumptions	2006
Fair value of options granted during the period	$44,700
Expected term (in years)	3.1
Expected volatility	191%
Weighted average volatility	191%
Expected dividend yield	0.0%
Risk-free rate	4.56%

The Company estimated the fair value of its option awards granted prior to January 1, 2006 using the Black-Scholes option-pricing formula. The Black-Scholes option pricing model was used with the following weighted-average assumptions for grants made in the following years:

Black-Scholes Option Valuation Assumptions	2005	2004	2003
Fair value of options granted during the period	$196,003	$125,942	$34,214

Expected term (in years)	1.8	3.0	1.0
Expected volatility	205%	244%	236%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free rate	3.9%	2.2%	1.6%

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation,” to options, granted under the Company’s stock option plans during year ended December 31, 2005. For purposes of this pro forma disclosure, the value of the options is amortized to expense on a graded vesting basis over a three-year vesting period and forfeitures are recognized as they occur.

Year ended December 31, 2005
Net loss, as reported	$(5,806,500)
Total stock-based employee compensation expense determined under
fair value based method for all option awards, net of related tax effects	(36,600)

Pro forma net income	$(5,843,100)

Basic earnings per share as reported	$(.10)
Basic earnings per share pro forma	$(.10)
Diluted earnings per share as reported	$(.10)
Diluted earnings per share pro forma	$(.10)

The following table summarizes the stock option transactions for the year ended December 31, 2006:

Stock Options	Shares	Weighted Average Price	Aggregate Intrinsic Value
Outstanding at January 1, 2006	1,324,000	$0.36	$6,200
Granted	285,000	$0.16	-
Exercised	-	-	-
Forfeited	125,000	$0.28	-

Outstanding at December 31, 2006	1,484,000	$0.33	$6,200

Exercisable at December 31, 2006	1,109,500	$0.35	$6,200

3. FIXED ASSETS

A summary of fixed assets as of December 31, 2006 is as follows:

Equipment $57,900 Less: accumulated depreciation 16,900 --------- $41,000 =========

4. INVESTMENT IN MARKETABLE SECURITIES

On July 29, 2004, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with Langley Park Investments, PLC ("Langley"), a London Investment Company, to issue 7,000,000 shares of the Company's common stock to Langley in return for 512,665 shares of Langley. The Company issued the 7,000,000 shares during August 2004. Fifty percent of Langley shares issued to the Company under this agreement will be held in escrow for two years as a downside price protection against 7,000,000 shares issued to Langley. In the event of a decline in the market price of the Company's common stock at the end of two years, the Company will be required to sell to Langley the amount of Langley shares held in escrow equal to (i) the original number of Langley shares issued as consideration under the Purchase Agreement multiplied by (ii) the percentage decrease in the market price of the Company's common stock. The Company's shares are to be held by Langley for a period of at least two years. The Purchase Agreement became effective during October 2004 when Langley was approved for trading by the UK Listing Authority and Langley shares began trading.  The holding period expired in October 2006 and Langley transferred the shares from escrow. A finder’s fee of 25,600 shares, valued at approximately $6,600.was paid for this transfer. As of December 31, 2006 the Company had a balance of 487,000 Langley shares.

The Company recorded a loss on investment in marketable securities totaling $762,700 due to a permanent decline based on the market value of the Langley shares. Additionally, the Company recorded an unrealized gain of $30,500 and an unrealized loss of $20,600 for the years ended December 31, 2006 and 2005, respectively, to reflect the securities at fair value as of December 31, 2006, which has been reported as other comprehensive income.

Cost and fair value of marketable securities as of December 31, 2006 are as follows:

5. RELATED PARTY TRANSACTIONS

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered. On July 18, 1998, this officer purchased 40,000 additional shares of common stock for $0.25 per share.

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered.

On February 26, 1998, the Company issued 60,000 shares of common stock valued at $0.0025 per share to a director of the Company for services rendered in organizing meetings with potential business partners and providing general business consultation services. On April 6, 1998, this director purchased 60,000 additional shares of common stock for $0.25 per share and was issued a warrant to purchase 50,000 shares of restricted common stock at $0.375 through March 24, 2000. In July 1998, this director purchased 73,600 additional shares of common stock for $0.25 per share and was issued an option to purchase 20,000 shares of common stock at $0.025 per share pursuant to the Company's Non- Statutory Incentive Stock Option Plan. In May 1999, this director purchased 3,000 additional shares of common stock for $1.50 per share. In August 1999, this director exercised the vested portion of this stock option and purchased 6,000 shares of common stock.

On February 26, 1998, the Company issued 488,000 shares of common stock valued at $0.0025 per share to three consultants for technical, translation and business consultation services rendered.

On June 1, 1998, the Company entered into an Agreement of Assignment of Patent and Technology with Leonid Babak and Vladimir Serebrennikov whereby these individuals assigned to the Company the entire worldwide right, title and interest in and to their invention of technology for preserving and transporting biologic and non-biologic material and in and to all of the discoveries, concepts and ideas whether patentable or not. Pursuant to this Agreement of Assignment of Patent and Technology, each individual received 877,500 shares of the Company's common stock with an ascribed value of $2,200, determined at the time of issuance on February 26, 1998 at $0.0025 per share, which has been expensed as research and development.

In September 1998, the Company issued 600,000 shares of common stock to its legal counsel at their fair market value of $0.25 per share for services rendered in connection with a private placement and $600 cash for an aggregate value of $150,000. Since the services related to the offering, the $149,400 cost has been recorded as a cost of the offering. There was no effect on operations.

During fiscal year 2000, a stockholder relinquished 320,000 shares of the Company's common stock held by this stockholder to three consultants to satisfy outstanding amounts due to them. The stockholder subsequently received 330,000 shares of the Company's common stock from the Company to replace shares relinquished to these consultants. The value of the shares relinquished and 10,000 additional shares issued to the stockholder by the Company, have been allocated between stock based compensation approximating $56,400 and prepaid consulting services related to issuance of common stock approximating $48,300 as of December 31, 2000.

In July 2001, the Company granted warrants to purchase 608,900 shares of common stock at $0.01 per share in satisfaction of stockholder's accrued wages of $274,000.

During fiscal year 2002, the CEO and director exercised options to purchase 260,000 shares for $2,600. Further, the Company sold 109,000 shares to a director of the Company for $24,000 at approximately $2,000 below fair value.

During April 2003, the Company issued 74,200 shares of common stock to a stockholder and director of the Company in satisfaction of $10,000 in principal of a promissory note and $4,700 in interest.

During May 2003, the Company issued 38,400 shares of common stock to a stockholder and director of the Company in satisfaction of $5,000 in principal of a promissory note and $400 in interest.

During July 2003, the Company issued 51,100 share of common stock to a stockholder and director of the Company in satisfaction of $9,200 in principal of a promissory note and $100 in interest.

During February 2004, the Company granted options to purchase 1,000,000 shares of common stock at $0.11 per share to various employees and directors. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $20,000 per APB No. 25.

During March 2004, the Company issued 5,266,900 shares of the Company's common stock to various stockholder employees and directors of the Company in satisfaction of $579,400 (excluding interest of $316,000) in accrued wages and vacation. Additionally, during the nine months ended September 30, 2004, the Company issued 127,400 shares of common stock to a stockholder and director in satisfaction of $15,000 (excluding interest of $2,700) in principal of a promissory note payable.

During March 2005, the Company granted options to purchase 150,000 shares of common stock at $0.11 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.00 under APB No. 25.  The Company also granted options to purchase 50,000 shares of common stock at $0.23 per share to a former director. The options vest 30% after one year, 30% after two years, and 40% after three years and were valued at $0.00 under APB No. 25.

During August 2005, the Company granted options to purchase 50,000 shares of common stock at $0.73 per share to an officer and a director. The options vest 30% upon grant, 30% after one year, and 40% after two years or monthly over one year and were valued at $36,400 per FAS 123. For the year ended December 31, 2005, the company expensed approximately $6,300 related to the vested portion of the options.

During August 2005, the Company granted options to purchase 96,000 shares of common stock at $0.73 per share to an officer and a director. The options vest 8,000 per month over 12 months and were valued at $63,200 per FAS 123. For the year ended December 31, 2005, the company expensed approximately $18,600 related to the vested portion of the options.

Due to stockholders consist of the following as of December 31, 2006:

Wages payable to stockholder employees $ 97,000 ===========

During March 2006, the Company granted options to purchase 100,000 shares of common stock at $0.23 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.06 under FAS 123(R).

During August 2006, the Company issued 714,300 shares of the Company’s common stock for cash at  $0.14 per share to an officer, at approximately $28,600 below fair market value. The discounted value was expensed.

During August 2006, the Company issued 178,600 shares of the Company’s common stock for cash at $0.14 per share to a director, at approximately $7,100 below fair market value. The discounted value was expensed.

During August 2006, the Company granted options to purchase 35,000 shares of common stock at $0.18 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.16 under FAS 123(R).

During December 2006, the Company granted options to purchase 150,000 shares of common stock at $0.10 per share to an officer and employee. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.09 under FAS 123(R).

6. COMMON STOCK

The Company undertook an offering, under Regulation D, Rule 504 pursuant to which it sold 1,000,000 shares of common stock at $0.25 per share to raise $250,000 via an Offering Memorandum dated August 15, 1998 (the "Offering"). The Offering commenced on August 15, 1998 and terminated on September 4, 1998. The transfer of 42,800 of the 1,000,000 shares is limited under the provisions of Rule 144(e) because these shares were issued to affiliates or control persons and are therefore control stock. The remaining 957,200 of the 1,000,000 shares were issued to non-affiliates and are therefore unrestricted.

All of the 1,000,000 shares were issued in reliance on the Federal exemption from registration under Rule 504 of Regulation D and a Form D relating to these shares was filed with the U.S. Securities and Exchange Commission (the SEC) on September 9, 1998.

On June 21, 1999, the stockholders approved an increase in the authorized number of shares of common stock from 10,000,000 to 50,000,000 shares.

During fiscal year 1999, the Company undertook a private placement, under Regulation D, Rule 505 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated September 1, 1999 and was effectively terminated on June 15, 2000. Each two shares had a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000 and 1999, 140,100 and 287,200 shares of common stock, respectively, were sold under the terms of this private placement. Except for the exercise of stock options, all other stock sales in 1999 were to various individuals at $1.50 per share.

In May and December 1999, the Company issued 5,200 shares valued at $1.50 per share to two unrelated parties for services rendered.

During fiscal year 2000, the Company undertook a private placement, under Regulation D, Rule 506 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated February 2, 2000 and was effectively terminated on June 15, 2000. Each two shares had a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000, 224,500 shares of common stock were sold under the terms of this private placement.

The Company issued 206,700 shares of common stock during fiscal year 2000 related to conversion of promissory notes, totaling $67,500 resulting from the June 15, 2000 Rescission Offer.

During the third and fourth quarters of 2000, the Company issued 907,500 shares with a weighted average fair value of $0.37 per share to seven unrelated parties for services to be rendered with terms up to 12 months. As of December 31, 2002 and 2001, $0.00 and $195,200 has been recorded as stock based compensation for the services.

During the second and third quarters of 2001, the Company issued 67,600 shares with a weighted average fair value of $0.37 per share to five unrelated parties in satisfaction of outstanding accounts payable totaling $24,800.

The Company issued 257,300 shares of common stock in September 2001 related to the conversion of a promissory note totaling $272,000.

During the third and fourth quarter of 2001, the Company issued 135,000 and 19,600 shares, respectively, of common stock with a weighted average fair value of $0.64 per share to five unrelated parties for services rendered totaling $98,500.

The Company issued 416,600 shares of common stock during the first quarter of 2001 related to conversion of promissory notes, totaling $218,800 resulting from the June 15, 2000 Rescission Offer.

The Company issued 800,000 shares of common stock in April 2001 related to a stock purchase agreement totaling $104,000.

The Company issued 510,000 shares of common stock in January 2001 for a consulting agreement that was terminated in August 2001, as discussed in Note 8.

The Company issued 150,000 shares of common stock in September 2001 in exchange for a termination of a consulting agreement, as discussed in Note 8..

The Company issued 72,100 shares of common stock in January 2002 related to the conversion of a promissory note totaling $54,300, including accrued interest of $7,200.

During the first and second quarters of 2002, the Company issued 317,500 shares with a weighted average fair value of $0.76 per share to eight unrelated parties recorded as stock based compensation totaling $264,000.

During the third and fourth quarters of 2002, the Company issued 80,200 shares with a weighted average fair value of $0.46 per share to four unrelated parties recorded as stock based compensation totaling $36,900.

The Company issued 54,100 shares of common stock in July 2002 with a weighted average fair value of $0.31 per share to eight unrelated parties in satisfaction of accrued liabilities totaling $17,000.

In April 2002, a check received from a stockholder for stock issued in 2001 was returned by the bank due to insufficient funds. The stockholder agreed to return approximately 106,400 shares of the Company's common stock. The Company recorded a stock receivable totaling $50,000 as Other receivables. In August 2002, the 106,400 shares of common stock were returned to the Company and cancelled.

During the first and second quarters of 2003, the Company issued 299,700 shares with a weighted average fair value of $0.20 per share to 19 unrelated parties recorded as stock based compensation totaling $61,300.

During the third and forth quarters of 2003, the Company issued 478,000 shares with a weighted average fair value of $0.14 per share to 10 unrelated parties recorded as stock based compensation totaling $96,600.

During the first quarter 2004, the Company issued 512,900 shares of common stock for cash totaling $114,400 (including offering costs of $66,500).

During the first quarter 2004, the Company issued 840,600 shares of common stock for services totaling $153,400.

F-27

During the first quarter 2004, the Company issued 124,500 shares of common stock in satisfaction of accounts payable totaling $21,200 (including interest of $7,500).

During the first quarter 2004, the Company issued 233,500 shares of common stock in satisfaction of accrued liabilities totaling $39,700 (including interest of $14,000).

During the second quarter 2004, the Company issued 469,600 shares of common stock for cash totaling $69,100 (including offering costs of $36,300).

During the second quarter 2004, the Company issued 412,000 shares of common stock for services totaling $67,500.

During the second and forth quarter 2004, the Company issued 130,000 shares of common stock to certain employees of the Russian Branch for services totaling $64,000 (including accrued liabilities of $30,400).

During the second quarter 2004, the Company issued 318,200 shares of common stock in satisfaction of accounts payable totaling $54,100 (including interest of $19,100).

During the second quarter 2004, the Company issued 99,900 shares of common stock in satisfaction of accrued liabilities totaling $17,000 (including interest of $6,000).

During the third quarter 2004, the Company issued 450,800 shares of common stock for services totaling $52,100.

During the third quarter 2004, the Company issued 600,900 shares of common stock for cash totaling $68,600 (including offering costs of $73,400).

During the fourth quarter 2004, the Company issued 5,174,100 shares of common stock for cash totaling $747,300 (including offering costs of $670,300).

During the fourth quarter 2004, the Company issued 12,900 shares of common stock for services totaling $1,200.

During the fourth quarter 2004, the Company issued 150,000 shares of common stock in satisfaction of accounts payable totaling $11,000.

During the first quarter 2005, the Company issued 1,746,100 shares of common stock for cash totaling $262,200 (including offering costs of $609,900).

During the first quarter 2005, the Company issued 282,200 shares of common stock for services totaling $31,600.

During the first quarter 2005, the Company issued 111,100 shares of common stock in relation to the exercise of warrants for cash totaling $1,100.

During the second quarter 2005, the Company issued 3,951,000 shares of common stock for cash totaling $178,700 (including offering costs of $975,400).

During the second quarter 2005, the Company issued 300,000 shares of common stock pursuant to a termination agreement with a consultant totaling $249,000.

During the second quarter 2005, the Company issued 487,200 shares of common stock in relation to the exercise of options and warrants for cash totaling $42,800.

During the second quarter 2005, the Company received $226,000 in cash for 500,000 shares of free trading common stock. These shares have not been delivered. The $226,000 is classified as other liabilities as of

December 31, 2005.

During the third quarter 2005, the Company issued 310,000 shares of common stock in relation to the exercise of options and warrants for cash totaling $39,300.

During the third quarter 2005, the Company issued 70,500 shares of common stock in relation to a cashless exercise of options. In order to initiate the exercise, the holder gave up options to purchase 29,500 shares of the Company's common stock as consideration for the exercise in place of cash. The 29,500 shares was the equivalent of the cash the Company would have received under the terms of the option agreement.

During the third quarter 2005, the Company recognized offering costs totaling $5,700 due to a foreign currency translation loss recognized in relation to cash received during the second quarter for the sale of common stock.

During the third quarter 2005, the Company issued 5,300 shares of common stock in satisfaction of accounts payable totaling $1,700.

During the third quarter 2005, the Company issued 180,000 shares of common stock for services totaling $150,600.

During the fourth quarter 2005, the Company issued 316,000 shares of common stock for services totaling $56,700.

During the fourth quarter 2005, the Company issued 1,000 shares of common stock in satisfaction of accounts payable totaling $600.

During the fourth quarter 2005, the Company issued 501,000 shares of common stock for cash totaling $182,700 (including offering costs of 136,700).

During the first quarter 2006, the Company issued 354,800 shares of common stock for cash totaling $50,000 (including offering costs of $69,400).

During the second quarter 2006, the Company issued 2,194,000 shares of common stock for cash totaling $414,200 (including offering costs of $227,000).

During the third quarter 2006, the Company issued 912,400 shares of common stock for cash totaling $82,500 (including offering costs of $9,600).

During the fourth quarter 2006, the Company issued 1,486,600 shares of common stock for cash totaling $97,300 (including offering costs of $54,500).

In the first quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with a combination of $29,000 in cash, and 245,400 shares of free trading common stock valued at $82,100.

In the first quarter of 2006, the Company issued 45,000 shares of free trading common stock in satisfaction of accounts payable, valued at $15,800.

In the first quarter of 2006, the Company issued 12,900 shares of restricted common stock and 12,800 shares of free trading common stock valued at $10,000 for a public relations payable.

In the first quarter of 2006, the Company issued 125,900 shares of restricted common stock and 126,000 shares of free trading common stock valued at $90,000 for services related to public relations.

In the second quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with a combination of $29,000 in cash, and 613,600 shares of free trading common stock valued at $157,800.

In the second quarter of 2006, the Company issued 159,400 shares of restricted common stock and 159,500 shares of free trading common stock, valued at $83,200, for services related to public relations.

In the second quarter of 2006, the Company issued 17,800 shares of restricted common stock in satisfaction of accounts payable, valued at $5,300.

In the third quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with 1,500,000 shares of free trading common stock valued at $241,000.

In the third quarter of 2006, the Company issued 206,700 shares of restricted common stock and 206,700 shares of free trading common stock, valued at $67,500, for services related to public relations.

In the third quarter of 2006, the Company issued 74,400 shares of restricted common stock, valued at $9,300, in satisfaction of accounts payable.

In the third quarter of 2006, the Company issued 100,000 shares of free trading stock, valued at $11,000, for accounts payable.

In the third quarter of 2006, the Company issued 500,000 shares of free trading common stock in satisfaction of other liabilities, valued at $226,000.

In the third quarter of 2006, the Company issued 3,500,000 shares of the Company’s common restricted stock to a corporation wholly owned by its principal, who became an officer of HBS BioEnergy at the close of the transaction.  Of these shares, 50,000 were issued in consideration for certain assets acquired from the corporation, and the remaining shares are held in escrow to be released upon reaching certain performance milestones, and are considered issued but not outstanding.

In the fourth quarter of 2006, the Company issued 151,300 shares of restricted common stock and 151,200 shares of free trading common stock, valued at $37,800, for services related to public relations.

In the fourth quarter of 2006, the Company issued 9,800 shares of restricted common stock, valued at $1,200, in satisfaction of accounts payable.

In the fourth quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with 460,000 shares of free trading common stock and 500,000 shares of restricted common stock, valued at $116,500.

Loan Agreement - During October 2004, the Company entered into a Loan Agreement (the "Loan Agreement") with an unaffiliated individual (the "Lender"). The Loan Agreement called for the Lender to loan an aggregate of 2,300,000 Euros to the Company (the "Loan") with interest at the rate of three percent per annum, payments of interest due monthly and all principal plus accrued but unpaid interest due and payable on November 1, 2007. Repayment of the Loan was to be secured by 23,000,000 shares of the Company's common stock issuable under Regulation S under the Securities Act of 1933, as amended (the "Shares"). Pursuant to the Loan Agreement and an Escrow Agreement between the Lender and the Company, the 23,000,000 Shares were issued during October 2004 and were delivered to the Lender to hold until funds for repayment of the Loan have been delivered to the escrow agent. The Loan Agreement was declared in default, with the Shares to be immediately returned to the Company, as the Loan funds were not delivered by the 15th calendar day following the date of the Loan Agreement (November 13, 2004). As discussed in Note 10, the shares were cancelled during February and March 2005. Accordingly, the Company has not recorded the shares as outstanding.

Public Relations Agreement - During March 2005, and subsequently amended during April 2005, the Company entered into an agreement with a public relations and promotions services company for consulting services. The public relations and promotions services company will promote the Company to the investment community and the general public through press releases and other communications, all of which must be approved in advance by the Company. The term of the agreement is 6 months, subject to prior termination. In consideration of the services being performed, the Company will issue compensation shares equal to 30% of the increase in buy volume of the Company's common stock directly attributable to the public relations and promotions services company, as defined in the agreement. The Company will also issue bonus shares of 10% of the increase in buy volume of the Company's common stock in the event the sales price of the Company's common stock equals or exceeds $0.25 per share. Additionally, the Company has agreed to issue 7.0 million shares of common stock to be held by an escrow agent.

During June 2005, the Company entered into a second agreement with the public relations and promotions services company for additional consulting services in exchange for 750,000 shares of the Company's common stock valued at $247,500. The Company issued the shares in June 2005.

During November 2005, the Company entered into a third agreement with the public relations and promotions services company for additional consulting services in exchange for 500,000 shares of the Company's common stock valued at $345,000. The Company issued the shares in November 2005.

Through December 31, 2005 the Company released 4,963,600 shares of common stock totaling $3,125,200 in consideration of these agreements. Additionally, the Company recorded a public relations payable for approximately 420,500 additional compensation and bonus shares to be released at a future date valued at $332,100. During the three months ended March 31, 2006, 201,100 shares valued at $134,200 were released in satisfaction of this payable. The agreement expired on March 22, 2006. Therefore, accrued potential shares were not paid because price point was not reached and the agreement expired.

In October 2005, the Company entered into an agreement with Ascendiant Securities, LLC ("Ascendiant") providing that Ascendiant would act on a best-efforts basis as the Company’s financial advisor and non-exclusive placement agent in connection with the structuring, issuance and sale of the Company’s debt and equity securities for financing purposes.  The agreement, which has a term of six months, requires the Company to pay Ascendiant a cash success fee and warrants for completed transactions that The Company approves.  The  success fee is equal to ten percent of the gross proceeds from the sale of the Company’s securities; in addition, for transactions generating gross proceeds of $2,000,000 or more, the Company must issue Ascendiant 175,000 shares of the Company’s restricted common stock.  To date, no transactions have been presented to the Company by Ascendiant.

In January 2006, the Company entered into an addendum to a consulting agreement with a consultant for the sale of common stock in Europe pursuant to a trustee arrangement.  The Company agreed to pay the consultant a commission equal to three percent of the proceeds from the sale of such shares.

On January 26, 2006, the Securities and Exchange Commission declared effective the Company’s Registration Statement on Form SB-2 (File No. 33-128991), registering an aggregate of 20,000,000 shares of the Company’s common stock for sale to the public.  The Company intends to use the stock for raising capital, but to date has not entered into any arrangements for any such financing.

In February 2006, the Company entered into an extension of an agreement signed in 2003 with the above-referenced consultant for services including the coordination of investor relations in Europe.  In consideration for such extension, the Company issued to the consultant an aggregate of 100,000 free trading shares and 200,000 restricted shares of common stock valued at $126,000.

In March 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with La Jolla Cove Investors, Inc., a California corporation (“La Jolla Cove”).  Pursuant to the Agreement, La Jolla Cove agreed to purchase from the Company a 6¾% Convertible Debenture in the aggregate principal amount of $30,000 (the “Debenture). Pursuant to the agreement terms, the Company received $30,000, the purchase price of the debenture.

In connection with the Debenture, the Company issued to La Jolla Cove a Warrant to Purchase Common Stock (the “Warrant”), dated as of March 7, 2006, to purchase an aggregate of 3,000,000 shares of common stock.  Pursuant to the terms of the Warrant, the Company received $95,000 as a prepayment towards the future exercise of Warrant Shares.

In May 2006, the Company returned to La Jolla Cove the aggregate advances of $125,000.  Management believed that due to substantially modified terms proposed for the transaction by La Jolla Cove, the parties failed to agree on the material terms and conditions of this proposed transaction. The Company and La Jolla Cove subsequently mutually agreed not to pursue this transaction.

7. STOCK OPTION PLANS AND WARRANTS

The Company adopted the following plans during 1998:

Statutory Incentive Stock Option Plan

The purpose of this plan is to strengthen the Company by providing incentive stock options as a means to attract, retain and motivate corporate personnel. The options may not be granted to employees who own stock possessing more than 10% of the total combined voting power of the stock of the Company. As of December 31, 2006, 600,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2006, and changes during the period from February 26, 1998 (date of inception) to December 31, 2006 is presented in the following table:

The weighted-average fair value of statutory stock options granted during 2006 and 2005 was $0.00 and $0.00, respectively.

Compensation expense under FAS 123(R) in 2006 and APB No. 25 in 2005 relating to statutory options that became exercisable in 2006 and 2005 was $0.00 and $0.00, respectively.

Non-Statutory Incentive Stock Options Plans

The purpose of this plan is to promote the interest of the Company by providing a method whereby non-employees, advisory board members, members of the board of directors, consultants and independent contractors, who provide valuable services to the Company, may be offered incentives as rewards which will encourage them to acquire a proprietary interest in the Company. As of December 31, 2006, 2,000,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2006 and changes during the period from February 26, 1998 (date of inception) to December 31, 2006 is presented in the following table:

Shares Available For Grant	Options Outstanding	Weighted Average Exercise Price
Authorized, February 26, 1998, (date of inception)	2,000,000	--	$ --
Granted	(800,000)	800,000	0.24
Balance, December 31, 1998	1,200,000	800,000	0.24
Granted	(142,500)	142,500	0.32
Exercised	--	(31,000)	0.01
Forfeited	350,000	(350,000)	0.50
Balance, December 31, 1999	1,407,500	561,500	0.12
Granted	(382,500)	382,500	0.84
Exercised	--	(197,000)	0.06
Forfeited	--	--	--
Balance, December 31, 2000	1,025,000	747,000	0.40
Granted	(300,000)	300,000	0.29
Exercised	--	(249,000)	0.05
Forfeited	--	--	--
Balance, December 31, 2001	725,000	798,000	0.56
Granted	--	--	--
Exercised	--	(20,000)	0.07
Forfeited	--	--	0.03
Balance, December 31, 2002	725,000	778,000	0.58
Granted	--	--	--
Forfeited	75,000	(75,000)	0.32
Expired	73,000	(73,000)	0.03
Balance, December 31, 2003	873,000	630,000	0.67
Granted	--	--	--
Forfeited	--	--	--
Expired	132,500	(132,500)	0.33
Balance, December 31, 2004	1,005,500	497,500	0.76
Granted	--	--	--
Exercised	--	(70,526)	0.28
Forfeited	69,474	(69,474)	0.15
Expired	232,500	(232,500)	1.35
Balance, December 31, 2005	1,307,474	125,000	0.28
Granted	--	--	--
Exercised	--	(--)	--
Forfeited	--	(--)	--
Expired	125,000	(125,000)	0.28
Balance, December 31, 2006	1,432,474	--	$ 0.00

The weighted-average fair value of non-statutory stock options granted during 2006 and 2005 was $0.00 and $0.00, respectively.

Compensation expense under SFAS No. 123 relating to non-statutory stock options that became exercisable in 2006 and 2005 was $0.00 and $0.00, respectively.

The Company adopted the following plan during 2001:

Stock Options Plan

The purpose of this plan is to encourage selected officers and key employees to accept or continue employment with the Company, increase the interest of selected officers, directors, key employees and consultants in the Company's welfare through the participation in the growth in value of the common stock of the Company. As of December 31, 2006, 5,000,000 shares have been authorized for option grants. The Company grants both statutory and non-statutory stock options under this plan. During 2006 and 2005, the Company granted 250,000 and 150,000 statutory options, respectively, and 35,000, and 346,000 non-statutory options, respectively. As of December 31, 2006, outstanding statutory and non- statutory options total 938,000and 546,000, respectively.

A summary of the status of this plan as of December 31, 2006 and changes during the period from August 4, 2001 (date of option plan inception) to December 31, 2006 is presented in the following table:

The weighted-average fair value of non-statutory stock options granted during 2006 and 2005 was $0.16 and $0.48, respectively. The weighted-average fair value of statutory stock options granted during 2006 and 2005 was $0.16 and $0.10, respectively.

The following table summarizes information about the non-statutory and statutory stock options outstanding as of December 31, 2006:

The Company estimates the fair value of non-statutory stock options by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2006 and 2005; no dividend yield; expected volatility of 176% and 191%, risk free interest rates of 4.9% and 4.0%, expected lives of 3.1 and 1.7 years for all plan options.

Compensation expense under SFAS No. 123 relating to these stock options that became exercisable in 2006 and 2005 was $85,200 and $44,500, respectively. Compensation expense under APB No. 25 relating to these stock options that became exercisable in 2006 and 2005 was $0 and $0, respectively.

Stock Purchase Warrants

In connection with certain business transactions and debt or equity offerings, the Company has granted various warrants to purchase common stock. The following table summarizes activity relating to outstanding warrants from February 26, 1998 (date of inception) to December 31, 2006:

Warrants Outstanding		Weighted Average Exercise Price
Balance, February 26, 1998 (date if inception)	-	$	-
Granted	100,000		0.38
Balance, December 31, 1998	100,000		0.38
Granted	942,800		1.62
Balance, December 31, 1999	1,042,800		1.50
Granted	1,398,600		1.20
Exercised	(41,600)		0.34
Expired	(900,000)		1.38
Forfeited	(75,800)		2.50
Balance, December 31, 2000	1,424,000		2.36
Granted	995,500		0.25
Exercised	(595,600)		0.24
Expired	(20,000)		1.50
Forfeited	(35,600)		2.50
Balance, December 31, 2001	1,768,300		0.99
Granted	80,000		0.72
Exercised	(260,000)		0.01
Expired	(200,000)		2.42
Forfeited	--		--
Balance, December 31, 2002	1,388,300		0.95
Granted	580,000		0.17
Expired	(165,000)		0.87
Balance, December 31, 2003	1,803,300		0.71
Granted	60,000		0.16
Expired	(290,000)		0.42
Balance, December 31, 2004	1,573,300		0.74
Granted	30,000		0.73
Exercised	(413,300)		0.07
Expired	(380,000)		0.17
Balance, December 31, 2005	810,000		1.34
Granted	--		--
Exercised	--		--
Expired	--		--
Balance, December 31, 2006	810,000	$	1.34

The weighted average fair value of warrants granted during 2006 and 2005 was $0.00 and $0.47, respectively.

The following table summarizes information about warrants outstanding at December 31, 2006:

                                Weighted

                 Number          Average        Number

Range of      Outstanding       Remaining     Exercisable

Exercise         as of         Contractual       as of

Prices         12/31/06           Life         12/31/06

--------      -----------      -----------   ----------

$ 0.17 - 0.73   110,000         0.5 years      110,000

  1.50          700,000         3.0 years      700,000

              -----------                    ----------

                810,000                        810,000

              ===========                    ==========

The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2005; no dividend yield; expected volatility of 179%; risk free interest rates of 3.9%; and expected lives of 1.0 years. Compensation expense relating to warrants granted for services in 2006 and 2005 was $0.00 and $14,000.

8. INVESTMENT AGREEMENT

In June 2004, the Company entered into an Investment Agreement (the "Investment Agreement") with Dutchess Private Equities Fund II, LP ("Dutchess") effective June 28, 2004. Pursuant to the terms of the Investment Agreement, the Company may offer, through a series of puts, and Dutchess must purchase up to 38,000,000 shares of the Company's common stock with an aggregate purchase price up to $5,000,000. The purchase price of the shares is equal to 95% of the lowest closing "best bid" price (the highest posted bid price) during the five trading days immediately following the date of put. The value that the Company will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of put multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.  Pursuant to the Investment Agreement, Dutchess acquired 137,500 shares of the Company's common stock in exchange for approximately $47,300 during January 2006, 607,500 shares for approximately $175,000 during March 2006, 110,100 shares for approximately $32,900 during April 2006, 31,000 shares for $4,900 during June 2006, 284,400 shares for $50000 during July 2006, 878,500 shares for $145,300 during August 2006, 188,000 shares for $25,000 during September 2006, 246,400 shares for $31,000 during October 2006, 388,800 shares for $42,000 during November 2006, and 1,007,800 shares for approximately $90,300 during December 2005.

9. OTHER RECEIVABLES, NET

Termination agreement - In January 2001, the Company entered into a Financial Consulting Services Agreement with an entity whereby the entity agreed to provide financial consulting services for one year in exchange for 200,000 restricted shares of the Company's common stock. In conjunction with that agreement, the Company also entered into a second Financial Consulting Services Agreement with three individuals whereby the individuals agreed to provide financial consulting services for one year in exchange for 510,000 unrestricted shares of the Company's common stock. These two agreements will hereafter be collectively referred to as the "Consulting Agreements" while both the entity and individuals will hereafter be collectively referred to as the "Consultants". In January 2001, the Company issued 710,000 shares of the Company's common stock as pertaining to the Consulting Agreements.

In August 2001, the Company entered into a Termination Agreement (the "Termination") with the Consultants, whereby both parties agreed to terminate the Consulting Agreements. As a material inducement to the Company and Consultants to enter into the Termination, the Consultants agreed to return all 710,000 shares of the Company's common stock in exchange for 150,000 shares of the Company's common stock with a fair value totaling $177,000.

In August 2001, the Company received and cancelled 200,000 shares from the Consultant, while the remaining 510,000 shares remain outstanding. The 710,000 shares were originally expensed in the amount of $554,500 as stock based compensation in January 2001. As no services were performed by the Consultants, the Company reversed the entire expense of $554,500 while recording an other receivable of $398,300 for the 510,000 outstanding shares. As the collection of the shares is uncertain, the Company has fully allowed for the $398,300 as of December 31, 2003.

10. NOTE PAYABLE

In March 2006, the Company entered into a loan agreement with an independent lender.  The lender agreed to loan the Company an amount based on 50% of the value of a portfolio of 500,000 shares of the Company’s common stock (approximately $75,000).  These shares are held as collateral only. The lender received a loan fee equal to five percent of the gross loan proceeds (approximately $3,700). The conversion feature related to the note payable was recorded as a discount of $75,000 and $19,800 of this discount was accreted during the year ended December 31, 2006. The agreement calls for interest payment of 4.99% annual rate of the loan amount payable quarterly for period three years. At maturity, the Company has the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions or renew the loan under certain conditions, or forfeit the shares and not repay the loan. The loan had a balance of $75,000 as of December 31, 2006 and is set to mature on March 6, 2009.

In November 2006, the Company entered into a loan transaction with Dutchess Private Equities, LP (“Dutchess”), and issued to Dutchess a Promissory Note (“Note”) with a face value of $1,200,000, with net proceeds to the Company from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%.  The Note matures on August 31, 2007. Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from Puts, issued by the Company as collateral. 30 such Puts were issued and are to be used only in the case of a default under the terms of the loan agreement. If the Note’s face value is not paid off by maturity, the Company will be required to pay an additional 10% on the face value of the Note, plus 2.5% per month, compounded daily, until the Note is paid off. The Company may be required to pay penalties if certain obligations under the Note are not met.  If the Company raises financing of more than $2,000,000, Dutchess may require that the Company use the balance of any amount over $2,000,000 to pay any amounts due on the Note. The Company issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement. Additional shares of 500,000 shares will be required each time an eligible registration statement is filed and the shares are not included.

In November 2006, the Company entered into a finance agreement for payment of its D&O insurance.  The total amount financed was $53,700 at an annual percentage rate of 9.29%. The agreement calls for monthly payments of approximately $6,200 per month through July 2007. The balance payable as of December 31, 2006 was $35,800. Prepaid expenses as of December 31, 2006 include $56,800 pertaining to the D&O insurance.

11. ETHANOL AGREEMENTS

In September 2006, the Company and its wholly-owned subsidiary, HBS BioEnergy (“HBS Bio), entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”).  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.  In consideration for the options, HBS Bio will issue fifty thousand (50,000) shares of the Company’s common stock to EXL, which were placed in escrow in October 2006, and reimburse EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

The Company and HBS Bio also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to 3,450,000 shares of the Company’s common stock, which was placed in escrow in October 2006.  The Escrow Agreement provides that 1,000,000 shares of HBS common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

Under the Consulting Services Agreement, the facilities will be funded by the Company according to a schedule, with $300,000 due upon closing of the Asset Purchase Agreement and additional amounts upon completion of certain milestones thereafter.  The Company will contribute $150,000 upon completing the following milestones: (1) raw product supply agreement for the first plant; (2) environmental services agreement for the first plant; (3) risk management agreement for the first plant; and (4) distilled grain marketing agreement for the first plant.  The Company will contribute an additional $150,000 upon completing the following milestones: (1) ethanol off take agreement for the first plant; (2) preliminary engineering study for the first plant; (3) land use permit submittal for the first plant; (4) environmental permits submittal for the first plant; (5) financial advisory services agreement or letter of interest from financial entity; (6) land option agreement for the second plant; and (7) fuel supply agreement for the first plant.  The Company will contribute an additional $400,000 upon reaching the following milestones: (1) utility services agreement for the first plant; (2) Phase I engineering and environmental for the first plant; (3) raw product supply agreement for the second plant; (4) environmental services agreement for the second plant; (5) risk management agreement for the second plant; and (6) distilled grain marketing agreement for the second plant.  The Company will contribute an additional $450,000 upon reaching the following milestones: (1) EPC Agreement and Phase II engineering for the first plant; (2) fuel supply agreement for the second plant; (3) utility services agreement for the second plant; (4) ethanol off take agreement for the second plant; (5) environmental permits submittal for the second plant; (6) preliminary engineering study for the second plant; (7) land use permit submittal for the second plant; (8) Phase I engineering and environmental studies for the second plant; (9) long term equity commitment for first plant (10) long term debt commitment for the first plant; (11) issuance of authority to construct permits for the first plant; and (12) final funding documentation for the first plant.  Finally, the Company will contribute $400,000 upon completing the following milestones: (1) EPC Agreement and Phase II engineering for the second plant; (2) long term equity commitment for the second plant; (3) long term debt commitment for the second plant; (4) final environmental permits for the second plant; (5) authority to construct permits for the second plant; and (6) final funding documentation for the second plant.

12. COMMITMENTS AND CONTINGENCIES

Legal proceedings - On August 7, 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission announced they were bringing securities fraud charges against the Company and Harry Masuda, the Company's Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in a 1999 and 2000 private placement. The allegations generally charge the Company and Mr. Masuda with the failure to adequately disclose to investors in these private placements a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company. The Company believes the charges are unwarranted, and that the issues involved in this matter were resolved during 2000 to the full satisfaction of all investors. There can be no assurance that Mr. Masuda will be able to continue to serve as the Company’s Chief Executive Officer in the event that the Securities and Exchange Commission receives the remedies that it seeks.   In January 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda at the end of the 18-month deferred prosecution term, which ended in July 2006.  The civil case against the Company has been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term.

Operating leases – During 2006 the Company entered into an operating lease for its research facility in Michigan. The facility was occupied and the lease commenced in March 2007. There was no rent expense under the lease for the year ended December 31, 2006. Future minimum payments under the lease are approximately as follows:

13. SUBSEQUENT EVENTS

In January 2007, the Company issued 166,666 shares of the Company’s common stock pursuant to that loan agreement signed in March 2006 with an independent lender. The additional shares were issued to the lender to adhere to the collateral requirement called for in the agreement to maintain a fair market value of the collateral of at least 80% of the amount of the loan amount. The Company would forfeit the initial 500,000 shares held as collateral if the Company chose not to make up the discrepancy.

In January 2007, the Company issued a letter of credit for $50,000 pursuant to a 45 day standstill agreement on property in Central California suitable for a planned ethanol and energy park/dairy project. Upon expiration of the standstill agreement the $50,000 was paid. No final agreement has been reached.

In January 2007, the Company sold the shares of Langley referred to in Note 4, at a loss of $7,600 from the fair value at December 31, 2006.

In February 2007, The Company formed a joint venture to build an energy park which will utilize waste from surrounding dairies to provide power needed to fuel a proposed ethanol plant. In connection with the joint venture, the Company placed 1 million shares of its common stock in escrow. The shares will be released to the Principals of the joint venture partner upon reaching certain milestones.

In March 2007, the Company received a loan of $500,000 from a member of its Board of Directors and his wife. The loan is for a term of two years commencing March 21, 2007, with interest only payable monthly at 9.25% and principle payable at the end of the term.  In connection with the loan, the Company will issue 100,000 shares of restricted stock and warrants to purchase 900,000 shares of common stock at $0.30 per share. The warrants expire in four years. The Company will escrow 2.5 million shares of its common stock as partial collateral, which will be returned to the Company upon payment of the loan.

HUMAN BIOSYSTEMS

20,000,000 Shares of

Common Stock

________________________

PROSPECTUS

________________________

July 11, 2007